Exhibit 10.2

Execution Version

FACILITY AGREEMENT

dated as of January 5, 2018

by and among

Melinta Therapeutics, Inc.,

as the Borrower,

the other Loan Parties party hereto from time to time,

the Lenders

and

Cortland Capital Market Services LLC,

as Agent for itself and the Lenders

i

Section 6.5	Successors and Assigns	75
Section 6.6	Entire Agreement; Amendments	75
Section 6.7	Severability	77
Section 6.8	Counterparts	77
Section 6.9	Survival	77
Section 6.10	No Waiver	78
Section 6.11	Indemnity	78
Section 6.12	No Usury	79
Section 6.13	Specific Performance	80
Section 6.14	Further Assurances	80
Section 6.15	Agent	80
Section 6.16	USA Patriot Act	83
Section 6.17	Placement Agent	83
Section 6.18	Independent Nature of Secured Parties	83
Section 6.19	Joint and Several	84
Section 6.20	No Third Parties Benefited	84
Section 6.21	Binding Effect	84
Section 6.22	Marshaling; Payments Set Aside	84
Section 6.23	No Waiver; Cumulative Remedies	85
Section 6.24	Right of Setoff	85
Section 6.25	Sharing of Payments, Etc.	85
Section 6.26	Other Services	85

Annexes

Annex A	Initial Disbursement Amount, Subsequent Disbursement Commitment and Warrants

Schedules

Schedule P-1	Existing Investments
Schedule 2.4	List of Agreement Date Lenders and Such Lenders’ Wire Instructions and Information for Notices
Schedule 3.1(d)	Existing Liens
Schedule 3.1(f)	Existing Indebtedness
Schedule 3.1(m)	Real Estate
Schedule 3.1(q)	Exclusive Rights Related to Services
Schedule 3.1(w)	Borrower’s Subsidiaries
Schedule 3.1(x)	Dividends
Schedule 3.1(y)	Borrower’s Outstanding Shares of Stock, Options and Warrants
Schedule 3.1(z)	Margin Stock
Schedule 3.1(cc)	Environmental
Schedule 3.1(ee)	Labor Relations
Schedule 3.1(ff)	Jurisdiction of Organization, Legal Name, Organizational Identification Number and Chief Executive Office
Schedule 3.1(gg)	Deposit Accounts and Other Accounts
Schedule 3.1(uu)	Registrations
Schedule 3.1(aaa)	Exclusive Rights Related to Products
Schedule 3.1(ww)	Regulatory Matters
Schedule 3.1(xx)	Inspections and Investigations
Schedule 3.1(bbb)	Products

ii

Schedule 5.1(w)	Post-Closing Obligations

Exhibits

Exhibit A-1	Form of Initial Disbursement Note
Exhibit A-2	Form of Subsequent Disbursement Note
Exhibit B	Form of Perfection Certificate
Exhibit C	Form of Warrant
Exhibit D	Closing Checklist
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Royalty Agreement
Exhibit G	Stock Purchase Agreement
Exhibit H	Form of Compliance Certificate
Exhibit I	Form of Assignment and Assumption
Exhibit J	Form of Subsequent Disbursement Certificate
Exhibit 2.7	Share Payment Provisions

iii

FACILITY AGREEMENT

FACILITY AGREEMENT (this “Agreement”), dated as of January 5, 2018, by and among Melinta Therapeutics, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties (as defined below) party hereto from time to time, the lenders set forth on the signature page of this Agreement (together with their successors and permitted assigns, the “Lenders”), Cortland Capital Market Services LLC, a Delaware limited liability company (“Cortland”), as agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Agent,” and, together with the Lenders, the Borrower and the other Loan Parties party hereto, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders extend certain term, delayed draw term and other loans to the Borrower to provide funds necessary (i) to fund a portion of the purchase price of the Agreement Date Acquisition, (ii) to refinance certain of the existing Indebtedness of the Loan Parties, (iii) to fund Permitted Acquisitions, (iv) to provide funds for the Borrower’s working capital and general corporate purposes, and (v) to pay a portion of the fees, costs and expenses related to this Agreement;

WHEREAS, Borrower desires to secure all of the Obligations by granting to Agent, for the benefit of the Secured Parties, a first priority perfected Lien upon the Collateral; and

WHEREAS, each of the Loan Parties is willing to guaranty all of the Obligations, and to grant to Agent, for the benefit of the Secured Parties, a first priority perfected Lien upon the Collateral, including all of the issued and outstanding Stock of its direct Subsidiaries (other than Excluded Foreign Subsidiaries to the extent permitted under this Agreement) which are held by a Loan Party.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Acquisition Consideration” has the meaning set forth in the definition of “Permitted Acquisitions.”

“Additional Amounts” has the meaning set forth in Section 2.5(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly:

(a) controls, or is controlled by, or is under common control with, such Person; or

(b) is a general partner, manager or managing member of such Person.

Without limiting the foregoing, a Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, no Secured Party shall be deemed an Affiliate of the Borrower or any of its Subsidiaries.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agent Fee Letter” means that certain fee letter agreement dated as of the Agreement Date by and between Borrower and Agent.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement Date” means the date of this Agreement.

“Agreement Date Acquired Assets” means the “Acquired Assets” (as defined in the Agreement Date Acquisition Agreement (without giving effect to any amendments, restatements, supplements or other modifications thereto)).

“Agreement Date Acquisition” means the acquisition by Borrower of the assets of the Agreement Date Acquisition Sellers and the Stock of certain of the Agreement Date Acquisition Sellers on the Acquisition Date pursuant to the terms of the Agreement Date Acquisition Documents.

“Agreement Date Acquisition Agreement” means that certain Purchase and Sale Agreement dated as of November 28, 2017, by and among the Borrower and The Medicines Company, a Delaware corporation, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted by the terms hereof.

“Agreement Date Acquisition Documents” means the Agreement Date Acquisition Agreement and each other document, instrument and agreement executed in connection therewith, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited by the terms hereof.

“Agreement Date Acquisition Sellers” means The Medicines Company, a Delaware corporation, and its Subsidiaries that are either party to any Transfer Document (as defined in the Agreement Date Acquisition Agreement) or transferring any of their assets pursuant to any Agreement Date Acquisition Document.

“Agreement Date Acquisition Shares” means, collectively, the shares of Common Stock to be issued pursuant to the Agreement Date Acquisition Agreement and any shares of Common Stock issued or issuable in connection with (or otherwise substantially contemporaneously with the consummation of) the Agreement Date Acquisition, including for purposes of the financing thereof, excluding the shares of Common Stock issuable pursuant to the Loan Documents.

“Announcing Form 8-K” has the meaning set forth in Section 5.1(q).

“Annualized Net Sales” means, without duplication, the result of (a) for the two fiscal quarters of the Borrower for which (y) quarterly financial statements of the Borrower and its Subsidiaries (or any other statement, report or document containing the following information or amounts in this clause (a) of this definition) have been either delivered to Agent and/or the Lenders (subject to Section 5.1(r), or filed with the SEC, pursuant to Section 5.1(h) (or otherwise) and(z) solely to the extent such two fiscal quarter period is different from the one in clause (a)(y) above, such information or amounts below in this clause (a) are known, available or could be reasonably and readily available to the Borrower or any of its Affiliates or any of their accountants, auditors, agents or representatives, in each case of clause (y) and clause (z), that have most recently occurred prior to the making of the first Subsequent Disbursement, the sum of (i) the aggregate gross amount for such period invoiced by or on behalf of the Borrower or any of its Subsidiaries for products sold globally in bona fide, arm’s length transactions; less, for such period: (ii) (A) deductions for trade, (B) discounts, rebates, chargebacks and credits, (C) allowances, (D) taxes, (E) duties, (F) governmental tariffs, (G) freight, shipping and freight insurance costs and charges, (H) returns and (I) recalls; multiplied by (b) two. For the avoidance of doubt, the amounts set forth in clause (a) of this definition shall take into account, on a pro forma basis, such amounts generated by the Agreement Date Acquired Assets for any fiscal quarter of the Borrower that is covered in clause (a) of this definition that occurs prior to the Agreement Date.

“Anti-Corruption Laws” has the meaning set forth in Section 3.1(jj).

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.1(jj).

“Applicable Laws” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject.

“Assignment and Assumption” means, an assignment and assumption agreement entered into by a Lender and an assignee, substantially in the form of Exhibit I or any other form reasonably approved by the Agent.

“Authorization” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, clearance, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject (including all Registrations), and any supplements or amendments with respect to the foregoing.

“Authorized Officer” means the chief executive officer, the president or the chief financial officer of the Borrower or any other officer having substantially the same authority and responsibility.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” means a day other than Saturday or Sunday on which banks are open for business in New York, New York.

“Capital Lease” means, with respect to any Person, any lease of or other arrangement conveying the right to use, any property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any United States dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed one year.

“Change of Control” means (a) except as otherwise expressly permitted under this Agreement, at any time at any time the Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock of any of its Subsidiaries (measured both on a fully diluted basis and not on a fully diluted basis), (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Vatera Healthcare Partners LLC and its Affiliates, is or shall at any time become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act except that a person or group shall be deemed to have “beneficial ownership” of all Stock that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “Option Right”)), directly or indirectly, of 30% or more on an issued and outstanding basis of the voting interests in the Borrower’s Stock (taking into account all such securities that such person or group has the right to acquire pursuant to any Option Right), (c) Vatera Healthcare Partners LLC and/or any of its Affiliates, individually or collectively, shall at any time become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, directly or indirectly, of 50% or more of the voting interests in the Borrower’s Stock (measured on a fully diluted basis and taking into account all such securities that Vatera Health Partners LLC and its Affiliates has the right to acquire pursuant to any Option Right), (d) a sale of all or substantially all of the assets of the Borrower (including, for the avoidance of doubt, the sale of all or substantially all of the assets of the Subsidiaries of the Borrower) or of the Borrower’s Stock shall occur or be consummated, (e) the consummation of a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding Stock of the Borrower, or (f) a “change of control” however so defined in any document, agreement or instrument governing or evidencing any Indebtedness or, in each case, any term of similar effect, shall occur.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Collateral” has the meaning given to it in the Security Agreement.

“Commitment Letter” means that certain commitment letter dated as of November 28, 2017, by and between the Borrower and Deerfield Private Design Fund IV, L.P.

“Common Stock” means the common stock of the Borrower, $0.001 par value per share.

“Compliance Certificate” means a certificate in substantially the form of Exhibit H signed by the chief executive officer (or Person with equivalent duties) of the Borrower that is reasonably satisfactory to Agent and the Required Lenders.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Agent and the Lenders, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent (for the benefit of the Secured Parties).

“Convertible Securities” means any Stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

“Default” means any event which, with the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Disbursement” means the Initial Disbursement and/or any Subsequent Disbursement.

“Disbursement Date” means the date that any Disbursement is funded by the applicable Lenders.

“Dispose” and “Disposition” mean (a) the sale, lease, conveyance or other disposition of any assets or property and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any Stock issued by any Subsidiary of the Borrower.

“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year and one day following the Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the occurrence of the Facility Termination Date), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case, at any time on or prior to the date that is one year and one day following the Maturity Date at the time such Stock was issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is one year and one day following the Maturity Date.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“DTC” has the meaning set forth in Section 3.1(qq).

“EBITDA” means, for any period, net income (or loss) for the applicable period of measurement of any Person and any applicable Subsidiaries (together with the other Persons whose income or loss is taken into account as provided below in determining EBITDA) (such Person, such Subsidiaries and such other Persons, collectively, the “Subject Persons”) on a consolidated basis, determined in accordance with GAAP, without duplication of any item described below (and the term “duplication” shall include any cash reimbursement for any loss or expense or other item for which an add-back is provided below), to the extent taken into account in the calculation of net income (or loss) for such period:

(a) less the income (or plus the loss) of any Person which is not a Subsidiary of a Subject Person, except to the extent of the amount of dividends or other distributions actually paid to the Subject Persons in cash or Cash Equivalents by such Person, provided the payment of dividends or similar distributions by that Person was not at the time subject to the consent of a third party or prohibited by operation of the terms of that Person’s charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person,

(b) except in connection with determining whether a Target’s EBITDA will be accretive to, and will not have a negative impact on, the EBITDA of the Borrower and its Subsidiaries pursuant to clause (h) of the definition of “Permitted Acquisition”, less the income (or plus the loss) of any Person accrued prior to the date it becomes a Subsidiary of a Subject Person or is merged into or consolidated with a Subject Person or that Person’s assets are acquired by a Subject Person,

(c) less the proceeds of any insurance,

(d) less gains (or plus losses) from the Disposition of assets or property not in the ordinary course of business of such Subject Persons, and related tax effects in accordance with GAAP,

(e) less any other extraordinary gains (or plus any other extraordinary losses) of such Subject Persons, and related tax effects, in accordance with GAAP (as defined in GAAP prior to the effectiveness of FASB ASU 2015-01),

(f) less income tax refunds received in excess of income tax liabilities,

(g) less income (or plus the loss) from the early extinguishment of Indebtedness, net of related tax effects,

(h) Plus, without duplication, solely to the extent already taken into account in the calculation of net income (or loss) for such period:

(1) depreciation and amortization,

(2) Net Interest Expense,

(3) all Taxes on or measured by income (excluding income tax refunds), and

(4) all non-cash losses or charges (or minus non-cash income or gain), including non-cash adjustments resulting from the application of purchase accounting, non-cash expenses arising from grants of Stock appreciation rights, Stock options or restricted Stock, non-cash impairment of good will and other long term intangible assets, unrealized non-cash losses (or minus unrealized non- cash gains) under Swap Contracts, unrealized non-cash losses (or minus unrealized non-cash gains) in such period due solely to fluctuations in currency values, but excluding any non-cash loss or non-cash charge (A) where there were cash losses or charges with respect to such losses or charges in past periods (B) that is an accrual of a reserve for a cash loss, charge, expenditure or payment to be made, or anticipated to be made, in a future period or there is a reasonable expectation that there will be cash losses or charges with respect to such losses or charges in future periods or (C) relating to a write-down, write off or reserve with respect to accounts receivable, Inventory or current assets.

Notwithstanding anything to the contrary in the Loan Documents, EBITDA shall be calculated to give effect to any asset sales, divestitures or other dispositions at any time on or after the first day of the measurement period and prior to the date of determination, as if such asset sales, divestitures or other dispositions had been effected on the first day of such measurement period.

“EDGAR” has the meaning set forth in Section 3.1(s).

“Eligible Market” means the New York Stock Exchange, Inc., the NYSE American, the NASDAQ Capital Market, the NASDAQ Global Market (“NASDAQ GM”) or the NASDAQ Global Select Market or, in each case, any successor thereto.

“Employee” means any employee of any Loan Party, any Subsidiary of any Loan Party or any Target.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), which any Loan Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Loan Party (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be an employee benefit plan of such Loan Party) or for which it has or could reasonably be expected to have liability (including as an ERISA Affiliate).

“Environmental Laws” means all Applicable Laws, Authorizations and permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of removal and remedial actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and attorneys’ costs) that may be imposed on, incurred by or asserted against any Loan Party or any Subsidiary of any Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law resulting from the ownership, lease, sublease or other operation or occupation of property by any Loan Party or any Subsidiary of any Loan Party, whether on, prior or after the date hereof.

“Equity Financing Agreements” means any agreements or instruments pursuant to which any of the Agreement Date Acquisition Shares are issued or issuable (other than the Agreement Date Acquisition Agreement).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and applicable published guidance thereunder.

“ERISA Affiliate” means with respect to any Loan Party, any Loan Party and any trade or business which, together with such Loan Party, is treated as a single employer within the meaning of Code Section 414 (b) or (c) or Section 4001 of ERISA or, solely for purposes of Sections 302 and 303 of ERISA or Code Section 412 or Section 430, is treated as a single employer within the meaning of Code Section 414(b), (c), (m) or (o).

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(c) of ERISA (unless the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate, within the meaning of Section 4201 of ERISA, from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure by any ERISA Affiliate to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of an Employee Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Applicable Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any Liability upon any ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent.

“Exercise Price” has the meaning provided therefor in the Warrants.

“Event of Default” has the meaning set forth in Section 5.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Accounts” has the meaning set forth in Section 5.1(k).

“Excluded Foreign Subsidiary” means (a) any Foreign Subsidiary which is a controlled foreign corporation (as defined in the Code) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness (other than the Obligations) of a Loan Party, or (b) a Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a).

“Excluded Taxes” means with respect to any Lender, (a) Taxes imposed on (or measured by) such Lender’s net income, franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Lender being organized under the laws of, or having its principal office, or applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) any United States federal withholding Tax imposed on amounts payable to such Lender under the laws in effect at the time such Lender becomes a party to this Agreement or such Lender changes its lending office, except to the extent such Lender acquired its interest in the Loan from a transferor that was entitled, immediately before such transfer, to receive Additional Amounts with respect to such withholding Tax pursuant to Section 2.5(a) or was itself so entitled immediately before changing its lending office, (c) any United States federal withholding Tax imposed on amounts payable to such Lender directly as a result of such Lender’s failure to comply with Section 2.5(d) other than as a result of a change in law occurring subsequent to the date such Lender became a party to this Agreement, or (d) any United States federal withholding Tax imposed on amounts payable to such Lender under FATCA.

“Exit Fee” has the meaning set forth in Section 2.3(c).

“Facility Termination Date” has the meaning set forth in Section 2.3(a).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements entered into with respect to the foregoing.

“FCPA” has the meaning set forth in Section 3.1(jj).

“FDA” means the United States Food and Drug Administration and any successor thereto.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any entity succeeding to any of its principal functions.

“Final Payment” means such amount as may be necessary to repay the outstanding principal amount of the Loans and any other amounts (including the Obligations) owing by the Borrower and the other Loan Parties to the Secured Parties pursuant to the Loan Documents.

“Foreign Benefit Plan” means any Employee Benefit Plan that is subject to the laws or a jurisdiction outside the United States, including those mandated by a government other than the United States of America.

“Foreign Lender” has the meaning set forth in Section 2.5(d).

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is not a Domestic Subsidiary.

“Form 10-K” means an annual report on Form 10-K (or successor form thereto), as required to be filed pursuant to the Exchange Act.

“Form 10-Q” means a quarterly report on Form 10-Q (or successor form thereto), as required to be filed pursuant to the Exchange Act.

“GAAP” means generally accepted accounting principles consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), in each case, subject to the provisions of Section 1.5.

“Governmental Authority” means any nation, sovereign, government, quasi-governmental agency, governmental department, ministry, cabinet, commission, board, bureau, agency, court, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal or administrative or public body or entity, whether domestic or foreign, federal, state, local or other political subdivision thereof, having jurisdiction over the matter or matters and Person or Persons in question or having the authority to exercise executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, securities exchange, regulatory body, arbitrator, public sector entity, supra-national entity and any self-regulatory organization. The term “Governmental Authority” shall further include any institutional review board, ethics committee, data monitoring committee or other committee or Person with defined authority to oversee Regulatory Matters.

“Guarantor” means each Subsidiary of the Borrower (other than any Excluded Foreign Subsidiary) or other Person who provides a guaranty of the Obligations under the Security Agreement or other Loan Document.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder.

“Indebtedness” means the following with respect to any Person:

(i) all indebtedness for borrowed money of such Person;

(ii) the deferred purchase price of assets or services (other than trade payables entered into in the ordinary course of business and which are not more than 90 days past due) of such Person, including earn-outs, which in accordance with GAAP should be shown to be a liability on the balance sheet and have not been paid on or prior to the date due;

(iii) all guarantees of Indebtedness by such Person;

(iv) the face amount of all letters of credit issued or acceptance facilities established for the account of such Person (or for which such Person is liable), including without duplication, all drafts drawn thereunder;

(v) all Capital Lease Obligations of such Person;

(vi) all indebtedness (including Indebtedness of other types covered by the other clauses of this definition) of such Person or another Person secured by any Lien on any assets or property of such Person, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by such Person, being measured as the lower of (y) fair market value of such property and (z) the amount of the indebtedness secured);

(vii) indebtedness created or arising under any conditional sale or title retention agreement, or incurred as financing, in either case with respect to assets or property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such assets or property);

(viii) all obligations of such Persons evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

(ix) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends;

(x) all direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such Indebtedness will be protected (in whole or in part) against loss with respect thereto;

(xi) all direct or indirect liability, contingent or otherwise, of such Person under Swap Contracts (to the extent such amount can actually be calculated or determined with certainty at the time of any such determination, calculated on a net basis);

(xii) all direct or indirect liability, contingent or otherwise, of such Person to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; and

(xiii) all direct or indirect liability, contingent or otherwise, of such Person for the Indebtedness of another Person through any agreement to purchase, repurchase or otherwise acquire such Indebtedness or any assets or property constituting security therefor, to provide funds for the payment or discharge of such Indebtedness or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person.

“Indemnified Person” has the meaning set forth in Section 6.11(a).

“Indemnified Taxes” means (a) any Tax imposed on or with respect to any payments made by or on account of any Obligation of any Loan Party under any Loan Document, other than an Excluded Tax, and (b) to the extent not otherwise described in clause (a) above in this definition, Other Taxes.

“Indemnity” has the meaning set forth in Section 6.11(a).

“Initial Disbursement” has the meaning set forth in Section 2.2(a).

“Initial Disbursement Date” means the Distribution Date of the Initial Disbursement.

“Initial Disbursement Request” means that certain disbursement request dated as of the Agreement Date, including the funds flow documentation attached thereto, delivered by the Borrower to the Agent and the Lenders on the Agreement Date.

“Intellectual Property” has the meaning set forth in Section 3.1(n).

“Interest Payment Date” has the meaning set forth in Section 2.7.

“Interest Payment Shares” means any shares of Common Stock issued or issuable pursuant to Section 2.7 and Exhibit 2.7.

“Interest Rate” means (a) 11.75% per annum for the principal amount of the Initial Disbursement and any overdue interest thereon and (b) 14.75% per annum for the principal amount of the Subsequent Disbursements and any overdue interest thereon.

“Internal Controls” has the meaning set forth in Section 3.1(u).

“Investment” has the meaning set forth in Section 5.2(e).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IP” has the meaning set forth in Section 3.1(n).

“IRS” means the United States Internal Revenue Service.

“Latest Balance Sheet” has the meaning set forth in Section 3.1(t).

“Lenders” has the meaning set forth in the preamble to this Agreement.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind.

“Loan” means any loan made available from time to time by the Lenders to the Borrower pursuant to this Agreement or any other Loan Document or, as the context may require, the principal amount thereof from time to time outstanding. “Loan” shall include any funded Disbursement.

“Loan Documents” means this Agreement, the Notes, the Security Agreement, the Initial Disbursement Request, each Perfection Certificate, each Compliance Certificate, any Revolving Credit Facility Intercreditor Agreement (and any other subordination or intercreditor agreement entered into by any Secured Party with respect to any Indebtedness permitted under the Loan Documents), the Stock Purchase Agreement, the Warrants, the Registration Rights Agreement, the Royalty Agreement, the Agent Fee Letter, any solvency certificate and other documents, agreements and instruments delivered in connection with any of the foregoing and dated the Agreement Date or subsequent thereto, whether or not specifically mentioned herein or therein, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Loan Notes” means any Loan Note issued to any of the Lenders evidencing any Initial Disbursement funded by such Lenders in the form attached hereto as Exhibit A-1, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means the collective reference to the Borrower and all of the Guarantors.

“Loss” has the meaning set forth in Section 6.11(a).

“LTM Net Sales” means, without duplication, for the trailing four fiscal quarter period ending as of the end of each fiscal year of the Borrower, the sum of (a) the aggregate gross amount invoiced by or on behalf of the Borrower or any of its Subsidiaries for products sold globally in bona fide, arm’s length transactions; less: (b) (i) deductions for trade, (ii) discounts, rebates, chargebacks and credits, (iii) allowances, (iv) taxes, (v) duties, (vi) governmental tariffs, (vii) freight, shipping and freight insurance costs and charges, (viii) returns and (ix) recalls.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, financial condition or assets of the Loan Parties and their Subsidiaries, taken as a whole, (b) the validity or enforceability of any material provision of this Agreement, the Notes, the Security Agreement, the Stock Purchase Agreement, the Warrants, the Registration Rights Agreement, the Royalty Agreement, the Agent Fee Letter, any Revolving Credit Facility Intercreditor Agreement, any other subordination or intercreditor agreement that is a Loan Document or any other material Loan Document, (c) the ability of the Loan Parties to timely perform the Obligations, (d) the creation, perfection or, subject to Permitted Liens (solely to the extent any such Permitted Liens are expressly permitted under this Agreement to have priority over the Liens granted under the Loan Documents), priority of any of the Liens granted under the Loan Documents (other than as a result of the failure of Agent to take any action within its control), or (e) any of the rights and remedies of the Secured Parties under the Loan Documents.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $500,000 in the aggregate.

“Maturity Date” means (a) with respect to the Initial Disbursement, January 5, 2024 and (b) with respect to any Subsequent Disbursement, the sixth anniversary of the date the first Subsequent Disbursement is made by any Lender.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has, or could reasonably be expected to have, any obligation or Liabilities (including under Section 4212 of ERISA).

“Necessary Documents” has the meaning set forth in Section 3.1(l).

“Net Interest Expense” means for the Subject Persons for any period:

(a) gross interest expense (including that attributable to Capital Lease Obligations) for such period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments and net amounts paid or payable and/or received or receivable under permitted Swap Contracts in respect of interest rates) for the Borrower and its Subsidiaries on a consolidated basis, less

(b) interest income for such period.

“Notes” means the Loan Notes and the Subsequent Disbursement Notes.

“Obligations” means all Loans and Disbursements, interests, fees (including any Prepayment Fees), expenses, costs, liabilities, indebtedness and other obligations (monetary (including post-petition interest, costs, fees, expenses and other amounts, whether allowed or not) or otherwise) of (or owed by) the Borrower and the other Loan Parties under or in connection with the Loan Documents, in each case howsoever created, arising or evidenced, whether direct or indirect (including those acquired by assignment), absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” has the meaning set forth in Section 3.1(jj).

“OID” means original issue discount.

“Option Right” has the meaning set forth in the definition of “Change of Control”.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) for any other entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar or equivalent persons or Persons, or the designation, amount or relative rights, limitations and preference of the Stock of such entity.

“Other Connection Taxes” means with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (except a connection arising solely from such Lender having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, registration, transfer or enforcement of, or otherwise with respect to, any Loan Document.

“Parties” has the meaning set forth in the preamble to this Agreement.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” means each perfection certificate executed or delivered by any Loan Party or any of its Subsidiaries to any Secured Party in substantially the form of Exhibit B.

“Permitted Acquisition” means any Acquisition (other than the Agreement Date Acquisition) by a Loan Party of all of the Stock of a Target (subject to any local law requirements regarding qualifying shares) or all or substantially all of the assets of a Target, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) the Borrower shall have delivered each of the following to Agent (and the Agent will deliver to the Lenders on the same date):

(i) subject to Section 5.1(r), (A) as soon as available, executed copies of the Acquisition agreement and all material agreements and documents pursuant to which such Acquisition is to be consummated; provided that, no later than the third (3rd) Business Day following the date of such Acquisition documents, the Borrower shall file a current report on Form 8-K with the SEC describing the terms of the transaction contemplated by such Acquisition documents, including such Acquisition documents as exhibits thereto and disclosing any other material non-public information provided to any of the Secured Parties in connection with such Acquisition (or otherwise); and

(ii) to the extent required to be delivered to (and permitted to be shared by) a Loan Party pursuant to the applicable Acquisition agreement, all required material regulatory and third party approvals;

(b) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the holders of Stock of the Target;

(c) no Default or Event of Default shall exist at the time of the consummation of such Acquisition or after giving effect to such Acquisition and all other transactions contemplated by the applicable Acquisition documents;

(d) the total consideration paid or payable (including all transaction costs, Indebtedness incurred, assumed and/or reflected on a consolidated balance sheet of the Loan Parties and their Subsidiaries after giving effect to such Acquisition and the maximum amount of all deferred payments, including earn-outs) (such amounts, collectively, the “Acquisition Consideration”) for all Acquisitions consummated during the term of this Agreement shall not exceed $50,000,000 in the aggregate for all such Acquisitions;

(e) (i) the Target, the Target’s Subsidiaries and their respective assets and properties and the Stock of the Target and the Target’s Subsidiaries shall be in compliance with Section 5.1(l) and the provision of the Security Agreement and the other Loan Documents and all actions in connection therewith shall have been taken and completed in a manner reasonably acceptable to Agent and the Required Lenders, (ii) to the extent required by the Loan Documents, the Target and its Subsidiaries shall have become Guarantors under the Loan Documents and have executed and delivered such documents reasonably requested by Agent or the Required Lenders in connection therewith and (iii) all other actions shall have been taken that are necessary or reasonably requested by Agent or the Required Lenders to (A) to the extent required by the Loan Documents, provide a first priority Lien to Agent (for the benefit of the Secured Parties) in the assets and properties of the Target and its Subsidiaries and the Stock of the Target and its Subsidiaries and (B) effectuate the foregoing in this clause (e);

(f) all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with all Applicable Laws and all applicable Authorizations shall have been obtained;

(g) the Target shall be in the same business or lines of business in which the Borrower and its Subsidiaries are engaged as of the Agreement Date or a business or line of business substantially related thereto or reasonably complementary thereof;

(h) immediately prior to, at the time of, and after giving effect to, such Acquisition and all other transactions contemplated by the applicable Acquisition documents, the Target and its Subsidiaries that are being acquired in such Acquisition have (i) positive EBITDA for the most recent twelve month period ending prior to the date of the consummation of such Acquisition for the later of (A) the period for which financial statements are available to the Loan Parties and their Affiliates or the Secured Parties and (B) the period that ended at least one year prior to the consummation of such Acquisition of the Target, (ii) such Acquisition is, on a pro forma basis, accretive to the EBITDA of the Borrower and its Subsidiaries and (iii) EBITDA that will not have a negative impact on the EBITDA of the Borrower and its Subsidiaries;

(i) at the time of, and after giving effect to, such Acquisition and all other transactions contemplated by the applicable Acquisition documents, all representations and warranties in the Loan Documents and in the applicable Acquisition documents shall be true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein);

(j) after giving effect to such Acquisition and all other transactions contemplated by the applicable Acquisition documents, the Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 5.1(v); and

(k) a certificate, in form reasonably satisfactory to Agent and the Required Lenders, that (i) has an Authorized Officer certify that all the conditions set forth in this definition of “Permitted Acquisition” have been satisfied and (ii) includes financial statements and documentation evidencing and supporting that clauses (h) and (j) of this definition of “Permitted Acquisition” have been satisfied.

“Permitted Dispositions” means each of the following:

(a) Dispositions of inventory, goods or services or of worn-out obsolete, damaged or surplus equipment, all in the ordinary course of business;

(b) (i) Dispositions of Cash Equivalents in the ordinary course of business made to a Person that is not an Affiliate of any Loan Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(c) transactions permitted under clause (i)(ii) of the definition of “Permitted Liens;”

(d) Permitted Investments, to the extent any such Investment constitutes a Disposition;

(e) the sale or issuance of the Stock in the Borrower to any direct equity holder of the Borrower in the ordinary course of business;

(f) the transfer of any assets or property (i) by a Loan Party (other than the Borrower) to another Loan Party or (ii) by a Subsidiary that is not a Loan Party to (A) a Loan Party for no more than fair market value or (B) any other Subsidiary that is not a Loan Party that has its Stock pledged at least of the same amount and percentage as the transferring Subsidiary does;

(g) the issuance by any Foreign Subsidiary of Stock to qualified directors where required by or to satisfy any Applicable Law, including any Applicable Law with respect to ownership of Stock in Foreign Subsidiaries;

(h) transactions permitted by Section 5.2(a);

(i) Dispositions of past due accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof and, in any event, not involving any securitization thereof;

(j) (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(k) Dispositions of any assets or property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding); and

(l) other Dispositions for fair market value of assets for aggregate consideration not to exceed $500,000 in any fiscal year; provided that such Dispositions do not (i) involve assets material to the conduct of the business of the Loan Party and its Subsidiaries, (ii) have a material adverse effect on the value of the remaining (or, before giving effect to such Disposition, the overall) Collateral (including the ability of the Secured Parties to recover all of the Obligations from the value of the remaining Collateral) or (iii) cause a Material Adverse Effect to occur or exist.

“Permitted Indebtedness” means each of the following:

(a) Indebtedness existing as of the Agreement Date and set forth on Schedule 3.1(f) attached hereto;

(b) the Obligations;

(c) Indebtedness not to exceed $50,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by clauses (k) and (l) of the definition of “Permitted Liens;”

(d) Indebtedness in respect of netting services, overdraft protections and other similar and customary services in connection with deposit accounts incurred in the ordinary course of business;

(e) Indebtedness to employees in respect of benefit plans and employment and severance arrangements;

(f) Indebtedness arising under guaranties made in the ordinary course of business of obligations of any Loan Party that are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(g) Indebtedness owed by (i) any Loan Party to another Loan Party, (ii) any Loan Party to one of its Subsidiaries that is not a Loan Party so long as such Indebtedness is unsecured and subordinated to the Obligations in a manner reasonably satisfactory to Agent and the Required Lenders;

(h) unsecured obligations of any Loan Party under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in the value of certain currencies entered into in the ordinary course of business; provided that any such agreement or arrangement shall be entered into for bona fide hedging purposes and not for speculation; and

(i) [reserved];

(j) Indebtedness arising with respect to customary indemnification obligations and purchase price adjustments in favor of sellers in connection with Permitted Acquisitions;

(k) endorsements for collection or deposit in the ordinary course of business;

(l) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(m) Indebtedness in respect of a revolving credit facility in an aggregate principal amount not to exceed $20,000,000 (the “Revolving Credit Facility”), so long as (i) no Subsidiary of the Borrower that is not a Loan Party shall be the borrower, a guarantor, obligor or otherwise obligated, or provide any Lien with respect to any of its assets or property in favor of the agent or holder of the Revolving Credit Facility, (ii) the lenders providing the Revolving Credit Facility are third parties that are not Affiliates of (A) any Loan Party or (B) any Subsidiary of any Loan Party, (iii) the lenders providing the Revolving Credit Facility (and any agent of such lenders) shall have entered into an intercreditor agreement with the Agent and the Lenders that is in form and substance reasonably satisfactory to the Agent and the Lenders, which may provide that the Liens securing the Revolving Credit Facility (up to the $20,000,000 cap) shall be senior (solely with respect to Lien priority) to those securing the Obligations and that the lenders providing the Revolving Credit Facility (or the agent of such lenders), and the Secured Parties, shall have customary rights in the Collateral (the “Revolving Credit Facility Intercreditor Agreement”), and (iv) the Obligations are not payment subordinated to the Revolving Credit Facility and the Revolving Credit Facility Intercreditor Agreement does not contain any payment subordination, (v) only one Revolving Credit Facility can be in effect or exist at any time; and

(n) other unsecured Indebtedness not exceeding in the aggregate at any time outstanding $200,000,000, which Indebtedness shall (i) bear interest not in excess of then applicable market rates, (ii) have a maturity no earlier than one year and one day after the earlier of (A) the payment in full of the Obligations and (B) the latest Maturity Date, (iii) shall not provide for any cash payments of any type before one year and one day after the earlier of (A) the payment in full of the Obligations and (B) the latest Maturity Date and (iii) be payment subordinated in a manner reasonably acceptable to Agent and the Required Lenders.

“Permitted Investments” means each of the following:

(a) Investments in cash and Cash Equivalents;

(b) Investments consisting of (i) extensions of credit or capital contributions by any Loan Party to or in any other then existing Loan Party; provided, if the Investments described in foregoing clause (i) are evidenced by promissory notes, such promissory notes shall be pledged to Agent, for the benefit of the Secured Parties, and have such terms as Agent and the Required Lenders may reasonably require, and (ii) extensions of credit or capital contributions by a Subsidiary of the Borrower which is not a Loan Party to or in another then existing Subsidiary of the Borrower which is not a Loan Party that has at least the same amount and percentage of its Stock pledged to Agent (for the benefit of the Secured Parties) as the party lending such credit amounts or extending such capital contribution;

(c) travel advances to employees, officers and directors of the Loan Parties in the ordinary course of business not to exceed $25,000 in the aggregate at any time outstanding;

(d) Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e) Investments consisting of non-cash loans made by the Borrower to officers, directors and employees of a Loan Party which are used by such Persons to simultaneously purchase Stock of the Borrower in accordance with the Borrower’s Organizational Documents;

(f) Investments existing on the Agreement Date and set forth on Schedule P-1;

(g) Investments comprised of guarantees of Indebtedness permitted in the definition of “Permitted Indebtedness;”

(h) Subsidiaries of the Borrower established or created, so long as the Loan Parties and any such Subsidiary comply with the applicable provisions of Section 5.1(l);

(i) the Agreement Date Acquisition;

(j) Permitted Acquisitions; and

(k) other Investments not to exceed $600,000 in the aggregate at any time outstanding; provided that immediately before, at the time of and after giving effect to such Investment, no Default or Event of Default has occurred and is continuing.

“Permitted Liens” means each of the following:

(a) Liens existing on the Agreement Date and set forth on Schedule 3.1(d);

(b) Liens in favor of the Secured Parties under the Loan Documents;

(c) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the assets or property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(d) Liens for Taxes, assessments or governmental charges or levies not past due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained;

(e) (A) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default and (B) pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect to such judgments and proceedings mentioned in clause (e)(A) above;

(f) Liens in favor of financial institutions arising in connection with the Borrower’s or its Subsidiaries’ deposit accounts maintained in the ordinary course held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(g) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other funded Indebtedness) or to secure liability to insurance carriers;

(h) easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, do not affect the value or marketability of such real property and which do not in any case materially interfere with the conduct of the business of any Loan Party or its Subsidiaries;

(i) (i) any interest or title of a lessor or sublessor under any lease not prohibited by this Agreement or (ii) non-exclusive licenses and sublicenses granted by a Loan Party or any Subsidiary of a Loan Party and leases and subleases (by a Loan Party or any Subsidiary of a Loan Party as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any of their Subsidiaries;

(j) Liens of a collection bank arising under Section 4-210 of the UCC (or equivalent in foreign jurisdictions) on items in the course of collection;

(k) Liens on any assets or property acquired or held by any Loan Party or any Subsidiary of any Loan Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such assets or property and permitted under clause (c) of the definition of “Permitted Indebtedness,” provided that (i) such Lien attaches solely to the assets or property so acquired in such transaction and the proceeds thereof and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such assets or property;

(l) Liens securing Capital Lease Obligations permitted under clause (c) of the definition of “Permitted Indebtedness;”

(m) Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;

(n) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business;

(o) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p) Liens on unearned insurance premiums securing the financing thereof to the extent permitted under clause (l) of the definition of “Permitted Indebtedness”;

(q) Liens solely on cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement for a Permitted Acquisition; and

(r) Liens securing the Revolving Credit Facility, solely to the extent permitted under clause (m) of the definition of “Permitted Indebtedness”.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Portfolio Interest Certificate” has the meaning set forth in Section 2.5(d).

“Post-Closing Control Agreement Period” has the meaning set forth in Section 5.1(k).

“Prepayment Fee” has the meaning set forth in Section 2.3(c).

“Principal Market” means the NASDAQ Global Market (or any successor to the foregoing) , or if after the funding of the Initial Disbursement the Common Stock is listed on another Eligible Market, such other Eligible Market.

“Pro Rata Loan Share” means, with respect to any Lender, the applicable amount (as adjusted from time to time in accordance with the terms hereof and the actual principal amount outstanding related thereto) specified opposite such Lender’s name on Annex A under the column “Initial Disbursement Amounts” and the applicable amount (as adjusted from time to time in accordance with the terms hereof and the actual principal amount outstanding related thereto) of Loans funded by such Lender pursuant to its Subsequent Disbursement Commitment.

“Pro Rata Share” means, with respect to any Lender, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) obtained by dividing (a) the sum of (i) such Lender’s Pro Rata Subsequent Disbursement Share of the Subsequent Disbursement Commitment (to the extent not terminated or used in its entirety), and (ii) such Lender’s Pro Rata Loan Share of the outstanding Loans, by (b) the sum of (i) the total amount of remaining Subsequent Disbursement Commitments held by all Lenders, and (ii) the total outstanding amount of Loans held by all Lenders.

“Pro Rata Subsequent Disbursement Share” means, with respect to any Lender, in respect of unfunded Subsequent Disbursement Commitments, the applicable percentage (as adjusted from time to time in accordance with the terms hereof and as decreased as such Subsequent Disbursement Commitments are funded) specified opposite such Lender’s name on Annex A under the column “Subsequent Disbursement Commitment.”

“Products” means any item or any service that is designed, created, manufactured, managed, performed or otherwise used, offered or handled by or on behalf of the Loan Parties or any of their Subsidiaries.

“Public Health Laws” means all Applicable Laws relating to the procurement, development, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale or promotion of any drug, medical device, food, dietary supplement or other product (including any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.) and similar state laws, controlled substances laws, pharmacy laws or consumer product safety laws.

“Purchased Shares” means the shares of Common Stock issuable to the Lenders pursuant to the Stock Purchase Agreement, subject to the terms and conditions thereof.

“Put Notice” has the meaning set forth in Section 5.3.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any Subsidiary of any Loan Party.

“Register” has the meaning set forth in Section 1.4(b).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Agreement Date, entered into by the Borrower and the Lenders and substantially in the form of Exhibit E.

“Registrations” means all Authorizations and exemptions issued or allowed by any Governmental Authority (including new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits) held by, or applied by contract to, any Loan Party or any of its Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Products of any Loan Party or any of its Subsidiaries.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time and any successor to all or a portion thereof establishing reserve requirements.

“Regulatory Matters” means, collectively, activities and Products that are subject to Public Health Laws.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remaining Subsequent Disbursement Commitment Termination Date” has the meaning set forth in Section 2.2(b).

“Reporting Period” has the meaning set forth in Section 5.1(h).

“Required Lenders” means, at any time, Lenders having Pro Rata Shares of which the aggregate Dollar equivalent amount exceeds 50% of the outstanding Loans and the unfunded Subsequent Disbursement Commitments, collectively.

“Restricted Payments” means, with respect to any Person, (i) the declaration or making of any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities, in each case on account of any of its Stock, (ii) the purchasing, redemption or other acquisition for value of any of its Stock now or hereafter outstanding or (iii) the making of any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Obligations as to right and time of payment or as to other rights and remedies thereunder.

“Revolving Credit Facility” has the meaning set forth in clause (m) of the definition of “Permitted Indebtedness.”

“Revolving Credit Facility Documents” means the agreements, instruments and documents evidencing the Revolving Credit Facility permited by clause (m) of the definition of “Permitted Indebtedness.”

“Revolving Credit Facility Intercreditor Agreement” has the meaning set forth in clause (m) of the definition of “Permitted Indebtedness.”

“Royalty” has the meaning given to such term in the Royalty Agreement.

“Royalty Agreement” means that certain Royalty Agreement, dated as of the Agreement Date, entered into by the Borrower and the Lenders and substantially in the form of Exhibit F, as amended, restated, supplemented or otherwise modified from time to time.

“Sanctioned Country” has the meaning set forth in Section 3.1(jj).

“Sanctions” has the meaning set forth in Section 3.1(jj).

“Sarbanes-Oxley” has the meaning set forth in Section 3.1(kk).

“SDN List” has the meaning set forth in Section 3.1(jj).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements and other documents filed by any Loan Party or any of its Subsidiaries with the SEC pursuant to the Securities Act or the Exchange Act after December 31, 2015, including the Borrower’s definitive proxy statement for its special meeting of stockholders held on December 27, 2017 (including, in each case, all financial statements and schedules and pro forma financial information included therein, all exhibits thereto and all documents incorporated by reference therein).

“Secured Parties” means Agent, the Lenders and all Indemnified Persons.

“Securities” means the Loans, the Subsequent Disbursement Commitments, the Notes, the related guaranties set forth in the Security Agreement of the Guarantors, the Interest Payment Shares, the Purchased Shares, the Warrants, the Warrant Shares and the right to receive the Royalty pursuant to the Royalty Agreement.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Security Agreement” mean the Guaranty and Security Agreement executed and delivered on the Agreement Date pursuant to which, among other things, the Loan Parties party thereto grant to Agent (for the benefit of the Secured Parties) a security interest and Lien in all of their Collateral to secure the Obligations and the Guarantors party thereto provide guaranties to Agent (for the benefit of the Secured Parties), as amended, restated, supplemented or otherwise modified from time to time.

“Social Security Act” means the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“Specified Acquisition Agreement Representations” means the representations and warranties made with respect to the Agreement Date Acquisition, by the Agreement Date Acquisition Sellers and/or their Affiliates with respect to the Agreement Date Acquisition Sellers, their Affiliates, the assets and Stock being acquired in the Agreement Date Acquisition or the related businesses, financials or entities in the Agreement Date Acquisition Agreement as are material to the interests of the Secured Parties.

“Specified Representations” means the representations and warranties set forth in Section 3.1(c), (d), (f), (h) (with respect to the first sentence therein and clause (i)(D) and clause (i)(E) of the second sentence therein), (j), (k), (y), (z), (bb), (dd), (ii) and (kk) in this Agreement and Section 4.2 of the Security Agreement.

“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.

“Stock Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the Agreement Date, entered into by the Borrower and the Lenders and substantially in the form of Exhibit G, as amended, restated, supplemented or otherwise modified from time to time.

“Subject Foreign Subsidiaries” means Rib-X Ltd., Rempex London Limited and Rempex Australia Pty Limited.

“Subject Persons” has the meaning set forth in the definition of “EBITDA.”

“Subsequent Disbursement” and “Subsequent Disbursements” have the respective meanings set forth in Section 2.2(b).

“Subsequent Disbursement Commitments” means the commitments of the Lenders to provide Subsequent Disbursements under this Agreement.

“Subsequent Disbursement Conditions” means each of the following: (i) the Borrower shall have achieved Annualized Net Sales of at least $75,000,000 for the applicable period covered in the definition of “Annualized Net Sales”; (ii) after giving effect to such Subsequent Disbursement and the use of proceeds thereof, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 5.1(v); and (iii) subject to Section 5.1(r), the Borrower shall have delivered to Agent (and Agent shall promptly (but, in any event, within two (2) Business Days after (i) receipt thereof by (A) Agent’s main operations contact or (B) any other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement) or (ii) knowledge of receipt of an item from the Borrower by Agent’s main operations contact or such other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement)) deliver to each Lender), a certificate in the form of Exhibit J attached hereto (a “Subsequent Disbursement Certificate”) signed by the chief executive officer (or Person with equivalent duties) of the Borrower which shall certify as to the satisfaction of each of the conditions in clauses (i) and (ii) above in this definition and providing detailed calculations in such certificate (or an attachment or exhibit to such certificate) of the amounts set forth in the definition of “Annualized Net Sales” and certifying as to the truthfulness, correctness and completeness of such calculations and amounts.

“Subsequent Disbursement Notes” means the Subsequent Disbursement Notes issued to any of the Lenders evidencing the Subsequent Disbursement Commitments and/or the Subsequent Disbursements provided by such Lenders in the form attached hereto as Exhibit A-2, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” or “Subsidiaries” means, as to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“Suchard Refinancing” has the meaning set forth in Section 2.1(a).

“Swap Contract” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Target” means any other Person incorporated or organized under the laws of any state in the United States or the District of Columbia or a business unit, product line, division or asset group of any such Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is required to file consolidated, combined or unitary tax returns.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, deductions, charges or withholdings imposed by an Governmental Authority, together with any interest, additions to tax, penalties or other Liabilities with respect thereto.

“Tax Returns” has the meaning set forth in Section 3.1(p).

“Title IV Plan” means an Employee Benefit Plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has or could reasonably be expected to have any obligation or Liabilities (including under Section 4069 of ERISA).

“Trading Day” means any day on which the Common Stock is traded for at least six hours on the Principal Market.

“Transactions” means (a) the consummation of the Agreement Date Acquisition, (b) the providing of the Subsequent Disbursement Commitments, (c) the issuance of the Warrants, (d) the purchase of the shares of the Borrower’s Stock pursuant to the Stock Purchase Agreement, (e) the Suchard Refinancing, (f) the funding of the Initial Disbursement, (g) the execution and delivery of the Loan Documents and (h) the payment of fees, commissions, costs and expenses in connection with each of the foregoing.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended from time to time.

“Warrant Distributions” has the meaning set forth in Section 3.1(y).

“Warrants” has the meaning set forth in Section 2.10(a).

“Warrant Shares” has the meaning set forth in Section 3.1(y).

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock of which (other than directors’ (or other equivalent persons’ or Persons’) qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

Section 1.2 Interpretation. In this Agreement and the other Loan Documents, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun. The division of this Agreement and the other Loan Documents into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions. The words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement (or other applicable Loan Document) as a whole and not to any particular Article or Section hereof (or thereof). The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “documents” and “agreements” include any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The use in any of the Loan Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. References to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement (or other applicable Loan Document). Unless specifically stated otherwise, any reference to any of the Loan Documents means such document as the same shall be amended, restated, supplemented or otherwise modified and from time to time in effect. The references to “asset” (or “assets”) and “property” (or “properties”) in the Loan Documents are meant to be mean the same and are used throughout the Loan Documents interchangeably, and such words shall be deemed to refer to any and all tangible and intangible assets and properties, including cash, securities, Stock, accounts and contract rights. Unless otherwise specified herein or therein, all terms defined in any Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, unless otherwise expressly stated, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation, and any reference to any law or regulation, shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Whenever any reference is made in any Loan Document to any Person such reference shall be construed to include such Person’s permitted successors and permitted assigns. Any financial ratios required to be satisfied in order for a specific action to be permitted under any Loan Document shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein or therein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number). Unless otherwise specified, all references in any Loan Document to times of day shall be references to New York City time. Notwithstanding anything to the contrary in any Loan Document, any reference to “Organizational Document” or “Organizational Documents” of any Loan Party or any of its Subsidiaries in any Loan Document shall mean such written documents, agreements and arrangements that are in effect on the Agreement Date after giving effect to the Transactions occurring on the Agreement Date that have been approved by Agent and the Required Lenders, without giving effect to any amendment, restatement, change, supplement, waiver or other modification thereto or thereof that is not expressly permitted by Section 5.2(j). Any reference to “payment in full”, “paid in full”, “repaid in full”, “prepaid in full”, “redeemed in full” or any other term or word of similar effect used in this Agreement or any other Loan Document with respect to the Loans or the Obligations shall mean all Obligations (including any Prepayment Fees or any other amount required by Section 5.3) (excluding contingent claims for indemnification to the extent no claim giving rise thereto has been asserted) have been repaid in full in cash and have been fully performed. For the avoidance of doubt and notwithstanding anything to the contrary in any of the Loan Documents, the reference to “any other Subsidiary of Borrower that is not a Loan Party that has its Stock pledged at least of the same amount and percentage as the transferring Subsidiary does” (or words of similar context) means, with respect to any Subsidiary that is not a Wholly-Owned Subsidiary, regardless of the percentage of ownership by the Borrower or the Borrower’s other Subsidiaries thereof, the amount and percentage of Stock pledged shall be taken in totality, and in the aggregate, of all holders and owners of Stock of such non-Wholly-Owned Subsidiary and shall not just consider the amount or percentage of ownership of the Borrower and the Borrower’s other Subsidiaries.

Section 1.3 Business Day Adjustment. Except as otherwise expressly stated herein or in any other Loan Document (and except on the Maturity Date or any date of acceleration of any of the Obligations, which in each such case, such payment or performance shall be due and payable or performed on or prior to such day regardless of whether such day is a Business Day), if the day by which any payment or other performance is due to be made is not a Business Day, that payment or performance shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment or other performance shall be made by the Business Day immediately preceding the day by which such payment or other performance is due to be made; provided that interest will continue to accrue each additional day in connection therewith.

Section 1.4 Loan Records.

(a) The Agent will record on its books and records the amount of the Loans, the unfunded amount of the Subsequent Disbursement Commitments, the interest rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.

(b) The Agent shall establish and maintain at its address referred to in Section 6.1, a record of ownership (the “Register”) of the interests (including any rights to receive payment hereunder) of each Lender in the Loan and the unfunded Subsequent Disbursement Commitments, and any assignment of any such interest or interests, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (2) the amount of the Loan and the unfunded Subsequent Disbursement Commitments and each funding of any participation therein, (3) the amount of any principal, interest, fee or other amount due and payable or paid, and (4) any other payment received by the Lenders from the Borrower and its application to the Loan and the unfunded Subsequent Disbursement Commitments. The Register of the Agent shall be absolute, binding and conclusive absent manifest error.

(c) The Loans made by each Lender are evidenced by this Agreement. Additionally, the Borrower shall execute and deliver to each Lender (and/or, if applicable and if so requested by any assignee Lender pursuant to the assignment provisions of Section 6.5) on the Agreement Date (or, if such assignment is made after the Agreement Date, promptly after such Lender’s request) a Loan Note (with respect to the Initial Disbursement) or a Subsequent Disbursement Note (with respect to any Subsequent Disbursement Commitment or Subsequent Disbursement) payable to such Lender in an amount equal to the unpaid principal amount of the Loans or the Subsequent Disbursement Commitment held by such Lender (which, at the request of such Lender, may provide separate Notes for separate or different parts of the Loans and Subsequent Disbursement Commitments held by such Lender). Notwithstanding anything to the contrary contained in this Agreement, the Loan and the unfunded Subsequent Disbursement Commitments (including any Notes evidencing the Loan or the Subsequent Disbursement Commitments) are registered obligations, the right, title and interest of the Lenders and their successors and assignees in and to the Loan and any Subsequent Disbursement Commitments shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower, Agent or such Lender at any reasonable time and from time to time upon reasonable prior written notice.

Section 1.5 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower or its Subsidiaries (including, with respect to GAAP, any change in GAAP that would require leases that would be classified as operating leases under GAAP on the Agreement Date to be reclassified as Capital Leases) shall be given effect for purposes of measuring compliance with any provision of this Agreement or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Borrower, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP, and unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein or in any other Loan Document, all terms of an accounting or financial nature used herein and in the other Loan Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Loan Documents shall be made, without giving effect to any election under Statement of Financial Accounting Standards No. 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary at “fair value,” as defined therein. A breach of a financial covenant contained in Section 5.1(v) shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent or any Lender.

Section 1.6 Officers. Any document, agreement or instrument delivered under the Loan Documents that is signed by an Authorized Officer or another officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Officer or other officer shall be conclusively presumed to have acted on behalf of such Loan Party in such person’s capacity as an officer of such Loan Party and not in any individual capacity.

ARTICLE 2

AGREEMENT FOR THE LOAN

Section 2.1 Use of Proceeds. The proceeds of the Initial Disbursement will be used to pay (a) in full all amounts owed under that certain Loan and Security Agreement dated as of May 7, 2017, as amended prior to the Agreement Date, among the Borrower, the lenders party thereto and Suchard SA LLC (the “Suchard Refinancing”), (b) a portion of the purchase price of the Agreement Date Acquisition pursuant to the terms and conditions of the Agreement Date Acquisition Agreement, (c) fees, commissions, costs and expenses in connection with the Transactions and (d) ongoing working capital requirements and other general corporate purposes. The proceeds of any Subsequent Disbursement will be used for working capital and for general corporate purposes of the Borrower, including Permitted Acquisitions.

Section 2.2 Disbursements.

(a) Initial Disbursement. Subject to the satisfaction of the conditions set forth in Section 4.1 and this Section 2.2(a) on the Agreement Date and subject to the terms in this Agreement and in reliance on the representations and warranties in the Loan Documents, to the extent the Borrower provides a written notice to Agent and Lenders in form and substance reasonably satisfactory to Agent and each such Lender at least fifteen (15) days in advance of the proposed date of the funding of such amounts by the Lenders (or such shorter period agreed to by all the Lenders in their sole discretion) with the proposed date of funding being required to be a Business Day, each Lender on the Agreement Date (or such later date required pursuant to when the written notice regarding the Initial Disbursement was delivered to Agent and each Lender) severally but not jointly agrees to lend to the Borrower on such date, the principal amount set forth opposite such Lender’s name in Annex A under the heading “Initial Disbursement Amount” by making such amounts available to the Borrower by promptly wiring such amounts to an account or accounts designated in the Initial Disbursement Request by the Borrower on the proposed date of funding. Amounts borrowed under this Section 2.2(a) are referred to as the “Initial Disbursement.”

(b) Subsequent Disbursements. Subject to the satisfaction of the conditions set forth in Section 4.1, Section 4.2 and this Section 2.2(b) and in reliance on the representations and warranties in the Loan Documents, to the extent the Borrower provides a written notice to the Agent and each Lender in form and substance reasonably satisfactory to Agent and each such Lender from an Authorized Officer of the Borrower (and with such written notice certifying that all such aforementioned conditions in this Section 2.2(b) are satisfied and with such written notice being in form and substance reasonably satisfactory to Agent and each such Lender) requesting each Lender holding a Subsequent Disbursement Commitment to fund its Pro Rata Subsequent Disbursement Share of the Subsequent Disbursement at least fifteen (15) Business Days in advance of the proposed date of the funding of such Subsequent Disbursement amount by such Lender (or such shorter period agreed to by all such Lenders in their sole discretion) with the proposed date of funding being required to be a Business Day, from the Business Day after the Agreement Date until (but not including) January 5, 2020 (or such earlier date set forth in the proviso of the first sentence of Section 2.3(a) or caused by the Facility Termination Date occurring or any earlier date of termination based on remedies available upon (or at the time of) the occurrence of an Event of Default) (such end date of the Subsequent Disbursement Commitment, the “Remaining Subsequent Disbursement Commitment Termination Date”), each Lender holding a Subsequent Disbursement Commitment severally but not jointly agrees to lend to the Borrower on the proposed date of funding, up to the principal amount set forth opposite such Lender’s name in Annex A under the heading “Subsequent Disbursement Commitment;” provided that each request for any such Disbursement or Loan shall be in an amount not less than $10,000,000. Following receipt of such written notice from Borrower pursuant to the above terms in this Section 2.2(b), each Lender holding a Subsequent Disbursement Commitment shall make its Pro Rata Subsequent Disbursement Share of such Subsequent Disbursement requested by the Borrower pursuant to such written notice available to the Borrower on the proposed date of funding of such Subsequent Disbursement covered by such written notice to the extent such Lender has received prior reasonably satisfactory evidence that the conditions set forth in Section 4.1, Section 4.2 and this Section 2.2(b) have been satisfied for such Subsequent Disbursement; provided that, unless otherwise agreed by the Agent, such Lender shall provide the Agent on the funding date with the federal reference number(s) with respect to the wire payment(s) of such Subsequent Disbursement made by such Lender. Amounts borrowed under this Section 2.2(b) are referred to as a “Subsequent Disbursement.” Upon the funding of any Subsequent Disbursement by any Lender, the Subsequent Disbursement Commitment amount of such Lender shall be automatically and simultaneously reduced by the amount of such Subsequent Disbursement funded by such Lender and the amount in Annex A shall be automatically reduced by such amount, and the Agent shall provide notation thereof in the Register of the reduction in the Subsequent Disbursement Commitment amount of such Lender and the holding of the Subsequent Disbursement by such Lender. Any remaining Subsequent Disbursement Commitments that are still available as of the Remaining Subsequent Disbursement Commitment Termination Date shall immediately and automatically terminate without any action or notice by any Person.

(c) No Re-Borrowing of Disbursements or Loans. Amounts borrowed as an Initial Disbursement or a Subsequent Disbursement which are paid, repaid, redeemed and/or prepaid may not be re-borrowed under any circumstances.

Section 2.3 Payments; Prepayments; Exit Fee; Prepayment Fee; No Call.

(a) The Borrower shall pay in cash to the Agent on behalf of the Lenders (and the Agent shall promptly pay in cash to the Lenders (and, in any event, within one (1) Business Day) each of the Lenders’ Pro Rata Share of the outstanding principal amount of the Obligations and all other Obligations on the earliest (such earliest date, the “Facility Termination Date”) of (i) the Maturity Date,

(ii) the date the principal amount of the Obligations are declared to be or automatically become due and payable upon (or at the time of) the occurrence of an Event of Default and (iii) the date provided for in Section 5.3; provided that, notwithstanding anything to the contrary in the Loan Documents, to the extent the Remaining Subsequent Disbursement Commitment Termination Date would occur after such earliest date of clauses (i) – (iii) above in this sentence, then the Remaining Subsequent Disbursement Commitment Termination Date shall automatically be moved to the same earliest date without any action or notice of any Person. The aggregate principal amount of the Loans shall be repaid in cash in equal monthly cash payments (calculated based on the aggregate principal amount of such Loans outstanding as of the date immediately prior to the due date of the first required installment of such Loans) between the fourth anniversary and the sixth anniversary of (i) in respect of the Initial Disbursement, the Agreement Date, and (ii) in respect of any Subsequent Disbursement, the date that the first Subsequent Disbursement is made.

(b) Any Lender which is also a holder of Warrants may, at such Lender’s sole option, in accordance with Section 3(a)(iii) of the applicable Warrant, pay the Exercise Price (as defined in the applicable Warrant) by reducing the principal amount of such Lender’s Loans in an amount equal to such Exercise Price; provided that such Lender shall provide written notice to the Agent promptly after such election. In connection with any such reduction, interest shall cease to accrue on such Loans for any day after the date such Exercise Price has been paid and Common Stock has been issued to such Lender for the portion of such Warrant that was exercised (or cash has been received by such Lender for the portion of such Warrant that is subject to Redemption (as defined in such Warrant), and the accrued and unpaid interest on such Loans shall be paid by the Borrower on the next succeeding Interest Payment Date.

(c) The Loans may be prepaid, in whole or in part, in cash at the option of the Borrower at any time after the third anniversary of the Agreement Date (but not before) upon three (3) Business Days’ prior written notice to the Agent (and Agent shall promptly (but, in any event, within two (2) Business Days after (i) receipt thereof by (A) Agent’s main operations contact or (B) any other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement) or (ii) knowledge of receipt of an item from the Borrower by Agent’s main operations contact or such other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement)) provide such written notice to the Lenders) subject to the payment by the Borrower to the Agent for the sole benefit of the Lenders (based on their Pro Rata Share of such Loans) (with the Agent making such payment promptly (and, in any event within one (1) Business Day of the receipt thereof) to such Lenders based on their Pro Rata Share of such Loans) in accordance with Section 2.3(d) and Section 2.4 of (i) the Exit Fee set forth in the last paragraph of this Section 2.3(c), and (ii) the fees outlined below (any such fee, a “Prepayment Fee”) to be paid in cash, if paid, repaid, redeemed or prepaid:

(i) after (but not including) the third anniversary, and on or before the fourth anniversary, of (A) the Agreement Date (with respect to the Initial Disbursement) or (B) the date that the first Subsequent Disbursement is made (with respect to the Subsequent Disbursements), as applicable, in each case, upon cash payment of a premium equal to 75% of the total annual interest payment amount on all principal of the applicable Loans being paid, repaid, redeemed or prepaid (without giving effect to the principal payment, repayment, redemption or prepayment when calculating the 75%), which, by way of example, (i) for the Initial Disbursement, the principal thereof that was outstanding immediately prior to any such payment, repayment or prepayment would be multiplied by 11.75% and then multiplied by 75% and (ii) for the Subsequent Disbursements, the principal thereof that was outstanding immediately prior to any such payment, repayment, redemption or prepayment would be multiplied by 14.75% and then multiplied by 75%;

(ii) after (but not including) the fourth anniversary, and on or before the fifth anniversary, of (A) the Agreement Date (with respect to the Initial Disbursement) or (B) the date that the first Subsequent Disbursement is made (with respect to the Subsequent Disbursements), as applicable, in each case, upon cash payment of a premium equal to 50% of the total annual interest payment amount on all principal of the applicable Loans being paid, repaid, redeemed or prepaid (without giving effect to the principal payment, repayment, redemption or prepayment when calculating the 50%); and

(iii) after (but not including) the fifth anniversary of (A) the Agreement Date (with respect to the Initial Disbursement) or (B) the date that the first Subsequent Disbursement is made (with respect to the Subsequent Disbursements), as applicable, in each case, upon cash payment of a premium equal to 25% of the total annual interest payment amount on all principal of the applicable Loans being paid, repaid, redeemed or prepaid (without giving effect to the principal payment, repayment, redemption or prepayment when calculating the 25%).

The Parties acknowledge and agree that, in light of the impracticality and extreme difficulty of ascertaining actual damages, the Prepayment Fee set forth in this Section 2.3(c) is intended to be a reasonable calculation of the actual damages that would be suffered by the Secured Parties as a result of any such payment, repayment, redemption or prepayment. The parties hereto further acknowledge and agree that the Prepayment Fee set forth in this Section 2.3(c) is not intended to act as a penalty or to punish the Borrower or any other Loan Party for any such payment, repayment, redemption or prepayment.

Notwithstanding anything to the contrary in the Loan Documents and for the avoidance of doubt, the principal amount of the Loans shall not be permitted to be (and shall not be) paid, repaid, redeemed or prepaid on or prior to the third anniversary of the Agreement Date (with respect to the Initial Disbursement) or the date that the first Subsequent Disbursement is made (with respect to the Subsequent Disbursements).

Notwithstanding anything to the contrary in the Loan Documents, at the time any of the Loans are paid, repaid, redeemed or prepaid (whether before, at the time of or after the Maturity Date or any acceleration, bankruptcy or otherwise), the Borrower pay to the Agent for the sole benefit of the Lenders (based on their Pro Rata Share of such Loans) (with the Agent making such payment on the same day to the Lenders) a non-refundable exit fee (the “Exit Fee”) equal to 2% of the amount of Loans paid, repaid, redeemed or prepaid, which shall be due and payable in cash upon each such payment, repayment, redemption or prepayment of the applicable tranche of Loans.

(d) Each payment, repayment, redemption and prepayment by the Borrower or any other Loan Party shall be applied (i) first, to all fees, costs and expenses (including any attorneys’ fees) owed to Agent under the Loan Documents, (ii) second, ratably to all fees, costs and expenses (including any attorneys’ fees) owed to any Lender under the Loan Documents, (iii) third, ratably to accrued and unpaid interest owed to the Lenders under the Loan Documents, (iv) fourth, ratably to the principal amount of the Loans owed to the Lenders (including any Prepayment Fee), and, (v) fifth, to all other Obligations owing to Agent or any Lender; provided that voluntary prepayments shall be applied (A) (y) first, ratably to the outstanding principal amount of the Initial Disbursement and (z) second, ratably to any outstanding amount of any Subsequent Disbursement, in each case of this clause (a), and (B) otherwise, to the Loans (within the applicable class of such Loans (subject to clause (a)(y) above) in this proviso) mentioned in clause (iv) above of this Section 2.3(d) as directed by the Borrower, and notwithstanding the foregoing or anything else to the contrary in the Loan Documents, (1) any acceleration payments, repayments, redemptions or prepayments shall be applied as determined by the Required Lenders (in consultation with the Agent) in their sole discretion and, with respect to any such Obligations owed to the Lenders, shall be allocated among the Lenders in accordance with and in proportion to their respective Pro Rata Shares and (2) the Borrower shall not be able to direct the application of any payments during the continuance of a Default or an Event of Default, in which case such payments shall be applied as determined by the Required Lenders (in consultation with the Agent) in their sole discretion.

Section 2.4 Payment Details. All payments of the Obligations by the Borrower or any other Loan Party hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and shall be paid in cash in Dollars and applied in accordance with Section 2.3(d). Payments of any amounts and other Obligations due to Agent or the Lenders under this Agreement or the other Loan Documents shall be made in Dollars in immediately available funds prior to 11:00 a.m. (New

York City time) on such date that any such payment is due, using such wire information or address for Agent or such applicable Lender that is set forth on Schedule 2.4 or at such other bank or place as Agent or such applicable Lenders shall from time to time designate in writing at least prior to the date such payment is due. Any payment received by the Agent or any Lender after 11:00 a.m. (New York City time) may in the Agent’s or such Lender’s discretion be deemed to have been made on the following Business Day. Any payment of the Obligations received by Agent on behalf, or for the benefit, of any other Secured Party shall be promptly (and, in any event, within one (1) Business Day) paid to such Secured Party in the same type as received by Agent. The Borrower shall pay all and any fees, costs and expenses (administrative or otherwise) imposed by banks, clearing houses or any other financial institutions in connection with making any payments under any of the Loan Documents.

Section 2.5 Taxes.

(a) Any and all payments hereunder or under any other Loan Document shall be made, in accordance with this Section 2.5, free and clear of and without deduction for any and all present or future Taxes except as required by Applicable Law. If any Loan Party shall be required by Applicable Law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (i) such Loan Party shall make such deductions, (ii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law, and (iii) to the extent that the deduction is made on account of Indemnified Taxes, the sum payable shall be increased by as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5), each Lender shall receive an amount equal to the sum it would have received had no such deductions been made (any and all such additional amounts payable shall hereafter be referred to as the “Additional Amounts”). Within thirty (30) days after the date of any payment of such Taxes, the Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(b) In addition, the Loan Parties agree to pay and authorize each Lender to pay in their name, all Other Taxes. Within 30 days after the date of any payment of Other Taxes by any Loan Party, the Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(c) (i) The Borrower shall reimburse and indemnify, within ten (10) days after receipt of demand therefor, Agent and each Lender for all Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 2.5(c)(i)) paid or payable by Agent or such Lender, and any Liabilities arising therefrom or relating thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of Agent or the applicable Lender(s) setting forth the amounts to be paid thereunder and delivered to the Borrower shall be absolute, conclusive and binding, absent manifest error.

(ii) Each Lender shall severally (but not jointly) reimburse and indemnify, within ten (10) days after receipt of demand therefor, Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that (i) the Borrower has not already indemnified the Agent for such Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 2.5(c)(ii)) paid or payable by Agent) and without limiting the obligation of the Borrower to do so and (ii) the Agent has used commercially reasonable efforts to collect such amounts from the Borrower for at least sixty (60) days after sending the initial invoice to the Borrower therefor).

(d) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall, on or before the date on which the Lender becomes a party to this Agreement, provide to Borrower and Agent a properly completed and executed IRS Form W-9 certifying that such Lender is not subject to backup withholding tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) and is entitled to an exemption from or reduction of U.S. federal withholding tax with respect to payments under this Agreement shall, on or before the date on which such Lender becomes a party to this Agreement, provide Borrower and Agent with a properly completed and executed IRS Form W-8ECI, W-8BEN-E, W-8IMY or other applicable forms (together with any required supporting documentation), or any other applicable certificate or document reasonably requested by the Borrower or Agent, and, if such Foreign Lender is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrower and Agent with a certificate (the “Portfolio Interest Certificate”) representing that such Foreign Lender is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrower described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code or any successor provisions thereto). If the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Portfolio Interest Certificate on behalf of such partners. Each Lender shall provide new forms (or successor forms) as reasonably requested by the Borrower and Agent from time to time and shall notify the Borrower and Agent in writing within a reasonable time after becoming aware of any event requiring a change in the most recent forms previously delivered by such Lender to the Borrower and Agent.

(e) If a payment to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and Agent, at the times prescribed by law or as reasonably requested by Borrower and Agent, such documentation as is required in order for the Borrower and Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.5(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.5, Agent or such Lender shall promptly pay such refund (but only to the extent of indemnity payments made under this Section 2.5 with respect to the Taxes refund) to the Borrower, net of all out-of-pocket expense (including any Taxes imposed thereon) of such Lender incurred in obtaining such refund or making such payment, provided that the Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender if Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.5(f), in no event shall Agent or a Lender be required to pay any amount to the Borrower pursuant to this Section 2.5(f), the payment of which would place such Lender in a less favorable net after-Tax position than Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted or otherwise imposed and the indemnification payments with respect to such Tax had never been paid. Nothing in this Section 2.5(f) shall require Agent or any Lender to disclose any information it deems confidential (including its tax returns) to any Person, including the Borrower.

Section 2.6 Costs, Expenses and Losses. If, as a result of any failure by the Borrower or any other Loan Party to pay any sums or Obligations due under this Agreement or any other Loan Document on the due date therefor (after the expiration of any applicable grace periods, but without giving effect to any grace period after the occurrence of an Event of Default of the type set forth in Section 5.4(d)), Agent or any Lender shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to make or maintain any Disbursement or Loan or provide the Subsequent Disbursement Commitments, the Borrower shall pay to Agent or such Lender upon request by the Lenders, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by it of a certificate from the Lenders setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation. For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense which may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund any Disbursement or Loan (or provide the Subsequent Disbursement Commitments) or any portion thereof.

Section 2.7 Interest. From and after the Agreement Date, the outstanding principal amount of the Loans and any overdue interest shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each month based on a year of 360 days). Interest shall be paid in cash quarterly in arrears commencing on March 31, 2018 and on the first Business Day of each calendar quarter thereafter (each, an “Interest Payment Date”); provided, however, that in lieu of making any payment of interest in cash pursuant to this Section 2.7 (but not interest payable pursuant to Section 2.8) and subject to the conditions set forth in Exhibit 2.7, the Borrower may elect to satisfy all or any such payment by the issuance to the Lenders of shares of Freely Tradable Common Shares (as defined in Exhibit 2.7) in accordance with the provisions of Exhibit 2.7; provided that the Borrower provides written notice to the Agent of such election five (5) Business Days prior to the Interest Payment Date (and Agent shall promptly (but, in any event, within two (2) Business Days after (i) receipt thereof by (A) Agent’s main operations contact or (B) any other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement) or (ii) knowledge of receipt of an item from the Borrower by Agent’s main operations contact or such other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement)) provide such written notice to the Lenders). The Parties mutually agree that the value of each Warrant being issued on the Agreement Date is $7.48 per share of Common Stock underlying such Warrant and the value of the Royalty Agreement is $10,400,000.

Section 2.8 Interest on Late Payments; Default Interest.

(a) Without limiting the remedies available to the Secured Parties under the Loan Documents or otherwise, to the maximum extent permitted by Applicable Law, if the Borrower or any other Loan Party fails to make a required payment of principal or interest with respect to the Loan or any other Obligations when due, other than to than to the extent arising from an acceleration (except for an acceleration due (completely or partially) to an Event of Default under Section 5.4(a) that is not caused by an automatic acceleration from an Event of Default under Section 5.4(d)) or bankruptcy, the Borrower shall pay, in respect of such principal, interest and other Obligations at the rate per annum equal to the Interest Rate plus ten percent (10%) for so long as such payment remains outstanding. Such interest shall be payable in cash on demand.

(b) At the election of Agent or the Required Lenders, while any Event of Default exists (or automatically, in the case of any Event of Default under Section 5.4(a) or Section 5.4(d)), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Applicable Law) on the Obligations and past due interest thereon, if any, from and after the date of occurrence of such Event of Default, at a rate per annum equal to the Interest Rate then in effect for the Loans plus two percent (2%). To the extent permitted by Applicable Law, such additional interest rate shall retroactively apply to the first day of existence of such Event of Default. Such interest shall be payable in cash on demand.

Section 2.9 Agent Fee; Yield Enhancement Fees; Upfront Fees.

(a) The Borrower shall pay to the Agent, for its own account, an annual, non-refundable agency fee and all such other amounts to be paid in accordance with the Agent Fee Letter. The Borrower agrees that such agency fees once paid, will not be refundable under any circumstances. All such agency fees will be paid in cash in U.S. dollars and shall not be subject to any reduction by way of setoff, counterclaim or otherwise.

(b) On each Disbursement Date, the Borrower shall pay in cash in Dollars to such Lender as the applicable Lender funding such Disbursement shall direct a yield enhancement fee in the amount of two percent (2%) of the principal amount of such Disbursement provided by such Lender (which, for the avoidance of doubt, such yield enhancement fee shall be paid on any amounts of such Disbursement that are not actually funded by such Lender that are instead used to pay any fees, costs or expenses set forth in the Loan Documents) on such Disbursement Date as consideration for providing such Disbursement and such yield enhancement fee, at the sole option of the applicable Lender, shall be deducted from such Disbursement for which such yield enhancement fee is due. Such yield enhancement fee shall be fully earned when paid (or when deducted from such Disbursement) and shall not be refundable for any reason whatsoever. Such yield enhancement fee will be paid in cash in U.S. dollars and shall not be subject to any reduction by way of setoff, counterclaim or otherwise.

(c) On each Disbursement Date, the Borrower shall pay in cash in Dollars to such Lender as the applicable Lender funding such Disbursement shall direct an upfront fee in the amount of two percent (2%) of the principal amount of such Disbursement funded by such Lender (which, for the avoidance of doubt, such upfront fee shall be paid on any amounts of such Disbursement that are not actually funded by such Lender that are instead used to pay any fees, costs or expenses set forth in the Loan Documents) on such Disbursement Date as consideration for providing such Disbursement and such upfront fee, at the sole option of the applicable Lender, shall be deducted from such Disbursement for which such upfront fee is due. Such upfront fee shall be fully earned when paid (or when deducted from such Disbursement) and shall not be refundable for any reason whatsoever.

Section 2.10 Delivery of Warrants.

(a) On the Agreement Date, the Borrower shall issue to the Lenders, based on such Lenders’ respective Pro Rata Shares, warrants to purchase an aggregate of 3,792,868 shares of Common Stock at an Exercise Price (as defined in the Warrants) of $16.50 per share (each as subject to any adjustments provided for therein), each in substantially in the form of Exhibit C attached hereto (as amended, restated, supplemented or otherwise modified from time to time, the “Warrants”) with an expiration date of January 5, 2025.

(b) The Warrants issued pursuant to this Section 2.10 shall be allocated among the Lenders as set forth on Annex A.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Loan Parties. In order to induce the Lenders to make the Loans pursuant to this Agreement and to induce the Agent and the Lenders to enter into this Agreement, the Loan Parties, jointly and severally, represent and warrant as of the Agreement Date and on each Disbursement Date that:

(a) Each Loan Party is (i) conducting its business in all material respects in compliance with its Organizational Documents and (ii) not in violation in any material respect of its Organizational Documents. Each Loan Party’s Organizational Documents are in full force and effect.

(b) No Default or Event of Default has occurred or will result from the transactions contemplated by the Loan Documents.

(c) On the Agreement Date (both before and after giving effect to the Transactions) and on each Disbursement Date (both before and after giving effect to such Disbursement and the use of the proceeds thereof), the following is true with respect to the Loan Parties and their Subsidiaries, taken as a whole, as of the date hereof: (i) the present fair salable value of the assets of the Loan Parties and their Subsidiaries, taken as a whole (determined on a going concern basis), is greater than (A) the total amount of debts and liabilities (including subordinated, contingent and un-liquidated liabilities) of the Loan Parties and their Subsidiaries, taken as a whole, and (B) the amount that will be required to pay the probable liability, on a consolidated basis, of the Loan Parties’ and their Subsidiaries’ debts and other liabilities as such debts and liabilities become absolute and matured; (ii) the Loan Parties and their Subsidiaries, taken as a whole, are able to pay all debts and liabilities (including subordinated, contingent and un-liquidated liabilities) as such debts and liabilities become absolute and matured; and (iii) the Loan Parties and their Subsidiaries, taken as a whole, do not have unreasonably small capital with which to conduct the business in which they are engaged as business is now conducted and is proposed to be conducted following the date hereof. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(d) Except as otherwise expressly permitted by this Agreement, no Loan Party has taken any action, and no such action has been taken by a third party, for its winding up, dissolution or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for any Loan Party or any or all of its assets or revenues.

(e) No Lien exists on any Loan Party’s assets, except for Permitted Liens.

(f) This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as the enforcement hereof or thereof may be limited by insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors rights generally.

(g) No Indebtedness of any Loan Party exists other than Permitted Indebtedness.

(h) Each Loan Party is validly existing as a corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable. Each Loan Party (i) has full power and authority to (B) own its properties, (B) conduct its business, (C) issue the Securities in accordance with the Loan Documents, (D) enter into, and perform its obligations under, the Loan Documents, including the issuance of the Securities and the reservation for issuance of the Warrant Shares and (E) consummate the transactions contemplated under the Loan Documents, and (ii) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, in each case of this clause (ii), where the failure to be so qualified, licensed or in good standing would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(i) There is not any pending or, to the knowledge of the Loan Parties, threatened in writing, action, suit or other proceeding before any Governmental Authority (A) to which any Loan Party is a party (1) as of the Agreement Date or (2) at any time such representation and warranty is made, that would reasonably be expected to result in, individually or in the aggregate, at Material Adverse Effect, (B) which purports to affect or pertain to the Loan Documents, the Transactions or the other transaction contemplated hereby or thereby or (C) except as set forth in the SEC Documents of the Borrower filed after December 31, 2016 and prior to the Agreement Date, which has as the subject thereof any assets owned by any Loan Party or any of its Subsidiaries, in each case which would reasonably be expected to result in monetary judgments or relief, individually or in the aggregate, in excess of $250,000. There are no current or, to the knowledge of the Loan Parties, pending, legal actions, suits or other proceedings, in each case which would reasonably be expected to result in (A) except as set forth in the SEC Documents of the Borrower filed after December 31, 2016 and prior to the Agreement Date, as of the Agreement Date, monetary judgments or relief, individually or in the aggregate, in excess of $250,000 or (B) at any time that such representation or warranty is made, individually or in the aggregate, a Material Adverse Effect, in each case of clauses (A) and (B) of this sentence, to which any Loan Party or any of its Subsidiaries or any of their respective assets is subject. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

(j) Each of this Agreement and the other Loan Documents and the issuance of the Securities hereunder and thereunder, has been duly authorized, executed and delivered by each Loan Party and, to the extent applicable, the holders of the Borrower’s Stock and no further consent or authorization is required by the Borrower, the Borrower’s board of directors (or other equivalent governing body) or the holders of the Borrower’s Stock, and this Agreement and the other Loan Documents constitute valid, legal and binding obligations of each Loan Party, enforceable in accordance with their terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally. The stockholders of the Company duly approved the issuance of the Purchased Shares, the Interest Payment Shares, the Warrant Shares and the shares of Common Stock issuable pursuant to the Agreement Date Acquisition Agreement on December 27, 2017 at a duly called and held special meeting of stockholders of the Borrower in accordance with applicable requirements of the NASDAQ Stock Market (“NASDAQ”), and no further authorization or approval is required to satisfy the requirements of NASDAQ in connection with the performance by the Borrower of its obligations under the Loan Documents, including the issuance of the Securities. The Purchased Shares, the Interest Payment Shares and the Warrant Shares have been approved for listing on the Principal Market, subject to official notice of issuance. The execution, delivery and performance of the Loan Documents by each Loan Party party thereto and the consummation of the transactions (including the issuance of the Securities hereunder and thereunder) contemplated herein and therein will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any assets of any such Loan Party pursuant to, any agreement, document or instrument to which such Loan Party is a party or by which any Loan Party is bound or to which any of the assets or property of any Loan Party is subject, except, with respect to this clause (A), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (B) result in any violation of or conflict with the provisions of the Organizational

Documents or (C) result in the violation of any Applicable Law, or of any judgment, order, rule, regulation or decree of any Governmental Authority, except, with respect to this clause (C), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(k) No consent, approval, Authorization or order of, or registration or filing with any Governmental Authority or any other Person is required for (i) the execution, delivery and performance of this Agreement or any of the other Loan Documents, and the issuance of the Securities hereunder and thereunder, and (ii) the consummation by any Loan Party of the Transactions or the other transactions contemplated hereby or thereby, except for (w) registrations and filings expressly contemplated by the Registration Rights Agreement, (x) filings of reports under the Exchange Act expressly contemplated by this Agreement and the other Loan Documents, (y) filings expressly contemplated by the Security Agreement, and (z) such other consents, authorizations and filings that have been obtained or made, or, with respect to clause (ii) only, which, if not obtained or made would not have a Material Adverse Effect.

(l) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (i) (A) each Loan Party holds, and is operating in compliance in all material respects with, all franchises, grants, Authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business and (B) all Necessary Documents are valid and in full force and effect;

(ii) no Loan Party has received written notice of any revocation, non-renewal, amendment or other modification of any of the Necessary Documents; and (iii) each Loan Party is in compliance in all respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees applicable to the conduct of its business.

(m) As of the Agreement Date, the Real Estate listed in Schedule 3.1(m) constitutes all of the Real Estate of each Loan Party and each of its Subsidiaries. Each Loan Party has good and marketable title to all of its assets and property free and clear of all Liens, except Permitted Liens. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the property held under lease by each Loan Party is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of such Loan Party.

(n) Each Loan Party owns, or has the right to use pursuant to a valid and enforceable license, free and clear of any Liens other than Permitted Liens, all Intellectual Property (as defined below) that is necessary for the conduct of its business as currently conducted (the “IP”). All IP that is owned by a Loan Party and registered with or issued by a Governmental Authority is currently in the name of such Loan Party, valid and, to the knowledge of the Loan Parties, enforceable. There is no pending or, to the knowledge of the Loan Parties, threatened action, suit, other proceeding or claim by any Person challenging or contesting the validity, ownership, or enforceability of any IP or the use thereof by any Loan Party, and no Loan Party has received any written notice regarding any such pending or threatened action, suit, other proceeding or claim except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the Agreement Date, to the knowledge of the Loan Parties, neither the conduct of the business of any Loan Party, nor any Loan Party has infringed, misappropriated or otherwise violated in the last five years, or is infringing, misappropriating or otherwise violating, any Intellectual Property of any Person. As of the Agreement Date, there is no pending or, to the knowledge of the Loan Parties threatened, action, suit, other proceeding or claim by any Person alleging that any Loan Party is infringing, misappropriating or violating, or otherwise using without authorization, any Intellectual Property of any Person, and no Loan Party has received any written notice regarding, any such pending or threatened action, suit, other proceeding or claim. The term “Intellectual Property” as used herein means all (i) trademarks, service marks, trade dress, slogans, logos, trade names, corporate names, Internet domain names, and any other indicia of source, together with all goodwill associated with each of the foregoing, (ii) copyrights (whether or not registered or published) and works of authorship, (iii) registrations and applications for registration for any of the foregoing, (iv) patents (including all reissuances, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, patent disclosures and inventions (whether or not patentable or reduced to practice), (v) computer software (including but not limited to source code and object code), data, databases, and documentation thereof, (vi) trade secrets and other confidential information, know-how, protocols, processes, methodologies, techniques, strategies, and processes, (vii) other intellectual property and all rights associated with any of the foregoing, including without limitation the right to prosecute and recover monetary damages for any past, present and future infringements and other violations thereof, and (viii) copies and tangible embodiments of the foregoing (in whatever form and medium).

(o) No Loan Party is, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, in breach of or otherwise in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such breach or other default in the performance of any agreement or condition contained in any agreement under which it may be bound, or to which any of its assets is subject.

(p) All U.S. federal, state and local income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliates have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any material Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Agreement Date, no material Tax Return is under audit or examination by any Governmental Authority, and no Tax Affiliate has received written notice from any Governmental Authority of any audit or examination or any assertion of any claim for material Taxes. To the extent material, proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of Applicable Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

(q) Except as set forth on Schedule 3.1(q), no Loan Party is bound by any agreement that affects the exclusive right of each Loan Party to develop, license, market or sell its services.

(r) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect after the Agreement Date, each Loan Party: (A) at all times has complied with all Applicable Laws; (B) has not received any warning letter or other correspondence or notice from the any Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any Authorizations; (C) possesses and complies with the Authorizations, which are valid and in full force and effect; (D) has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorization and has no knowledge that any Governmental Authority is considering such action; and (E) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations.

(s) The Borrower has filed all of the SEC Documents within the time frames prescribed by the SEC (including any available grace periods and extensions authorized by the SEC) for the filing of such SEC Documents such that each filing was timely filed with the SEC. The Borrower filed and made publicly available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (including any successor thereto, “EDGAR”) on or prior to the date this representation is made, true, correct and complete copies of the SEC Documents. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act (as applicable) applicable thereto. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the filing of the SEC Documents, no event has occurred that would require an amendment or supplement to any of the SEC Documents and as to which such an amendment or a supplement has not been filed and made publicly available on EDGAR prior to the date this representation is made. The Borrower has not received any written comments from the SEC staff that have not been resolved, to the knowledge of the Borrower, to the satisfaction of the SEC staff.

(t) As of their respective dates, the financial statements (consolidated, as applicable) of the Borrower and its Subsidiaries, any predecessor of the Borrower and any Person acquired by the Borrower or any of its Subsidiaries included in the SEC Documents (including by way of incorporation by reference) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP except as otherwise expressly noted therein, consistently applied (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and lack of footnote disclosures), and fairly present in all material respects the financial position (on a consolidated basis, as applicable) of the Borrower and its Subsidiaries (or other acquired Persons, as applicable) as of the dates thereof and the consolidated results of their (or its) operations, cash flows and changes in stockholders equity (in each case, on a consolidated basis, as applicable) for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and lack of footnote disclosures). The accounting firm that expressed its opinion with respect to the consolidated financial statements included in the Borrower’s most recently filed annual report on Form 10-K, and reviewed the consolidated financial statements included in the Borrower’s most recently filed quarterly report on Form 10-Q, was independent of the Borrower pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC to the extent required by the applicable rules and guidance from the Public Company Accounting Oversight Board (United States). There is no transaction, arrangement or other relationship between the Borrower (or any of its Subsidiaries) and an unconsolidated or other off-balance-sheet Person that is required to be disclosed by the Borrower in the SEC Documents that has not been so disclosed in the SEC Documents. Neither the Borrower nor any of its Subsidiaries is required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date this representation is made and to which the Borrower or any of its Subsidiaries is a party that has not been previously filed as an exhibit (including by way of incorporation by reference) to the Borrower’s reports filed or made with the SEC under the Exchange Act. Other than (i) the liabilities assumed or created pursuant to this Agreement and the other Loan Documents, (ii) liabilities accrued for in the latest balance sheet included in the Borrower’s most recent periodic report (on Form 10-Q or Form 10-K) filed prior to the date this representation is made (the date of such balance sheet, the “Latest Balance Sheet Date”) and (iii) liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date, the Borrower and its Subsidiaries do not have any other liabilities (whether fixed or unfixed, known or unknown, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured, and regardless of when any action, claim, suit or proceeding with respect thereto is instituted). The pro forma financial statements included in the SEC Documents (including by way of incorporation by reference) comply, in all material respects, with the applicable requirements of Regulation S X promulgated by the SEC, the assumptions used in preparing such pro forma financial statements provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts. Since December 31, 2016, there has been no Material Adverse Effect or any event or circumstance which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All financial performance projections delivered to any Secured Party, including the financial performance projections delivered on or prior to the Agreement Date, represent the Borrower’s and its Subsidiaries’ good faith estimate of future financial performance and are based on assumptions believed by the Borrower and its Subsidiaries to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and the Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

(u) The Borrower and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP in all material respects and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences (such internal accounting controls (including clauses (i) – (iv) above), collectively, “Internal Controls”). The Borrower and its Subsidiaries have (A) timely filed and made publicly available on EDGAR all certifications, statements and documents required by Rule 13a-14 or Rule 15d-14 under the Exchange Act. The Borrower and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that the information required to be disclosed by the Borrower and its Subsidiaries in the reports that they file with or submit to the SEC (A) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (B) is accumulated and communicated to the Borrower’s (and, to the extent applicable, its Subsidiaries’) management, including its or their principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. The Borrower and its Subsidiaries maintain internal control (including Internal Controls) over financial reporting required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; to the knowledge of the Loan Parties, such internal control (including Internal Controls) over financial reporting is effective and does not contain any material weaknesses.

(v) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no Loan Party has engaged, and no other Person has engaged in any “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, with respect to any Employee Benefit Plan, (ii) (A) at no time within the last seven years has the Borrower or any ERISA Affiliate maintained, sponsored, participated in, contributed to or had any Liability with respect to, and (B) no Loan Party or any ERISA Affiliate has any Liability or obligation in respect of, any Title IV Plan, Multiemployer Plan or any multiple employer plan for which the Borrower or any ERISA Affiliate has incurred or could incur Liability under Section 4063 or 4064 of ERISA, (iii) no Loan Party has any obligation or Liability with respect to post-termination or retiree health, life insurance or other retiree or post-termination welfare benefits except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law or for which premiums therefor are paid solely by participants or their designated beneficiaries, (iv) each Employee Benefit Plan is and has been operated in compliance with its terms and all Applicable Laws, including ERISA and the Code, (v) (A) no ERISA Event has occurred and (B) no event or condition exists or existed that would reasonably be expected to subject the Borrower or any ERISA Affiliate to any tax, fine, lien, penalty or Liability imposed by ERISA, the Code or other Applicable Law, except for any such ERISA Event or tax, fine, lien, penalty or liability that would not be expected, individually or in the aggregate, to have a Material Adverse Effect and (vi) no Loan Party maintains or has any obligation or Liability with respect to any Foreign Benefit Plan.

(w) The Borrower’s Subsidiaries are set forth in Schedule 3.1(w) (as such Schedule 3.1(w) may be updated from time to time in connection and accordance with Section 5.1(k).

(x) Subsequent to December 31, 2016, the Borrower has not declared or paid any dividends or made any distribution of any kind with respect to its Stock other than those set forth on Schedule 3.1(x).

(y) All of the issued and outstanding shares of Stock of the Borrower are duly authorized and validly issued, fully paid and non-assessable, have been issued in compliance with all federal and state and foreign securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing. All of the Agreement Date Acquisition Shares are duly authorized and, upon issuance in accordance with the Agreement Date Acquisition Agreement and the Equity Financing Agreements (as applicable), will be validly issued, fully paid and non-assessable and will have been issued in compliance with all federal and state and foreign securities laws and will not have been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing. The Borrower has provided a copy of each of the Equity Financing Agreements to the Lenders, and the Agreement Date Acquisition Shares, other than shares being issued pursuant to the Agreement Date Acquisition Agreement, will be issued pursuant to the terms and conditions of the applicable Equity Financing Agreements (without material amendment or modification thereof). The Borrower has reserved for issuance a number of shares of Common Stock sufficient to cover all shares issuable upon the exercise of the Warrants (such shares, together with any shares of Common Stock otherwise issuable pursuant to the Warrants, the “Warrant Shares”) (computed without regard to any limitations on the number of shares that may be issued on exercise). The Purchased Shares, the Interest Payment Shares, the Warrants, the Warrant Shares and the other distributions required to be made pursuant to the Warrants (the “Warrant Distributions”) have been duly authorized. Upon issuance in accordance with the terms of the Stock Purchase Agreement, the Purchased Shares will be validly issued, fully paid and non-assessable and free from all taxes and Liens with respect to the issue thereof, with the holders thereof being entitled to all rights accorded to a holder of Common Stock. The Purchased Shares will represent 9.985% of the outstanding shares of Common Stock immediately following the issuance thereof and the issuance of all of the Agreement Date Acquisition Shares (the calculation of the number of Purchased Shares being set forth on Schedule 3.1(y)). Upon issuance in accordance with the terms of this Agreement (including Exhibit 2.7), the Interest Payment Shares will be validly issued, fully paid and non-assessable and free from all taxes and Liens with respect to the issue thereof, with the holders thereof being entitled to all rights accorded to a holder of Common Stock. Upon issuance in accordance with the terms of this Agreement, the holders of the Warrants will be entitled to the rights set forth in the Warrants. Upon issuance in accordance with the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable and free from all taxes and Liens with respect to the issue thereof, with the holders thereof being entitled to all rights accorded to a holder of Common Stock. The issuance by the Borrower of the Securities is exempt from registration under the Securities Act and applicable state securities laws. All of the Borrower’s authorized, issued and outstanding shares of Stock of the Borrower and each of its Subsidiaries and the Agreement Date Acquisition Shares are set forth in Schedule 3.1(y), and, except as set forth in Schedule 3.1(y), there are no (i) Stock options or other Stock incentive plans, employee Stock purchase plans or other plans, programs or arrangements of the Borrower or any of its Subsidiaries under which Stock options, Stock or other Stock-based or Stock-linked awards are issued or issuable to officers, directors, employees, consultants or other Persons, (ii) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, any Stock of the Borrower or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Borrower or any of its Subsidiaries is or may become bound to issue additional Stock of the Borrower or any of its Subsidiaries, or options, warrants or scrip for rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of Stock of the Borrower or any of its Subsidiaries, (iii) agreements or arrangements under which the Borrower or any of its Subsidiaries is obligated to register the sale of any of their securities or Stock under the Securities Act (except the Registration Rights Agreement), (iv) outstanding Stock, securities or instruments of the Borrower or any of its Subsidiaries that contain any redemption or similar provisions, or contracts, commitments, understandings or arrangements by which the Borrower or any of its Subsidiaries is or may become bound to redeem a security of the Borrower, (v) Stock or other securities or instruments containing anti-dilution or similar provisions that may be triggered by the issuance of securities of the Borrower or any of its Subsidiaries or (vii) stock appreciation rights or “phantom stock” plans or agreements or any similar plans or agreements to which Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is otherwise subject or bound. There are no (X) stockholders’ agreements, voting agreements or similar agreements to which Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is otherwise subject or bound, (Y) preemptive rights or any other similar rights to which any Stock of the Borrower or any of its Subsidiaries is subject or (Z) any restrictions upon the voting or transfer of any Stock of the Borrower or any of its Subsidiaries (other than restrictions on transfer imposed by U.S. federal and state securities laws). The issuance and delivery of the Purchased Shares, the Interest Payment Shares, the Warrants and the Warrant Shares does not and will not: (i) require approval from any Governmental Authority; (ii) obligate the Borrower to issue shares of Common Stock or other securities to any Person (other than the Lenders); and (iii) will not result in a right of any holder of the Borrower’s securities to adjust the exercise, conversion, exchange or reset price under and will not result in any other adjustments (automatic or otherwise) under, any securities of the Borrower. The Borrower has furnished to Agent and each Lender true, correct and complete copies of each Loan Parties’ Organizational Documents and any amendments, restatements, supplements or modifications thereto, and all documents, agreements and instruments containing the terms of all securities and Stock convertible into, or exercisable or exchangeable for, Common Stock or other Stock of any Loan Party or its Subsidiaries, and the material rights of the holders thereof in respect thereto.

(z) No Loan Party and no Subsidiary of any Loan Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. As of the Agreement Date, except as set forth on Schedule 3.1(z), no Loan Party and no Subsidiary of any Loan Party owns any Margin Stock.

(aa) To the extent any Revolving Credit Facility is outstanding or otherwise in existence, (i) the Borrower has delivered to the Agent and the Lenders a true, complete and correct copy of all of the Revolving Credit Facility Documents (in each case, including all schedules, exhibits, amendments, restatements, supplements, modifications, assignments and all other agreements, instruments and documents delivered pursuant thereto or in connection therewith), and (ii) all Obligations (A) constitute permitted Indebtedness under the Revolving Credit Facility Documents and (B) are entitled to the benefits of the Lien subordination and other intercreditor provisions contained in the Revolving Credit Facility Intercreditor Agreement.

(bb) The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 2.1.

(cc) Except as set forth in Schedule 3.1(cc) and except where any failures to comply could not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Loan Parties and their Subsidiaries, each Loan Party and each Subsidiary of each Loan Party (a) are, and for the past five years have been in compliance with all applicable Environmental Laws, including obtaining and maintaining all Permits required by any applicable Environmental Law, (b) is not party to, and no Real Estate currently (or to the knowledge of any Loan Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any contractual obligation or any pending or, to the knowledge of any Loan Party, threatened, order, action, investigation, suit, proceeding, audit, Lien, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) has not caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (d) currently (or to the knowledge of any Loan Party, previously) own, lease, sublease, operate or otherwise occupy no Real Estate that is contaminated by any Hazardous Materials and (e) is not, and has not been, engaged in, and has not permitted any current or former tenant to engage in, operations in violation of any Environmental Law and knows of no facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws.

(dd) None of any Loan Party, any Person controlling any Loan Party or any Subsidiary of any Loan Party is (a) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act, or otherwise registered or required to be registered under, or subject to the restrictions imposed by, the Investment Company Act, or

(b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

(ee) There are no strikes, boycotts, grievances, work stoppages, slowdowns, lockouts or other job actions existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Loan Party or any Subsidiary of any Loan Party or any Target, except for those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Schedule 3.1(ee), as of the Agreement Date, (a) there is no memorandum of understanding, collective bargaining or similar agreement, and there is no ongoing negotiation or duty to negotiate, with any union, labor organization, works council or similar representative covering any Employee or otherwise binding any Loan Party or any Subsidiary of any Loan Party or any Target, (b) no petition for certification or election of any such representative is existing or pending with respect to any Employee, (c) to the knowledge of any Loan Party, no such representative has sought certification or recognition with respect to any Employee, and (d) to the knowledge of any Loan Party, no Employee or his or her representative is engaged in any organizing efforts. All current and former Employees are or were correctly classified as exempt or non-exempt under, and are and have been paid in accordance with, all applicable federal, state, and local wage and hour laws, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Further, all individuals who perform or have performed services for any Loan Party, any Subsidiary of any Loan Party, or any Target are or were correctly classified under each Employee Benefit Plan, ERISA, the Internal Revenue Code and other Applicable Law as common law employees, independent contractors or other non-employee basis, or leased employees, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Loan Party, Subsidiary of any Loan Party, and Target are in material compliance with all Applicable Laws concerning employment, including without limitation hiring, background checks, compensation, benefits, wages (including payment of overtime), wage deductions and withholdings, classification, immigration, work authorization, employment eligibility verification, reporting, taxation, occupational health and safety, equal rights, labor relations, accommodations, breaks, notices, employment policies, paid or unpaid time off work, accessibility, privacy, and workers’ compensation, except for those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(ff) Schedule 3.1(ff) lists each Loan Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Loan Party’s chief executive office or sole place of business, in each case as of the date hereof.

(gg) Schedule 3.1(gg) lists all banks and other financial institutions securities intermediary or commodity intermediary at which any Loan Party maintains deposit, securities, commodities or similar accounts as of the Agreement Date, and such Schedule 3.1(gg) correctly identifies the name, address and any other relevant contact information reasonably requested by Agent or the Required Lenders with respect to each depository or intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

(hh) None of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Loan Party or any of their Subsidiaries in connection with the Loan Documents and the Transactions (including the offering and disclosure materials, if any, delivered by or on behalf of any Loan Party to any Secured Party prior to the Agreement Date, but excluding any financial performance projections), when taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

(ii) Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. No Loan Party and no Subsidiary of a Loan Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law. Each Loan Party and each Subsidiary of each Loan Party is in compliance with all laws related to terrorism or money laundering (“Anti-Money Laundering Laws”) including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), and any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to (A) anti-money laundering rules and regulations or (B) in all material respects, “know your customer” rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such Anti-Money Laundering Laws is pending or threatened to the knowledge of each Loan Party and each Subsidiary of each Loan Party. Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (“Anti-Corruption

Laws”). None of any Loan Party or any Subsidiary of a Loan Party, nor to the knowledge of any Loan Party or any Subsidiary thereof, any director, officer, agent, employee or other Person acting on behalf of the Loan Party or any Subsidiary of a Loan Party, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws. The Loan Party and each Subsidiary of a Loan Party maintains and implements policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

(jj) The Borrower and its Subsidiaries are in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder (collectively, “Sarbanes-Oxley”).

(kk) All Obligations, constitute senior secured Indebtedness entitled to the benefits of the subordination and/or intercreditor provisions contained in the applicable subordination and/or intercreditor agreements governing any subordinated Indebtedness.

(ll) The Borrower is not, and never has been, a “shell company” (as defined in Rule 12b-2 under the Exchange Act). The Borrower is eligible to register the Purchased Shares, the Interest Payment Shares and the Warrant Shares for resale by the holders thereof on a registration statement on Form S-3 under the Securities Act.

(mm) Neither the Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer, sale or issuance of the Securities.

(nn) Neither the Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made, or will make, any offers or sales of any security or Stock or solicited any offers to buy any security or Stock, under circumstances that would require registration of any of the Securities under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by the Borrower for purposes of the Securities Act or any applicable holder of Stock approval provisions of the Principal Market or any other authority.

(oo) The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and neither the Borrower nor any of its Subsidiaries has taken, or will take, any action designed to terminate, or which to the knowledge of the Borrower and its Subsidiaries is likely to have the effect of terminating, the registration of the Common Stock under the Exchange Act, nor has the Borrower or any of its Subsidiaries received any notification that the SEC is contemplating terminating such registration. Neither the Borrower nor any of its Subsidiaries is in violation of any of the rules, regulations or requirements of the Principal Market, and, to the knowledge of the Borrower and its Subsidiaries, there are no facts or circumstances that would reasonably be expected to lead to suspension or termination of trading of the Common Stock on the Principal Market. Since February 3, 2012, (i) the Common Stock has been listed or designated for quotation, as applicable, on the Principal Market, (ii) trading in the Common Stock has not been suspended or deregistered by the SEC or the Principal Market, and (iii) neither the Borrower nor any of its Subsidiaries has received any communication, written or oral, from the SEC or the Principal Market regarding the suspension or termination of trading of the Common Stock on the Principal Market.

(pp) The Common Stock is eligible for clearing through The Depository Trust Company (“DTC”), through its Deposit/Withdrawal at Custodian (DWAC) system, and the Borrower is eligible for and participating in the Direct Registration System (DRS) of DTC with respect to the

Common Stock. The transfer agent for the Common Stock is a participant in, and the Common Stock is eligible for transfer pursuant to, DTC’s Fast Automated Securities Transfer Program. The Common Stock is not, and has not at any time been, subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of transactions in shares of Common Stock through DTC.

(qq) The Borrower and the Borrower’s board of directors (or equivalent governing body) have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Borrower’s Organizational Documents or the laws of the State of Delaware that is or could become applicable to any of the Secured Parties as a result of the transactions contemplated by the Loan Documents and the Borrower’s fulfilling its obligations with respect thereto, including the Borrower’s issuance of the Securities and any Secured Party’s ownership of the Securities. The Borrower has not adopted a stockholders rights plan (or “poison pill”) or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Borrower.

(rr) It is understood and acknowledged by the Borrower that none of the Secured Parties nor holders of the Securities has been asked to agree, nor has any Secured Party agreed, to desist from purchasing or selling, long and/or short, Stock or other securities of the Borrower, or “derivative” securities or Stock based on Stock or other securities issued by the Borrower or to hold the Securities for any specified term; and no Secured Party nor holder of Securities shall be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction. The Borrower further understands and acknowledges that (i) one or more Secured Parties or holders of Securities may engage in hedging and/or trading activities at various times during the period that the Securities are outstanding, and

(ii) such hedging and/or trading activities, if any, can reduce the value of the Stock held by the existing holders of Stock of the Borrower, both at and after the time the hedging and/or trading activities are being conducted. The Borrower acknowledges that any such hedging and/or trading activities do not constitute a breach of any Loan Document or affect the rights of any Secured Party or holder of Securities under any Loan Document. The Borrower acknowledges that the issuance of any Interest Payment Shares or Warrant Shares may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Borrower further acknowledges that its obligations under the Loan Documents, including its obligation to issue the Warrant Shares upon exercise of the Warrants, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim any Loan Party may have against any of the Secured Parties and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Borrower.

(ss) The Borrower and the other Loan Parties are solely responsible for the payment of any fees, costs, expenses and commissions of any placement agent, broker or financial adviser relating to or arising out of the transactions contemplated by the Loan Documents. The Borrower and the other Loan Parties will pay, and hold each of the Secured Parties harmless against, any liability, loss or expense (including attorneys’ fees, costs and expenses) arising in connection with any claim for any such payment.

(tt) The Borrower has furnished Agent and the Lenders with a true, correct and complete copy of the Agreement Date Acquisition Documents. Each of the Loan Parties and their Subsidiaries and, to the Loan Parties’ and their Subsidiaries’ knowledge, each other party to the Agreement Date Acquisition Documents, has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Agreement Date Acquisition Documents and the consummation of transactions contemplated thereby. As of the Agreement Date, the Agreement Date Acquisition and the other Transactions have been consummated (or are being consummated substantially contemporaneously with the Initial Disbursement hereunder) in accordance with the terms of the Agreement Date Acquisition Documents. Except both (I) as would not reasonably be expected to have a Material Adverse Effect and (II) to the extent that any such breach, violation or failure to comply with such legal requirements or any failure to obtain and maintain in full force and effect such consents, approvals and exemptions would not (Y) provide any Loan Party or any other Person the right to terminate the Agreement Date Acquisition Documents or fail to consummate the Agreement Date Acquisition or (Z) cause any breach or default under the Agreement Date Acquisition Documents, in all other cases, the Agreement Date Acquisition and the other Transactions do not breach, violate or cause noncompliance with any applicable legal requirements and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by a Loan Party or any of its Subsidiaries and, to Loan Parties’ and their Subsidiaries’ knowledge, each other party to the Agreement Date Acquisition Documents have been, prior to consummation of the Agreement Date Acquisition and other Transactions, duly obtained and are in full force and effect. As of the date of the Agreement Date Acquisition Agreement, to the extent required under the Agreement Date Acquisition Agreement or Applicable Law, all applicable waiting periods with respect to the Agreement Date Acquisition and the other Transactions have expired without any action being taken by any competent Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Agreement Date Acquisition or the other Transactions. Except both (I) as would not result in a Material Adverse Effect and (II) would not (Y) provide any Loan Party or any other Person the right to terminate the Agreement Date Acquisition Documents or fail to consummate the Agreement Date Acquisition or (Z) cause any breach or default under the Agreement Date Acquisition Documents, the execution and delivery of the Agreement Date Acquisition Documents and the consummation of the Agreement Date Acquisition and the other Transactions did not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Loan Party or any Loan Party’s Subsidiaries or, to the Loan Parties’ and their Subsidiaries’ knowledge, any other party to the Agreement Date Acquisition Documents, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Loan Party or any Loan Party’s Subsidiary is a party or by which any Loan Party or any Loan Party’s Subsidiary is bound or, to the Loan Parties’ and their Subsidiaries’ knowledge, to which any other party to the Agreement Date Acquisition Documents is a party or by which any such party is bound. No statement or representation made in the Agreement Date Acquisition Documents by any Loan Party or any Loan Party’s Subsidiary or, to the Loan Parties’ and their Subsidiaries’ knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time that such statement or representation is made. (i) Each of the representations and warranties contained in the Agreement Date Acquisition Documents made by a Loan Party or any Loan Party’s Subsidiary is true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) and (ii) to the Loan Parties’ and their Subsidiaries’ knowledge, each of the representations and warranties contained in the Agreement Date Acquisition Documents made by any Person other than a Loan Party or any Loan Party’s Subsidiary is true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein), in each case, other than to the extent that any failure of such representation or warranty to be true, correct or complete would not (A) provide any Loan Party or any other Person the right to terminate the Agreement Date Acquisition Documents or fail to consummate he Agreement Date Acquisition or (B) cause any breach or default under the Agreement Date Acquisition Documents.

(uu) Schedule 3.1(uu) sets forth, as of the Agreement Date, a complete and correct list of all Registrations held by each Loan Party and its Subsidiaries. Such listed Registrations are the only Registrations that are required for the Loan Parties and their Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted. Each Loan Party and its Subsidiaries has, and it and its Products are in conformance with, all Registrations required to conduct its respective businesses as now or currently proposed to be conducted except where the failure to have such Registrations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of each Loan Party and its Subsidiaries, neither the FDA nor other Governmental Authority is considering limiting, suspending or revoking such Registrations or changing the marketing classification or labeling or other significant parameter affecting the Products of the Loan Parties or any of their respective Subsidiaries. To the knowledge of each Loan Party and its Subsidiaries, there is no false or misleading information or significant omission in any product application or other submission to the FDA or other Governmental Authority administering Public Health Laws. The Loan Parties and their respective Subsidiaries have fulfilled and performed their obligations under each Registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default, or would cause revocation or termination of any such Registration. To the knowledge of each Loan Party and its Subsidiaries, no event has occurred or condition or state of facts exists which could present potential product liability related, in whole or in part, to Regulatory Matters. To the knowledge of each Loan Party and its Subsidiaries, any third party that is a manufacturer or contractor for the Loan Parties or any of their respective Subsidiaries is in compliance with all Registrations required by the FDA or comparable Governmental Authority and all Public Health Laws insofar as they reasonably pertain to the Products of the Loan Parties and their respective Subsidiaries.

(vv) All Products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of the Loan Parties or their respective Subsidiaries that are subject to Public Health Laws have been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in material compliance with the Public Health Laws and each other Applicable Law, including clinical and non-clinical evaluation, product approval or clearance, premarketing notification, good manufacturing practices, labeling, advertising and promotion, record-keeping, establishment registration and device listing, reporting of recalls and adverse event reporting.

(ww) Except as set forth on Schedule 3.1(ww), no Loan Party nor its Subsidiaries is subject to any obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of a Governmental Authority, warning letter, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with a Governmental Authority with respect to Regulatory Matters, and, to the knowledge of each Loan Party and its Subsidiaries, no such obligation has been threatened. Each Loan Party and its Subsidiaries has made all notifications, submissions, and reports required by any such obligation, and all such notifications, submissions and reports were true, complete, and correct in all material respects as of the date of submission to FDA or any other Governmental Authority. There is no, and there is no act, omission, event, or circumstance of which any Loan Party or any of its Subsidiaries has knowledge that could reasonably be expected, individually or in the aggregate, to give rise to or lead to, any material civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information against any Loan Party or its Subsidiaries, and, to each Loan Party’s and its Subsidiary’s knowledge, no Loan Party nor its Subsidiaries has any material liability (whether actual or contingent) for failure to comply with any Public Health Laws. There has not been any violation of any Public Health Laws by any Loan Party or its Subsidiaries in its product development efforts, submissions, record keeping and reports to the FDA or any other Governmental Authority that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of each Loan Party and each of its Subsidiaries, there are no civil or criminal proceedings relating to any Loan Party or any of its Subsidiaries or any officer, director or employee of any Loan Party or Subsidiary of any Loan Party that involve a matter within or related to the FDA’s or any other Governmental Authority’s jurisdiction. No Loan Party nor any Affiliate thereof has received any material adverse notice (written or oral) from the FDA or any other Governmental Authority regarding the approvability or approval of any Product.

(xx) As of the Agreement Date, except as set forth on Schedule 3.1(xx), no Loan Party nor its Subsidiaries is undergoing any inspection related to Regulatory Matters or any other Governmental Authority investigation.

(yy) During the period of three calendar years immediately preceding the Agreement Date, no Loan Party nor any Subsidiary of any Loan Party has introduced into commercial distribution any Products manufactured by or on behalf of any Loan Party or any Subsidiary of a Loan Party or distributed any products on behalf of another manufacturer that were upon their shipment by any Loan Party or any of its Subsidiaries adulterated or misbranded in violation of 21 U.S.C. § 331. No Loan Party nor any Subsidiary of any Loan Party has received any notice of communication from any Governmental Authority alleging material noncompliance with any Applicable Law. No Product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, manufacturing, distribution or commercialization activity, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any Product; (ii) a change in the labeling of any Product suggesting a compliance issue or risk; or (iii) a termination, seizure or suspension of manufacturing, researching, distributing or marketing of any Product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Product are pending or threatened against any Loan Party or any of its Subsidiaries.

(zz) No Loan Party nor any Subsidiary of any Loan Party nor any of its officers, directors, employees, agents or contractors (i) have been excluded or debarred from any federal healthcare program (including Medicare or Medicaid) or any other federal program or (ii) have received notice from the FDA or any other Governmental Authority with respect to debarment or disqualification of any Person that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Loan Party nor any Subsidiary of any Loan Party nor any of its officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (y) debarment is mandated or permitted by 21 U.S.C. § 335a or (z) such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law. No officer and to the knowledge of each Loan Party and its Subsidiaries, no employee or agent of any Loan Party or its Subsidiaries, has (A) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; (B) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; or (C) committed an act, made a statement or failed to make a statement that could reasonably be expected, individually or in the aggregate, to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(aaa) Except as set forth on Schedule 3.1(aaa), no Loan Party nor any Subsidiary of any Loan Party has granted rights to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its Products to any other Person nor is any Loan Party or any of its Subsidiaries bound by any agreement that affects any Loan Party’s exclusive right to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its Products.

(bbb) Except as set forth on Schedule 3.1(bbb): (i) each Loan Party and its Subsidiaries and, to their knowledge, their respective contract manufacturers are, and have been for the past three calendar years, in compliance with, and each Product in current commercial distribution is designed, manufactured, processed, prepared, assembled, packaged, labeled, stored, installed, serviced and held in compliance with, the current Good Manufacturing Practice regulations set forth in 21 C.F.R. Parts 210 and 211, as applicable, (ii) each Loan Party and its Subsidiaries is in compliance with the written procedures, record-keeping and reporting requirements required by the FDA or any comparable Governmental Authority pertaining to the reporting of adverse events and recalls involving the Products, (iii) all Products are and have been labeled, promoted, and advertised in accordance with their Registration and approved labeling or within the scope of an exemption from obtaining such Registration, and (iv) each Loan Party and its Subsidiaries’ establishments are registered with the FDA, as applicable, and each Product is listed with the FDA under the applicable FDA registration and adverse event reporting regulations for pharmaceuticals.

(ccc) Each of the Subject Foreign Subsidiaries (i) have (A) no more than $50,000 in net income, revenue or operations for the most recent twelve month period for which financial statements have been provided or filed (or are required to be provided or filed) pursuant to Section 5.1(h) (or that are otherwise available prior to the Agreement Date) or (B) no assets or property with an aggregate fair market value (when taken together) in excess of $50,000 and (ii) do not own any assets or property that are material to the operation of the business (or the business) of the Loan Parties.

Section 3.2 Loan Parties Acknowledgment. The Loan Parties (on their behalf and on their Subsidiaries’ behalf) acknowledge that they have made the representations and warranties referred to in Section 3.1 with the intention of persuading Agent and the Lenders to enter into the Loan Documents and that Agent and the Lenders have entered into the Loan Documents on the basis of, and in full reliance on, each of such representations and warranties, each of which shall survive the execution and delivery of this Agreement, the other Loan Documents, the making of any Disbursement and the issuance of the Securities until the later of (a) (i) all Obligations being repaid in full, and (ii) all of the Subsequent Disbursement Commitments being no longer available or terminated and (b) the end of the Reporting Period.

Section 3.3 Representations and Warranties of the Lenders. Each Lender, severally but not jointly, represents and warrants to the Borrower as of the Agreement Date that:

(a) Such Lender (i) is acquiring the Loans provided by such Lender and the Notes (together with the related guaranties set forth in the Security Agreement of the Guarantors) provided by the applicable Loan Party in connection with such Loan made by such Lender hereunder and the Warrants related to such Loans made by such Lender hereunder, (ii) is acquiring the Purchased Shares purchased by such Lender pursuant to the terms and conditions of the Stock Purchase Agreement and such Lender’s right to the Royalty pursuant to the terms and conditions of the Royalty Agreement, and (iii) upon issuance of the Warrant Shares to such Lender, upon any exercise of, otherwise pursuant to such Lender’s Warrants, will acquire such Warrant Shares, in each case, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under, or exempted from, the registration requirements of the Securities Act; provided, however, that by making the representations herein, such Lender does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to assign, transfer or otherwise dispose of any of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(b) Such Lender is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(c) Such Lender understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Borrower is relying in part upon the truth and accuracy of, and such Lender’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Lender set forth herein in order to determine the availability of such exemptions.

(d) Such Lender and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Loan Parties and their Subsidiaries and materials relating to the offer and sale of the Securities that have been requested by such Lender. Such Lender and its advisors, if any, have been afforded the opportunity to ask questions of the Loan Parties. Neither such inquiries nor any other due diligence investigations conducted by such Lender or its advisors, if any, or its representatives shall modify, amend or otherwise affect such Lender’s right to rely on the representations and warranties of the Loan Parties and their Subsidiaries contained in Article 3 and elsewhere in the Loan Documents. Such Lender can bear the economic risk of a total loss of its investment in the Securities being offered and has such knowledge and experience in business and financial matters so as to enable it to understand the risks of and investment decision with respect to its investment in the Securities.

(e) Such Lender understands that no United States federal or state agency or any other government or Governmental Authority has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

ARTICLE 4

CONDITIONS OF DISBURSEMENT

Section 4.1 Conditions to the Initial Disbursement. The obligation of the Lenders to make the Initial Disbursement shall be subject to the fulfillment and satisfaction of all of the following conditions:

(a) Agent and the Lenders shall have received executed counterparts of this Agreement and each other Loan Document set forth on the closing checklist attached hereto as Exhibit D;

(b) Agent shall have received a duly executed written notice from the Borrower complying with the requirements of Section 2.2(a);

(c) all actions required to be taken by the Borrower pursuant to Section 2.10 shall have been taken;

(d) (i) the Specified Acquisition Agreement Representations shall be true and correct but only to the extent that the Borrower or its Affiliates have the right (taking into account any applicable cure provisions) to terminate the Borrower’s or its Affiliates’ obligations under the Agreement Date Acquisition Agreement or otherwise decline to close or consummate the Agreement Date Acquisition as a result of a breach (or failure to be accurate, true or correct) of any such representations or warranties; and (ii) the Specified Representations shall be true and correct in all material respects (unless such Specified Representations are already subject to materiality or other qualifier, and in such event, in all respects) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality or other qualifier contained therein) as of such earlier date);

(e) substantially concurrently with the execution and delivery of the Loan Documents, the Agreement Date Acquisition shall be consummated in accordance with the terms of that certain Purchase and Sale Agreement, dated as of November 28, 2017, by and between the Borrower and The Medicines Company, a Delaware corporation, and the schedules and exhibits thereto, each in the form that was delivered to Katten Muchin Rosenman LLP on November 28, 2017 at 8:26 p.m. (New York time), and all conditions therein shall have been satisfied (without giving effect to any waiver thereof) as of such time, but, in each case, without giving effect to (i) any amendments, modifications or supplements thereof or (ii) waivers or consents (including, for the avoidance of doubt, waivers or consents to deviations of any of the conditions set forth in Section 10.1 or 10.3 of the Purchase and Sale Agreement) thereunder by the Borrower or its Affiliates (but not, for the avoidance of doubt, the Seller and its Affiliates), in the case of each of clauses (i) and (ii) above, that are materially adverse to the interests of Agent or the Lenders and that have not been consented to in writing (such consent not to be unreasonably withheld) by the Agent and the Lenders, it being understood that any change in (A) the purchase price of the Agreement Date Acquisition (other than (1) an increase funded solely by equity of the existing direct and indirect equity holders of the Borrower or (2) a decrease in the purchase price of the Agreement Date Acquisition so long as 100% of such reduction is allocated to reduce (y) first, the Initial Disbursement based on the Pro Rata Share of the Lenders making the Initial Disbursement and (z) then, the Subsequent Disbursement Commitments) and (B) the definition of “Material Adverse Effect”, in each cases, in such Purchase and Sale Agreement shall be deemed materially adverse to the interests of Agent and the Lenders;

(f) neither the Borrower nor any of its Subsidiaries shall have any Indebtedness, other than Permitted Indebtedness and all other Indebtedness shall be paid off (and the Suchard Refinancing shall have occurred) pursuant to payoff letters reasonably satisfactory to Agent and the Required Lenders and any Liens relating thereto shall be terminated in a manner reasonably satisfactory to Agent and the Required Lenders;

(g) all actions necessary (or reasonably requested by the Agent or the Required Lenders) to establish that Agent (for the benefit of the Secured Parties) will have perfected first priority security interests and Liens in the Collateral under the Loan Documents shall have been taken, it being understood and agreed that to the extent any security interest in any Collateral (other than security interests that may be perfected by (i) the filing of a financing statement under the UCC, (ii) the making of federal intellectual property filings with the United States Patent and Trademark Office and the United States Copyright Office and (iii) the delivery of certificates, if applicable, evidencing the Stock of the Loan Parties (other than the Borrower) and any other Subsidiary of the Borrower) is not or cannot be perfected on the Agreement Date after the Borrower’s use of commercially reasonable efforts to do so, then the perfection of such security interests shall not constitute a condition precedent to the availability of the Initial Disbursement on the Agreement Date, but instead shall be required to be perfected after the Agreement Date pursuant to arrangements and timing to be mutually agreed by the Required Lenders and the Borrower acting reasonably (but not to exceed 60 days after the Agreement Date, unless extended by the Required Lenders in its sole discretion);

(h) the payment by the Borrower of the fees required to be paid pursuant to Section 2.9 to the Agent and the Lenders and all other fees required to be paid on the Agreement Date pursuant to this Agreement and the other Loan Documents and all costs and expenses required to be paid on the Agreement Date (including pursuant to Section 6.3) pursuant to this Agreement and the other Loan Documents, in the case of costs and expenses, to the extent invoiced at least two (2) Business Days prior to the Agreement Date, shall have been paid (which amounts, at the sole option of the Lenders, may be offset against the proceeds of the Initial Disbursement);

(i) Agent and the Lenders shall have received at least five (5) Business Days prior to the Agreement Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that has been reasonably requested by Agent or any Lender at least ten (10) days in advance of the Agreement Date, including a duly executed IRS Form W-9 (or such other applicable tax form) of the Borrower;

(j) the conditions set forth in Section 2.2(a) have been satisfied and the terms set forth in Section 2.2(a) have been completely complied with;

(k) the shareholders of the Borrower shall have approved the issuance of all of the shares of Common Stock being issued in the Agreement Date Acquisition and to the Lenders (including all of the shares underlying the Warrants) and any other Person or entity providing equity financing in connection with the Agreement Date Acquisition for purposes of satisfying the Principal Market listing requirement;

(l) the Borrower shall be in compliance with all of the covenants set forth in Section 3 of the Commitment Letter, in all material respects (unless such covenants are already subject to materiality, and in such event, in all respects); and

(m) since the date of the Agreement Date Acquisition Agreement, no change, effect, development, circumstance, condition or occurrence shall have occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Agreement Date Acquisition Agreement as in effect on November 28, 2017).

Section 4.2 Conditions to the Subsequent Disbursements. In addition to the fulfillment and satisfaction of each condition set forth above in Section 4.1, the obligation of the Lenders to make a Subsequent Disbursement shall be subject to the fulfillment and satisfaction of all of the following conditions:

(a) Agent shall have received a duly executed written notice from the Borrower complying with the requirements of Section 2.2(b);

(b) the proceeds of such Subsequent Disbursement shall be directed and requested for use in accordance with Section 2.1;

(c) no Default or Event of Default shall have occurred or would result from such Subsequent Disbursement or the use of the proceeds therefrom;

(d) at the time of and after giving effect to such Subsequent Disbursement and the use of proceeds thereof, each representation and warranty by any Loan Party or any of its Subsidiaries contained herein or in any other Loan Document shall be true, correct and complete as of such date and time, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall have been true, correct and complete as of such earlier date);

(e) all of the Subsequent Disbursement Conditions have been satisfied;

(f) the Lenders shall have received original Notes aggregating the amount of the funded Subsequent Disbursement, if requested;

(g) the conditions set forth in Section 2.2(b) have been satisfied and the terms set forth in Section 2.2(b) have been completely complied with;

(h) the payment by the Borrower of the fees required to be paid pursuant to Section 2.9 to the Agent and the Lenders on such Disbursement Date and all other fees required to be paid on such Disbursement Date pursuant to this Agreement and the other Loan Documents and all costs and expenses required to be paid on such Disbursement Date (including pursuant to Section 6.3) pursuant to this Agreement and the other Loan Documents (which amounts, at the sole option of the Lenders, may be offset against the proceeds of such Subsequent Disbursement); and

(i) the Agent and the Lenders shall have received a certificate executed by an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Agent and the Required Lenders, certifying that the conditions in this Sections 4.2 have been satisfied in all respects.

ARTICLE 5

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1 Affirmative Covenants.

(a) The Loan Parties shall and shall cause their Subsidiaries to (i) preserve and maintain in full force and effect its organizational existence and good standing under the Applicable Laws of its jurisdiction of incorporation, organization or formation, as applicable, and (ii) preserve and maintain all qualifications to do business in each other jurisdiction not covered by clause (i) above in which the failure to be so qualified would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) The Loan Parties shall, and shall cause their Subsidiaries to, (i) comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings, and (ii) maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c) The Loan Parties shall, and shall cause their Subsidiaries to, obtain, make and keep in full force and effect all licenses, certificates, approvals, registrations, clearances, Authorizations and permits required to conduct their businesses, except where the failure to make and keep such licenses, certificates, approvals, registrations, clearances, authorizations and permits in full force and effect could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) Each Loan Party shall, except as otherwise permitted by this Agreement, maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its assets and property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to their assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated. Each such policy of insurance shall (i) in the case of each liability policy, name Agent (on behalf, and for the benefit, of the Secured Parties) as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy contain a lender’s loss payable clause or endorsement that names Agent,

(on behalf, and for the benefit, of the Secured Parties), as the lender’s loss payee thereunder and, to the extent available, provide for at least thirty (30) days’ prior written notice to Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder). A true and complete listing of such insurance, including issuers, coverages and deductibles, shall be provided to Agent and the Lender promptly following Agent’s or any Lender’s request.

(f) Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed all Tax liabilities, assessments and governmental charges or levies upon it or its property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person.

(g) Subject to Section 5.1(r), the Loan Parties shall promptly (and, in any event, within (y) with respect to clause (A) below, two (2) Business Days and (z) with respect to clause (B) below, ten (10) days) notify each Secured Party of the occurrence of (A) any Default or Event of Default and (B) any claims arising after the Agreement Date (or before the Agreement Date to the extent any action related thereto arises after the Agreement Date) (other than in connection with the denial of plan claims in the ordinary course of business), litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened against any Loan Party requesting injunctive relief or damages in excess of $500,000.

(h) If the Borrower is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, the Loan Parties will provide to Agent and each Lender quarterly financial statements for the Borrower and its Subsidiaries within 45 days after the end of each fiscal quarter of the Borrower, and an audited annual financial statements within 120 days after the end of each fiscal year of the Borrower prepared in accordance with GAAP with a report thereon by the Borrower’s independent certified public accountants, which accountants shall be reasonably acceptable to Agent and the Required Lenders. Any such report and any report of the Borrower’s independent certified public accountants on any consolidated financial statements included in any SEC Document filed during the Reporting Period (as defined below) shall (i) contain an unqualified opinion (subject to the exception set forth below in clause (ii) of this sentence), stating that such consolidated financial statements present fairly in all material respects the financial position and condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods and have been prepared in conformity with GAAP applied on a basis consistent with prior years, and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status (other than any such paragraph (x) included in the Borrower’s annual report on Form 10-K for the year ended December 31, 2017 or (y) arising from the impending maturity of the Loans or the Revolving Credit Facility, in each case of this clause (y), solely in the case of the audit delivered with respect to the fiscal year immediately prior to the fiscal year during which the applicable maturity is scheduled). From the Agreement Date until the later of (i) the first date on which no Warrants remain outstanding, and (ii) the first date on which none of the Secured Parties owns any Securities (the period ending on such latest date, the “Reporting Period”), the Borrower and its Subsidiaries shall timely (without giving effect to any extensions pursuant to Rule 12b-25 of the Exchange Act) file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Borrower and its Subsidiaries shall not terminate the registration of the Common Stock under the Exchange Act or otherwise terminate its status as an issuer required to file reports under the Exchange Act, even if the securities laws would otherwise permit any such termination. The Borrower hereby agrees that, during the Reporting Period, the Borrower shall send to each Secured Party copies of (i) any notices and other information made available or given to the holders of the Stock of the Borrower generally, contemporaneously with the Borrower’s making available or giving such notices and other information to such holders of Stock and (ii) all other documents, reports, financial data and other information not available on EDGAR that does not contain any material non-public information of the Borrower that any Secured Party may reasonably request. Subject to Section 5.1(r), at the same time as (A) to the extent the Borrower is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, the quarterly and annual financial statements are delivered or otherwise provided to Agent and each Lender pursuant to the first sentence of this Section 5.1(h) or (B) to the extent the Borrower is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, any Form 10-Q or Form 10- K is filed with the SEC pursuant to the Exchange Act, in each case, a Compliance Certificate shall be delivered by the Borrower to Agent (and Agent shall promptly (but, in any event, within two (2) Business Days after (i) receipt thereof by (A) Agent’s main operations contact or (B) any other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement) or (ii) knowledge of receipt of an item from the Borrower by Agent’s main operations contact or such other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement)) deliver to each Lender); provided that, with respect to clause (B) only, solely to the extent any earnings report for the same period is publicly reported or is filed with the SEC prior to the time when any Form 10-Q or Form 10-K containing the applicable quarterly or annual financial statements is filed with the SEC and to the extent the earnings set forth in any such earnings report would result in a financial covenant default under Section 5.1(v), the Compliance Certificate shall instead be delivered by the Borrower to Agent (and Agent shall promptly (but, in any event, within two (2) Business Days after (i) receipt thereof by (A) Agent’s main operations contact or (B) any other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement) or (ii) knowledge of receipt of an item from the Borrower by Agent’s main operations contact or such other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement)) on the same day as such earnings report is publicly reported or is filed with the SEC. Within 45 days after the end of each fiscal quarter of the Borrower, the Loan Parties and their Subsidiaries shall deliver to Agent and the Lenders an updated Perfection Certificate. Upon the reasonable request of any Secured Party, the Loan Parties and their Subsidiaries shall promptly deliver to such Secured Party such additional business, financial, corporate affairs, perfection certificates, items or documents related to creation, perfection or priority of Agent’s Liens in the Collateral and other information as any Secured Party may from time to time reasonably request. On the same day that the same are sent, the Loan Parties and their Subsidiaries shall deliver to Agent and the Lenders copies of all financial statements, reports, documents and other information which any Loan Party or any of its Subsidiaries sends to its holders of Stock.

(i) Each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and the Secured Parties and their representatives shall have access at any and all times during the continuance thereof): (a) provide access to such property to the Secured Parties and their representatives, as frequently as any Secured Party determines to be appropriate; and (b) permit the Secured Parties to conduct field examinations, appraise, inspect, and make extracts and copies (or take originals if reasonably necessary) from all of such Loan Party’s and its Subsidiaries’ books and records, and evaluate and conduct appraisals and evaluations in any manner and through any medium that Agent considers advisable, in each instance, at the Loan Parties’ sole expense; provided the Loan Parties shall only be obligated to reimburse each Secured Party for the expenses of one such appraisal, evaluation and inspection of such Secured Party per calendar year unless an Event of Default has occurred and is continuing, in which case, the Loan Parties shall reimburse the Secured Parties for the expenses of all such appraisals, evaluations and inspections conducted by the Secured Parties and their representatives.

(j) Each Loan Party shall ensure that all written information, exhibits and reports furnished to any Secured Party, when taken as a whole, do not and will not, and that each SEC Document filed during the Reporting Period does not, contain any untrue statement of a material fact and do not and will not (or does not, as applicable) omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(k) Each Loan Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than (a) any payroll account so long as such payroll account is a zero balance account and (b) withholding tax and fiduciary accounts (such accounts in clauses (a) and (b), the “Excluded Accounts”)) as of and after the Agreement Date; provided, it is agreed and understood that the Loan Parties shall have until the date that is sixty (60) days following the Agreement Date (or such later date as may be agreed to by the Required Lenders in their sole discretion) (such period, the “Post-Closing Control Agreement Period”) to comply with the provisions of this Section 5.1(k) with regard to such accounts (other than Excluded Accounts) of the Loan Parties existing on the Agreement Date.

(l) Promptly (but in any event within ten (10) days of such request) upon request by Agent or the Required Lenders, the Loan Parties shall (and, subject to the limitations set forth herein and in the other Loan Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Agent or the Required Lenders may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Loan Documents any of the assets or properties, rights or interests covered by any of the Loan Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Loan Documents and the Liens intended to be created thereby, and (iv) to better assure, grant, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Without limiting the generality of the foregoing, the Loan Parties shall cause each of their Subsidiaries (other than Excluded Foreign Subsidiaries) promptly after (and in any event within ten (10) days of) the formation or acquisition thereof, to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Loan Documents, all of such Subsidiary’s assets and property to secure such guaranty and to take such other actions reasonably requested by Agent or the Required Lenders with respect to making any such Subsidiary a Loan Party under the Loan Documents. Furthermore, the Borrower shall notify Agent (and Agent shall promptly (but, in any event, within two (2) Business Days after (i) receipt thereof by (A) Agent’s main operations contact or (B) any other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement) or (ii) knowledge of receipt of an item from the Borrower by Agent’s main operations contact or such other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement)) notify the Lenders) in writing promptly after (and in any event within five (5) days of) the issuance by or to any Loan Party (other than by the Borrower) of any Stock and each Loan Party shall pledge, and shall cause each of its Subsidiaries (other than Excluded Foreign Subsidiaries) to pledge, in each case, promptly after (and in any event within ten (10) days of) such issuance, all of the Stock of each of its Subsidiaries (other than Excluded Foreign Subsidiaries), and sixty-five percent (65%) of the outstanding voting Stock and one hundred percent (100%) of the outstanding non-voting Stock of each Excluded Foreign Subsidiary, directly owned by a Loan Party, in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations. The Loan Parties shall deliver, or cause to be delivered, promptly after (and in any event within ten (10) days of) such formation or acquisition of such Loan Party or Subsidiary, to

Agent (and Agent shall promptly (but, in any event, within two (2) Business Days after (i) receipt thereof by (A) Agent’s main operations contact or (B) any other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement) or (ii) knowledge of receipt of an item from the Borrower by Agent’s main operations contact or such other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement)) deliver copies thereof to the Lenders), appropriate resolutions, secretary certificates, certified Organizational Documents and, if requested by Agent, legal opinions relating to the matters described in this Section 5.1(l) (which opinions shall be in form and substance reasonably acceptable to Agent and the Required Lenders and, to the extent applicable, substantially similar to the opinions delivered on the Agreement Date), in each instance with respect to each Loan Party and each Subsidiary of a Loan Party (other than any Excluded Foreign Subsidiary) formed or acquired, and each Loan Party or Person (other than a Loan Party) whose Stock is being pledged, after the Agreement Date. In connection with each pledge of Stock, on or prior to the date of any such pledge of Stock, the Loan Parties shall deliver, or cause to be delivered, to Agent (and Agent shall promptly (but, in any event, within two (2) Business Days after (i) receipt thereof by (A) Agent’s main operations contact or (B) any other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement) or (ii) knowledge of receipt of an item from the Borrower by Agent’s main operations contact or such other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement)) deliver copies thereof to the Lenders), irrevocable proxies and Stock powers and/or assignments, as applicable, duly executed in blank, in each case, in form and substance reasonably satisfactory to Agent and the Required Lenders.

(m) Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws or as is required by orders and directives of any Governmental Authority except where the failure to comply could not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability.

(n) Promptly upon any Authorized Officer becoming aware that any of the following has occurred that could reasonably be expected to result in material liability to a Loan Party, the Borrower will provide written notice to the Lenders specifying the nature of such event, what action the Loan Party or any ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, if applicable, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto: (i) any ERISA Event, or (ii) a “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, with respect to any Employee Benefit Plan.

(o) The Borrower agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Secured Party promptly after such filing. The Borrower shall, on or before the Initial Disbursement Date, take such action as the Borrower shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Secured Parties on or prior to the Initial Disbursement Date. The Borrower shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Initial Disbursement Date.

(p) The Borrower shall take all actions necessary to cause the Common Stock to remain listed on an Eligible Market at all times during the Reporting Period. The Borrower shall not, and shall cause each of the Subsidiaries not to, take any action that would be reasonably expected to result in the delisting or suspension or termination of trading of the Common Stock on the Principal Market. Notwithstanding the foregoing, nothing contained herein shall prohibit the Company from effecting a Major Transaction (as defined in the Warrants) in which all shares of Common Stock outstanding immediately prior to such Major Transaction are converted into the right to receive consideration consisting of cash or property other than Common Stock; provided that the Company complies with its obligations under this Agreement, the Warrants and the other Loan Documents in connection therewith. The Loan Parties shall pay all fees, costs and expenses in connection with satisfying its obligations under this Section 5.1(p).

(q) At or prior to 7:00 a.m. (New York City time) on the third (3rd) Business Day following the Initial Disbursement Date, the Borrower shall file one or more Forms 8-K with the SEC describing the terms of the transactions contemplated by the Loan Documents, including as exhibits to such Form or Forms 8-K this Agreement (including the schedules and exhibits hereto), the form of Notes, the form of Warrant, the Stock Purchase Agreement, the Royalty Agreement and the Registration Rights Agreement and disclosing any other presently material non-public information (if any) provided or made available to any Lender (or any Lender’s agents or representative) on or prior to the Agreement Date (such Form or Forms 8-K, collectively, the “Announcing Form 8-K”). At or prior to 5:30 a.m. (New York City time) on the third (3rd) Business Day following any other Disbursement Date, the Borrower shall file a Form 8-K with the SEC describing the terms of the Disbursement occurring on such Disbursement Date and any other material transactions occurring in connection therewith. From and after the filing of the applicable Form 8-K Filing, the Borrower shall have disclosed all material, non-public information (if any) provided or made available to any Lender (or any Lender’s agents or representatives) by Borrower or any of its respective officers, directors, employees, Affiliates or agents in connection with the transactions contemplated by this Agreement or otherwise on or prior to the Agreement Date or other Disbursement Date, as applicable.

(r) Each Loan Party shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees. Attorneys, representatives and agents to not, provide any Secured Party with any material non-public information regarding the Borrower or any of its Subsidiaries from and after the filing of the Announcing Form 8-K with the SEC without the express prior written consent of such Secured Party. Each Loan Party hereby acknowledges and agrees that no Secured Party (nor any of such Secured Party’s Affiliates) shall have any duty of trust or confidence with respect to, or duty not to trade on the basis of, any material non-public information regarding the Borrower or its securities (i) provided by, or on behalf of, the Borrower, any of its Subsidiaries, any of their respective Affiliates or any of their respective officers, directors, employees, attorneys, representatives or agents, in violation of any of the covenants set forth in this Section or (ii) otherwise possessed by any Security Party (or any Affiliate of any Secured Party) as a result of any violation of any of the covenants set forth in this Section 5.1(r) or any provision of this Agreement or any of the other Loan Documents requiring the Borrower to publicly disclose information in a press release, filing with the SEC or otherwise (collectively, the “Disclosure Covenants”). Notwithstanding anything to the contrary herein, in the event that any Loan Party believes that a notice or communication to any Secured Party contains material non-public information relating to any Loan Party, any of its Subsidiaries or Affiliates or any of their respective property or Stock, the Borrower shall so indicate to the Secured Parties contemporaneously with delivery of such notice or communication, and such indication shall provide the Secured Parties the means to refuse to receive such notice or communication; and in the absence of any such indication, the holders of the Securities shall be allowed to presume that all matters relating to such notice or communication do not constitute material, nonpublic information relating to any Loan Party, any of its Subsidiaries or its Affiliates or any of their respective property or Stock. Upon receipt or delivery by any

Loan Party or any of its Subsidiaries of any notice in accordance with the terms of the Loan Documents, unless the Borrower has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to any Loan Party or any of its Subsidiaries or its Affiliates or their respective property or Stock, the Loan Parties shall within one Business Day after any such receipt or delivery publicly disclose such material, nonpublic information. In the event of a breach of any of the Disclosure Covenants by any Loan Party, any of the Subsidiaries or its Affiliates, or any of its or their respective officers, directors (or equivalent persons), employees, attorneys, representatives or agents, in addition to any other remedies provided in the Loan Documents or otherwise available at law or in equity, the Secured Parties shall have the right to make a public disclosure in the form of a press release, public advertisement or otherwise, of the applicable material nonpublic information regarding the Borrower without the prior approval by any Loan Party, its Subsidiaries or Affiliates, or any of its or their respective officers, directors (or equivalent persons), employees, attorneys, representatives or agents, and no Secured Party shall have any liability to any Loan Party, any of its Subsidiaries or Affiliates or any of its or their respective officers, directors (or equivalent persons), employees, stockholders, attorneys, representatives or agents for any such disclosure. Notwithstanding the foregoing, to the extent the Borrower reasonably and in good faith determines that it is necessary to disclose material non-public information to a Secured Party for purposes relating to the Facility Agreement (a “Necessary Disclosure”), the Parent shall inform counsel to such Lender (which shall be Katten Muchin Rosenman LLP (Attn: Mark D. Wood) or such other counsel as shall have been designated by such Secured Party) of such determination without disclosing the applicable material non-public information, and the Borrower and such counsel on behalf of the applicable Secured Party shall endeavor to agree upon a process for making such Necessary Disclosure to the applicable Secured Party or its representatives that is mutually acceptable to such Secured Party and the Borrower (an “Agreed Disclosure Process”). Thereafter, the Borrower shall be permitted to make such Necessary Disclosure (only) in accordance with the Agreed Disclosure Process. For the avoidance of doubt, each of the Parties acknowledges and agrees that no Lender nor any Affiliate of any Lender shall be deemed to be in possession of any material non-public information provided to Agent unless and until Agent actually provides such information to such Lender or Affiliate thereof (as applicable).

(s) The Borrower acknowledges and agrees that the Securities may be pledged by a holder thereof in connection with a bona fide margin agreement or other loan, financing or Indebtedness secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities under the Loan Documents, and no such holder effecting any such pledge of Securities shall be required to provide any Loan Party or any of its Subsidiaries with any notice thereof or otherwise make any delivery to any Loan Party pursuant to any Loan Document. The Borrower hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a holder of Securities.

(t) Without limiting the generality of the foregoing, each Loan Party and its Subsidiaries shall comply in all material respects with all Public Health Laws and their implementation by any applicable Governmental Authority and all lawful requests of any Governmental Authority applicable to its Products. All Products developed, manufactured, tested, distributed or marketed by or on behalf of any Loan Party or any of its Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority shall be developed, tested, manufactured, distributed and marketed in material compliance with the Public Health Laws and each other Applicable Law, including product approval or premarket notification, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, and shall be tested, investigated, distributed, marketed, and sold in material compliance with Public Health Laws and all other Applicable Laws.

(u) The Loan Parties shall promptly (and, in any event, within two Business Days) (i) notify each Secured Party of the occurrence of any breaches, defaults or events of default under, and any amendments, restatements, supplements, changes, consents, waivers, forbearances, joinders or other modifications to the Agreement Date Acquisition Documents or the Revolving Credit Facility Documents or the entering into after the Agreement Date of any Agreement Date Acquisition Documents or Revolving Credit Facility Documents and provide copies of any documentation related to the foregoing and (ii) deliver true, correct and complete copies of any material notices, documents, instruments, agreements or other material written information provided or received pursuant to, or in connection with, the Revolving Credit Facility (including those delivered to any Loan Party or any of its Affiliates by any lender (or any agent of any lender) under the Revolving Credit Facility).

(v) Financial Covenants.

(i) Minimum Cash Balance. The Loan Parties covenant and agree that the Borrower and its Subsidiaries shall, at all times, maintain, on a consolidated basis, a minimum aggregate amount of unrestricted cash in deposit accounts covered by a Control Agreement in favor of Agent (for the benefit of the Secured Parties) (and, solely with respect to unrestricted cash in an amount not to exceed $5,000,000, deposit accounts held by Foreign Subsidiaries that are not subject to Liens of any Person other than Liens of the type set forth in clause (a) or clause (f) of the definition of “Permitted Liens”) equal to no less than $25,000,000; provided that the Control Agreement requirement shall not be applicable until after the date immediately after the Post-Closing Control Agreement Period.

(ii) Minimum Net Sales. The Loan Parties shall maintain LTM Net Sales of at least (A) $45,000,000 for the fiscal year ending December 31, 2018, (B) $75,000,000 for the fiscal year ending December 31, 2019 and (C) $100,000,000 for the fiscal year ending December 31, 2020 and each fiscal year ending thereafter.

(w) Each Loan Party shall, and shall cause each of its Subsidiaries to (as applicable), execute and deliver the documents and complete the tasks and other actions set forth on Schedule 5.1(w), in each case, within the time limits specified therein (or such longer period agreed to by the Required Lenders in their sole discretion).

(x) On or prior to the date that is the earlier to occur of (i) forty-five (45) days after the Agreement Date (or such later date agreed to by the Required Lenders in their sole discretion) to the extent any such Subject Foreign Subsidiary has not been dissolved prior to such date and (ii) any day that any such Subject Foreign Subsidiary has (A) more than $50,000 in net income, revenue or operations for the most recent twelve month period for which financial statements have been provided or filed (or are required to be provided or filed) pursuant to Section 5.1(h) (or that are otherwise available prior to the Agreement Date), (B) assets or property with an aggregate fair market value (when taken together) in excess of $50,000 or (C) assets of property that are material to the operation of the business (or the business) of the Loan Parties, each Loan Party shall deliver the original Stock certificates (and corresponding Stock powers) in form and substance reasonably satisfactory to Agent and the Required Lenders representing 65% of the outstanding Stock of such Subject Foreign Subsidiary to Agent (for the benefit of the Secured Parties).

Section 5.2 Negative Covenants.

(a) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, merge with, consolidate with or into, dissolve or liquidate into or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (1) a Subsidiary that is not a Loan Party may merge into any Loan Party or any Subsidiary of a Loan Party (provided that, to the extent such Subsidiary that is not a Loan Party has its equity pledged to Agent (for the benefit of the Secured Parties), then any Person it merges with must also have its equity pledged to Agent (for the benefit of the Secured Parties) by at least the same percentage), (2) a Subsidiary that is a Loan Party may merge into any other Loan Party (provided that, (y) to the extent such Subsidiary being merged has its equity pledged to Agent (for the benefit of the Secured Parties), then any Person it merges with must also have its equity pledged to Agent (for the benefit of the Secured Parties) by at least the same percentage and (z) to the extent the Borrower is part of such transaction, the Borrower must be the surviving Person), (3) any Subsidiary of the Borrower (other than, for the avoidance of doubt, the Borrower) may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and it is not materially disadvantageous to the Secured Parties and (ii) to the extent such Subsidiary is a Guarantor, any such assets or business held by such subject Subsidiary shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution, (4) Permitted Acquisitions (provided that, to the extent any such transaction involves (y) a Loan Party, the Loan Party is the surviving Person or (z) the Borrower, the Borrower is the surviving Person) and (5) the Agreement Date Acquisition and the other Transactions. No Loan Party shall establish or form any Subsidiary, unless such Subsidiary complies with Section 5.1(l) and such Subsidiary executes and/or delivers all other documents, agreements and instruments reasonably requested by Agent or the Required Lenders to perfect a Lien in favor of Agent (for the benefit of the Secured Parties) on such Subsidiary’s assets and to make such Subsidiary a Guarantor under the Loan Documents.

(b) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, (i) enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement (other than the Agreement Date Acquisition Agreement, as in effect on the Agreement Date) or other combination, or engage in any transaction with any holder of Stock of the Borrower, any Affiliate of the Borrower or any equity holder of such Affiliate, whereby its income or profits are, or might be, shared with another Person other than a wholly owned Subsidiary, (ii) enter into any management contract or similar arrangement whereby all or a substantial part of its business is managed by another Person, or (iii) make any Restricted Payments, other than when no Default or Event of Default has occurred and is continuing, the repurchase of the Borrower’s Stock from current or former officers, employees or directors of the Borrower and its Subsidiaries (or their permitted transferees or estates) upon their death, disability or termination of employment in an aggregate amount not to exceed $250,000 in any fiscal year of the Borrower.

(c) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, (i) make, create, incur, assume or suffer to exist any Lien upon or with respect to any of its assets or property, except Permitted Liens, or (ii) Dispose of (whether in one or a series of transactions) any assets or property (including the Stock of any Subsidiary of any Loan Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except Permitted Dispositions.

(d) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, permit to exist or be liable with respect to any Indebtedness, other than Permitted Indebtedness.

(e) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, (i) purchase or acquire any Stock, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make any Acquisitions, or any other acquisition of any of the assets of another Person, or of any business or division of any Person, including by way of merger, consolidation, other combination or otherwise, or (iii) make, purchase or acquire any advance, loan, extension of credit (other than trade payables in the ordinary course of business) or capital contribution to or any other investment in, any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for Permitted Investments.

(f) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, issue, sell or otherwise transfer or provide any interest in, any Stock of any Subsidiary of the Borrower.

(g) No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, (w) enter into any transaction with any Affiliate of a Loan Party or of any Subsidiary of a Loan Party (other than, in each case, transactions between or among Loan Parties; provided that, if the Borrower is a party to such transaction, such transaction shall be on an arm’s length basis or the terms of such transaction shall be more favorable to the Borrower than to such other Loan Party party to such transaction) or any officer, employee or director (or similar official or governing person) of any of the foregoing, (x) pay any management, consulting or similar fees to any of the foregoing, (y) pay or reimburse any of the foregoing for any costs, expenses and similar items or (z) pay any indemnification payments to any such Person), except (1) with respect to transactions between or among the Borrower and its Subsidiaries as expressly permitted by this Agreement, (2) in the ordinary course of business and pursuant to the reasonable requirements of the business of such Loan Party or such Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and which are disclosed in advance in writing to Agent (and Agent shall promptly (but, in any event, within two (2) Business Days after (i) receipt thereof by (A) Agent’s main operations contact or (B) any other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement) or (ii) knowledge of receipt of an item from the Borrower by Agent’s main operations contact or such other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement)) disclose such transaction to the Lenders); provided, further, that in no event shall a Loan Party or any Subsidiary of a Loan Party perform or provide any management, consulting, administrative or similar services to or for any Person other than another Loan Party, a Subsidiary of a Loan Party or a customer who is not an Affiliate in the ordinary course of business, (3) payment of directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $600,000 in any fiscal year of the Borrower, and (4) customary and reasonable compensation arrangements for officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business.

(h) No ERISA Affiliate shall cause or suffer to exist, directly or indirectly, (i) any event that could reasonably be expected to result in the imposition of a Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan, or (ii) any other ERISA Event, which other ERISA Event could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(i) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, engage in any line of business substantially different from those lines of business carried on by it on the Agreement Date and any business reasonably complementary or ancillary thereto.

(j) Except as expressly permitted under Section 5.2(a), no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, amend any of its Organizational Documents, any Agreement Date Acquisition Documents or any agreements or documents evidencing or contemplating any Permitted Acquisition in any respect materially adverse to any Secured Party.

(k) No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the fiscal year or method for determining the fiscal quarters of any Loan Party or of any Subsidiary of any Loan Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or formation, (iv) change its jurisdiction of organization or formation, (v) change its entity identity, (vi) change its organizational identification number (if any), or (vii) change the address of its chief executive office or principal place of business, in the case of clauses (iii), (iv), (v), (vi) and (vii), without at least ten (10) days’ prior written notice to Agent (or such shorter period as may be agreed by the Required Lenders in their sole discretion) (and Agent shall promptly (but, in any event, within two (2) Business Days after (i) receipt thereof by (A) Agent’s main operations contact or (B) any other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement) or (ii) knowledge of receipt of an item from the Borrower by Agent’s main operations contact or such other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement)) provide such notice to the Lenders).

(l) No Loan Party shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem or defease earlier than scheduled or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, and (ii) Indebtedness secured by a Permitted Lien if the sole asset securing such Indebtedness has been sold or otherwise disposed of as a Permitted Disposition.

(m) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or Subsidiary to pay dividends or make any other distribution on any of such Loan Party’s or Subsidiary’s Stock or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Loan Party, except for those in the Loan Documents. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent or any Secured Party, whether now owned or hereafter acquired, or prohibit or otherwise restrict the Disposition of any assets of any Loan Party or any of its Subsidiaries, except, in each case, (i) those in the Loan Documents, (ii) in connection with any document or instrument governing Liens permitted pursuant to clauses (k) and (l) of the definition of “Permitted Liens;” provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens, and (iii) with respect to Dispositions only (and not Liens), the Revolving Credit Facility Documents.

(n) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, fail to comply with the laws, regulations and executive orders referred to in Section 3.1(jj). No Loan Party or Subsidiary of a Loan Party, nor, to the knowledge of any Loan Party or any of its Subsidiaries, any director, officer, agent, employee or other Person acting on behalf of any Loan Party or any such Subsidiary, will request or use the proceeds of any Loan, directly or indirectly, (i) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Furthermore, the Loan Parties will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

(o) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

(p) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate or form the basis of Liability under any Environmental Law, other than such violations or liabilities that could not reasonably be expected, individually or in the aggregate, to result in Material Environmental Liabilities.

(q) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, be an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act, or to otherwise be registered or required to be registered under, or be subject to the restrictions imposed by the Investment Company Act.

(r) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, (i) cause or suffer to exist the initiation by the FDA or any other Governmental Authority of any enforcement action against any Loan Party or any of its Subsidiaries, or any suppliers that causes such Loan Party or Subsidiary to recall, withdraw, remove or discontinue marketing any of its Products; (ii) cause or suffer to exist the issuance by the FDA or any other Governmental Authority of a warning letter to any Loan Party or any of its Subsidiaries with respect to any Regulatory Matter which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iii) conduct a mandated or voluntary recall which could reasonably be expected to result in aggregate liability and expense to the Loan Parties and their Subsidiaries of $250,000 or more or that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or (iv) enter into a settlement agreement with the FDA or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of $250,000 or more, or that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(s) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, allow any Subsidiary of any Loan Party that is not a Loan Party (including Rib-X Therapeutics Limited) to have (a) annual revenues or net income in excess of $100,000, (b) or assets or property (all taken together) with an aggregate fair market value in excess of $100,000 or (c) assets or property that are material to the operation of the business (or the business) of the Loan Parties.

(t) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (A) make any payment, or take any action, with respect to the Indebtedness under the Revolving Credit Facility that is in violation or breach of the Revolving Credit Facility Intercreditor Agreement; (B) make any amendment, restatement, supplement or modification of any Revolving Credit Facility Documents in violation or breach of the Revolving Credit Facility Intercreditor Agreement; or (C) join any Subsidiary or any Affiliate of any Loan Party as a borrower, guarantor or obligor, or have such Person pledge or grant a Lien on any of its property or assets, under the Revolving Credit Facility Documents, unless, in each case, the same Person becomes a Loan Party in the same capacity (and/or pledges and grants Liens on the same property or assets (and with no Person having priority in between the Liens granted under the Revolving Credit Facility Documents and the Liens granted under the Loan Documents in connection with this Section 5.2(s))) under the Loan Documents and such Person executes and delivers such agreements, instruments and documents reasonably requested by Agent or the Required Lenders to effectuate any of the foregoing.

(u) Notwithstanding anything to the contrary in this Agreement or in any other Loan Documents, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness which is subordinated or junior (either in respect of Lien priority or in right of payment or any combination thereof) to the Indebtedness under the Revolving Credit Facility unless such Indebtedness is expressly subordinated or junior to the Obligations (both in terms of Lien priority and in right of payment) on terms and conditions reasonably acceptable to Agent and the Required Lenders.

Section 5.3 Major Transaction. The Loan Parties and their Subsidiaries shall give Agent and the Lenders written notice of a transaction described in clause (A), (B), (C) or (D) of the definition of “Major Transaction” (as defined in the Warrants) at least fifteen (15) days prior to the consummation thereof but in any event not later than two (2) Business Days following the first public announcement thereof. The Lenders, within five (5) days after the receipt of such notice, in the exercise of their sole discretion, may deliver a notice to the Borrower (the “Put Notice”) that the Final Payment shall be due and payable and all remaining Subsequent Disbursement Commitments shall be automatically terminated upon the consummation of such Major Transaction, with no further action taken by any Person as of or after the date of such Put Notice. If the Lenders deliver a Put Notice, then simultaneously with consummation of such Major Transaction, the Borrower shall make (or cause to be made) the Final Payment to the Lenders and all remaining Subsequent Disbursement Commitments shall be immediately and automatically terminated as of the date of such Put Notice. In such case, the Loan Parties shall make arrangements satisfactory to the Lenders, as determined by the Lenders in their sole discretion, that the Final Payment will be paid in full to the Lenders (and all remaining Subsequent Disbursement Commitments shall immediately and automatically terminate), in each case, concurrently with the consummation of such Major Transaction (which arrangements may include obtaining a written agreement from the acquiring Person, as applicable, that payment of the Final Payment shall be made to the Lenders upon the consummation of such Major Transaction). The Loan Parties hereby acknowledge and agree that the Secured Parties shall have the right to apply for an injunction in any state or federal courts sitting in the City of New York to prevent the consummation of such Major Transaction unless and until such arrangements satisfactory to the Lenders have been made. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, consummate any Major Transaction without complying in all respects with the provisions of this Section 5.3.

Section 5.4 General Acceleration Provision upon Events of Default. If one or more of the events specified in this Section 5.4 shall have happened or occurred and be continuing beyond any applicable cure period expressly provided in this Section 5.4 (each, an “Event of Default”), the Required Lenders or Agent may, or Agent (upon written election by the Required Lenders) shall, by written notice to the Borrower (subject to Section 5.5(a), which, for the avoidance of doubt, shall not require any such notice and shall occur automatically), declare the principal of, and accrued and unpaid interest on, all of the Loans and other Obligations or any part of any of them (together with any other amounts accrued or payable under the Loan Documents) to be, and the same shall thereupon become, immediately due and payable and shall immediately terminate all of the remaining Subsequent Disbursement Commitments, in each case, without any further notice and without any presentment, demand or protest of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties, appoint a receiver for the Loan Parties and their Subsidiaries, and take any further action available at law or in equity or that are provided in the Loan Documents, including the sale or transfer of the Loan and other Obligations and all other rights acquired in connection with the Loan or the other Obligations or under the Loan Documents:

(a) The Borrower or any other Loan Party shall have failed (i) to pay when and as required to be paid herein or in any other Loan Document, any amount of principal of any Loan, including after maturity of the Loans, or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount or Obligation payable hereunder or pursuant to any other Loan Document.

(b) Any Loan Party shall have failed to comply with or observe (i) Section 2.1, Section 5.1(a), 5.1(b)(ii), 5.1(e), 5.1(f), 5.1(g), 5.1(h), 5.1(i), 5.1(k), 5.1(l), 5.1(o), 5.1(p), 5.1(q), 5.1(r), 5.1(s), 5.1(t), 5.1(u), 5.1(v), 5.1(w) or 5.1(x), Section 5.2 or Section 5.3 of this Agreement or Section 5 of the Security Agreement, or (ii) any covenant contained in any Loan Document (other than the covenants described in Section 5.4(a) or Section 5.4(b)(i) above), and such failure, with respect to this Section 5.4(b)(ii) only, shall not have been cured within thirty (30) days after the earlier to occur of (y) the date upon which any officer of any Loan Party or any of its Subsidiaries becomes aware of such failure and (z) the date upon which written notice thereof is given to any Loan Party or any of its Subsidiaries by any Secured Party; provided no such cure period in this Section 5.4(b)(ii) shall be provided or apply with respect to any provision or covenant that by its inherent nature cannot be cured upon being violated or breached.

(c) Any representation or warranty made by any Loan Party in any Loan Document shall have been incorrect, false or misleading in any material respect (except to the extent that such representation or warranty is qualified by reference to materiality or Material Adverse Effect, to which extent it shall have been incorrect, false or misleading in any respect) as of the date it was made.

(d) (i) Any Loan Party or any of its Subsidiaries shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) any Loan Party or any of its Subsidiaries shall declare a moratorium on the payment of its debts; (iii) the commencement by any Loan Party or any of its Subsidiaries of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any Applicable Law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official of all or substantially all of its assets; (iv) the commencement against any Loan Party or any of its Subsidiaries of a proceeding in any court of competent jurisdiction under any bankruptcy or other Applicable Law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement or adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official, and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of sixty (60) days; (v) the making by any Loan Party or any of its Subsidiaries of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (vi) any other event shall have occurred which under any Applicable Law would have an effect analogous to any of those events listed above in this subsection.

(e) One or more judgments, orders or decrees or settlements shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $250,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) or one or more non-monetary judgments, orders or decrees or settlements shall be rendered against any Loan Party or any Subsidiary of a Loan Party that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and in either case (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been vacated or discharged within ten (10) days of the entry thereof or there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof.

(f) Any authorization of a Governmental Authority necessary for the execution, delivery or performance of any Loan Document or for the validity or enforceability of any of the Obligations under any Loan Document is not given, is withdrawn or ceases to remain in full force or effect.

(g) The validity of any Loan Document shall be contested by any Loan Party or any of its Subsidiaries, or any Applicable Law shall purport to render any material provision of any Loan Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by any Loan Party or any of its Subsidiaries of the Obligations.

(h) Any Loan Party or any Subsidiary of any Loan Party (i) fails to make any payment in respect of the Revolving Credit Facility or any Indebtedness (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $250,000 (provided that no such threshold shall apply with respect to the Revolving Credit Facility) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the documents relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded.

(i) Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party or any Subsidiary of any Loan Party party thereto or any Loan Party or any Subsidiary of any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; any Loan Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral (to the extent that such perfection or priority is required hereby) purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest; or any of the Obligations shall cease to be secured by all of the Collateral.

(j) (i) The occurrence of any ERISA Event that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) the imposition of a Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan.

(k) The occurrence of any Change of Control.

(l) Any provisions of the Revolving Credit Facility Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, other than in accordance with the terms thereof, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder.

Section 5.5 Additional Remedies.

(a) Automatic Acceleration on Dissolution or Bankruptcy. Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.4(d) shall occur, the principal of the Loans (together with any interest, other amounts and Obligations accrued or payable under this Agreement or the other Loan Documents (including any Prepayment Fees)) shall thereupon become immediately and automatically due and payable and any remaining Subsequent Disbursement Commitments shall be immediately and automatically terminated, in each case, without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties.

(b) Power of Attorney. Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, each Loan Party hereby irrevocably and unconditionally constitutes and appoints the Secured Parties and any of the Secured Parties’ Affiliates, attorneys, representatives or agents, with full power of substitution, as such Loan Party’s true and lawful attorney-in-fact with full irrevocable and unconditional power and authority in the place and stead of such Loan Party and in the name of such Loan Party or in its own name, for the purpose of carrying out the terms of this Agreement, the Warrants, and the other Loan Documents, to take any appropriate steps or actions and to execute and deliver (and perform under on such Loan Party’s behalf) any agreement, document or instrument that may be necessary or desirable to accomplish the purposes and/or effectuate the items and actions set forth in this Agreement, the Warrants, and the other Loan Documents, including (i) any actions that any such Loan Party fails to take that are required under such documents, agreements or instruments and (ii) during the existence of any Event of Default, to deliver the original shares of Common Stock to be issued under any Warrants to the applicable holder thereof upon such holder exercising its rights pursuant to the terms of such Warrants.

Section 5.6 Recovery of Amounts Due. If any Obligation or other amount payable hereunder or under any of the other Loan Documents is not paid as and when due, the Borrower and the other Loan Parties hereby authorize Agent and the Lenders to proceed, to the fullest extent permitted by Applicable Law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower or any other Loan Party to the full extent of all Obligations or other amounts payable to Agent and/or the Lenders.

Section 5.7 Credit Bidding. The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the written instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) Agent (whether by judicial action or otherwise) in accordance with Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Loan Documents, Agent will not execute nor deliver a release of any Lien on any Collateral. Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to, and in accordance with, this Section 5.7. Each Secured Party whose Obligations are credit bid under this Section 5.7 shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (y) the amount of the Obligations of such Secured Party that were credit bid in such credit bid, by (z) the aggregate amount of all Obligations that were credit bid in such credit bid.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices. Any notices or other information (including an financial information) required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when received by electronic mail in each case addressed to a party as follows (or such other address, facsimile or electronic mail address provided by such party to such other parties pursuant to the below (or such later address, facsimile or electronic mail address provided in accordance herewith):

If to the Borrower or any other Loan Party:

Melinta Therapeutics, Inc.

300 George Street

Suite 301

New Haven, Connecticut 06511

E-mail: pestrem@melinta.com

Attn: Paul Estrem

With a copy to (which shall not be deemed to constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

Facsimile No.: 212-728-9507

E-mail: jgoldfarb@willkie.com

Attn: Jeffrey M. Goldfarb

If to Agent:

Cortland Capital Market Services LLC

225 W. Washington St., 9th Floor

Chicago, IL, 60606

Facsimile: (312) 376-0751

E-mail: legal@cortlandglobal.com and ryan.morick@cortlandglobal.com

Attn: Legal Department and Ryan Morick

With a copy to (which shall not be deemed to constitute notice):

Holland & Knight

131 South Dearborn Street, 30th Floor

Chicago, IL 60603

Facsimile: (312) 578-6666

E-mail: Joshua.Spencer@hklaw.com

Attn: Joshua M. Spencer, Esq.

and

Katten Muchin Rosenman LLP

2029 Century Park East, Suite 2600

Los Angeles, CA 90067-3012

Facsimile: (310) 788-4471

E-mail: kristopher.ring@kattenlaw.com and mark.wood@kattenlaw.com

Attn: Kristopher J. Ring, Esq.

Attn: Mark D. Wood, Esq.

If to any Lender, the information for notices included on Schedule 2.4 or pursuant to any assignment agreement assigning any Obligations to any new Lender.

Section 6.2 Waiver of Notice. Whenever any notice is required to be given to the Lenders or the Borrower under any of the Loan Documents, a waiver thereof in writing signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3 Cost and Expense Reimbursement. The Loan Parties agree to pay on or prior to the Agreement Date and, within ten (10) Business Days after delivery of an invoice therefor, after the Agreement Date, (a) all costs and expenses of Agent and the Lenders of negotiation, preparation, execution, delivery, filing and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto, (b) all fees, costs and expenses of legal counsel to Agent and the Lenders in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower or any other Loan Party related thereto; provided that the maximum amount of such legal costs incurred solely with respect to the negotiation, preparation and execution of the Loan Documents prior to the Agreement Date (but, for the avoidance of doubt, not on or after the Agreement Date) by the Agent and the Lenders that is required to be paid by the Borrower is $500,000, (c) all fees, costs and expenses of creating and perfecting Liens in favor of Agent (on behalf of the Secured Parties) pursuant to any Loan Document, including filing and recording fees, expenses and Taxes, search fees, title insurance premiums, and fees, costs, expenses and disbursements of counsel to Agent and the Lenders and of counsel providing any opinions that Agent or the Lenders may request in respect of any Loan Documents or the Liens created pursuant to the Loan Documents, (d) all costs and expenses incurred by Agent or any Lender in connection with the custody or preservation of any of the Collateral, (e) all costs and expenses, including fees, costs and expenses of legal counsel to Agent and the Lenders and fees, costs and expenses of accountants, advisors and consultants, incurred by Agent, any Lender and its counsel relating to efforts to protect, evaluate, assess or dispose of any of the Collateral, (f) all costs and expenses, including fees, costs and expenses of legal counsel to Agent and the Lenders and all fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Agent and Lenders in enforcing any of the Loan Documents or any Obligations of, or in collecting any payments due from, any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any proceeding or event of the type set forth in Section 5.4(d), (g) the cost of purchasing insurance that the Loan Parties fail to obtain as required by the Loan Documents, (h) all fees, costs and expenses (including costs and expenses of counsel) of any Secured Party incurred after the occurrence or during the continuance of an Event of Default and (i) all amounts that any Lender may be required to reimburse any Agent Indemnitee for pursuant to Section 6.15(i) or Section 6.15(j), including any fees, costs and expenses (and attorneys’ fees) incurred by such Secured Parties in connection therewith. Without limiting any of the foregoing provisions of this Section 6.3, any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of the Agent or any other Secured Party, shall be at the sole expense of such Loan Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Loan Party or any Subsidiary of any Loan Party therefor. The obligations and provision contained in this Section 6.3 shall survive the termination of this Agreement and the repayment of the Obligations.

Section 6.4 Governing Law; Venue; Jurisdiction; Service of Process; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement and, unless otherwise expressly stated therein, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and, unless otherwise expressly stated therein, the other Loan Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the Commercial Division, New York State Supreme Court and the federal courts, in each case, sitting in the City of New York, borough of Manhattan (and, in each case, the applicable state and federal appeals courts sitting in the City of New York or, if not available or applicable, the State of New York), for the adjudication of any dispute hereunder or under the other Loan Documents or in connection herewith or with the other Loan Documents or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding; provided that nothing in this Agreement or in any other Loan Document shall limit the right of any Secured Party to commence any suit, action or proceeding in federal, state or other court of any other jurisdiction to the extent such Secured Party determines that such suit, action or proceeding is necessary or appropriate to exercise its rights or remedies under this Agreement or any of the other Loan Documents. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO AGENT, REPRESENTATIVE OR OTHER PERSON AFFILIATED WITH OR RELATED TO ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.4.

Section 6.5 Successors and Assigns. This Agreement shall bind and inure to the respective successors and permitted assigns of the Parties, except that no Loan Party may assign or otherwise transfer all or any part of their rights or obligations (including the Obligations) under the Loan Documents without the prior written consent of all of the Lenders, and any prohibited assignment by the Loan Parties shall be absolutely void ab initio. Any Lender may assign or transfer its rights or Obligations (including any Subsequent Disbursement Commitments) under the Loan Documents in accordance with this Section 6.5. Each assignment or transfer shall be subject only to the following conditions: (i) the parties to each assignment or transfer shall execute and deliver to the Agent an Assignment and Assumption, (ii) the Lender (whether the assignor or assignee) shall pay an assignment or transfer fee in the amount of $3,500 to Agent, unless and to the extent the Agent, in its sole discretion, shall expressly waive such fee in writing; provided that if an assignment or transfer by a Lender is made to an Affiliate or related fund of such assigning Lender, then no assignment or transfer fee shall be due in connection with such assignment or transfer, and (iii) the assignee or transferee shall provide all documentation and other information reasonably determined by the Agent to be required by applicable regulatory authorities required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Within one (1) Business Day of its receipt of a duly completed Assignment and Assumption executed by such Lender and an assignee or transferee, the assignment or transfer fee, if any, and any “know your customer” information reasonably requested by the Agent, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register by the Agent; provided that any such assignment shall be effective regardless of it is recorded in the Register by the Agent if Agent does not timely record such assignment in the Register in accordance and compliance with the immediately preceding sentence. Once the assignment or transfer has been recorded in the Register, the assignee or transferee shall (to the extent of the interests assigned or transferred to such assignee or transferee) have all the rights and obligations of, and shall be deemed, a Lender with respect to such Loan or Subsequent Commitment (as applicable) hereunder or under the other Loan Documents. Notwithstanding anything to the contrary in any Loan Document, no Lender shall assign or transfer, or provide any participation in, any of the Loans, other Obligations or Subsequent Disbursement Commitments to any of the Loan Parties.

In addition to the other rights provided in this Section 6.5, each Secured Party may grant a security interest in, or otherwise assign as collateral, any of its rights under the Loan Documents, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to any holder of, or trustee for the benefit of the holders of, such Secured Party’s Indebtedness or equity securities.

Section 6.6 Entire Agreement; Amendments.

(a) The Loan Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto (other than those provisions of the Commitment Letter that expressly survive the termination of the Commitment Letter and the execution and delivery of this Agreement). Notwithstanding the foregoing or anything else to the contrary (including in the Commitment Letter), the “Confidentiality” and “Other Services” sections of the Commitment Letter are superseded by the provision of this Agreement.

(b) Subject to the provisions of Section 6.6(c), no amendment, restatement, modification, supplement, change, termination or waiver of any provision of this Agreement or the other Loan Documents (other than the Warrants, the Stock Purchase Agreement, the Royalty Agreement, the Registration Rights Agreement, any Control Agreement or any similar agreement or any landlord agreement or bailee or mortgagee waiver, each of which may be amended, changed or waived in accordance with the terms thereof), and no consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Borrower and the Required Lenders (and with a copy to the Agent); provided that no such amendment, restatement, modification, change, termination, waiver or consent shall, without the consent of each Lender with Obligations directly and adversely affected thereby, do any of the following: (i) reduce any Loan; (ii) postpone the Maturity Date or other scheduled final maturity date of any Loan, or postpone the date or reduce the amount of any scheduled payment (but not mandatory prepayment) of principal of any Loan; (iii) postpone the date on which any interest, premium or any fees are payable (other than default interest charged pursuant to Section 2.8(b)); (iv) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.8(b)) or the amount of any premium or fees payable hereunder; (v) amend this Section 6.6 or any provision of this Agreement or any other Loan Documents providing for consent or other action by all Lenders; (vi) amend, modify, change or waive the provisions contained in (A) Section 6.5 in a manner that would further restrict the rights of any Lender to assign all or any portion of its rights and obligations under this Agreement or (B) Section 6.6(d); (vii) change in any manner any provision of this Agreement that by its terms, expressly requires the approval or consent of all Lenders; (viii) release or subordinate any Lien granted in favor of Agent with respect to all or substantially all of the Collateral or release all or substantially all of the value of the guarantees of the Obligations provided by the Guarantors, in each case, other than in accordance with the terms of the Loan Documents; or (ix) (A) change or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments), Liens or proceeds of Collateral (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement, the other Loan Documents or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), or (B) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Lenders under any Loan Document;

it being agreed that all Lenders shall be deemed to be directly and adversely affected by an amendment, waiver or supplement described in the preceding clauses (vi), (viii) or (ix) of this Section 6.6(b).

(c) No amendment, restatement, supplement, modification, change, termination, waiver or consent of any provision of any Loan Document shall, unless in writing and signed by Agent,

(A) amend, restate, supplemented, modify, change, terminate or waive (or consent to any diversion from) any provision of this Section 6.6(c) or of any other provision of this Agreement or any other Loan Document which, by its terms, expressly requires the approval or concurrence of Agent, (B) reduce the amount or postpone the due date of or waives any fees, expenses and/or indemnities payable to Agent hereunder or under the other Loan Documents or (C) or otherwise affect the rights, benefits, liabilities or duties of Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary in Section 6.6(b), Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (i) cure any ambiguity, omission, defect or inconsistency therein, and (ii) grant a new Lien to Agent, for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

(d) No consideration shall be offered or paid (in any form, whether cash, Stock, other property or otherwise) to any Loan Party to amend, restate, supplement, modify or change or consent to a waiver of (or a diversion from) any provision of any of the Loan Documents unless the same consideration also is offered to all of the Lenders under the Loan Documents. For clarification purposes, this provision constitutes a separate right granted to each Lender and is not intended for the Borrower or any other Loan Party to treat the Lenders as a class and shall not be construed in any way as the Lenders acting in concert or otherwise as a group with respect to the purchase, disposition or voting of securities or Stock or otherwise.

Section 6.7 Severability. If any provision of this Agreement or any of the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 6.8 Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies, facsimile copies and other electronic methods of transmission thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 6.9 Survival.

(a) In addition to Section 3.2, this Agreement and all agreements, representations and warranties and covenants made in the Loan Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loan (including any Subsequent Disbursement) hereunder or thereunder regardless of any investigation made by any such other Party or on its behalf, and shall continue in force until the later of (i)(A) all Obligations and other amounts payable under the Loan Documents shall have been fully paid in accordance with the provisions hereof and thereof and (B) any Subsequent Disbursement Commitments have terminated and (ii) the end of the Reporting Period. Agent and the Lenders shall not be deemed to have waived, by reason of making the Loan (including any Subsequent Disbursement), any Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that Agent or the Lenders may have had notice or knowledge of any such Event of Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time the Disbursement was made.

(b) All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive (and shall continue to be made in accordance with the terms hereof and thereof after) the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by the Secured Parties or on their behalf and notwithstanding that the Secured Parties may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect (and shall continue to be made in accordance with the terms of the applicable Loan Documents) as long as any Loan or any other Obligation hereunder or under the other Loan Documents shall remain unpaid or unsatisfied.

(c) Notwithstanding anything to the contrary in the Loan Documents, the obligations of the Loan Parties under Sections 1.4, 2.5 and 5.1(r) and any provisions that concern or are related to the Reporting Period and the obligations of the Loan Parties and the Lenders under this Article 6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan and the other Obligations, the termination of the Subsequent Disbursement Commitments, the expiration, extinguishment or termination of the Warrants or the termination of this Agreement or any of the other Loan Documents or any provision hereof or thereof.

(d) For the avoidance of doubt and notwithstanding anything to the contrary in any Loan Documents, (a) all of the provisions (including the making of the representations and warranties) herein or in any other Loan Document that relate to the Purchased Shares, the Interest Payment Shares, the Warrants, the Warrant Shares the Royalty or any securities Laws shall survive the payment in full of the Loans and any other Obligations until such time that the Warrants are fully and completely paid, performed, extinguished and terminated in accordance with their terms and the Reporting Period has ended, (b) all representations and warranties with respect to the Warrants, the Warrant Shares, the Registration Rights Agreement and the Royalty Agreement shall continue to, and at all times, be made until (i) with respect to the Warrants and the Warrant Shares, such Warrants are fully and completely paid, performed, extinguished and terminated in accordance with their terms, (ii) with respect to the Registration Rights Agreement, the Registration Rights Agreement is fully and completely terminated in accordance with its terms, (iii) with respect to the Royalty Agreement, the Royalty Agreement is fully and completely terminated in accordance with its terms, and (c) all Liens granted on the Collateral under any Loan Document shall remain in effect and continue to secure any obligations (including the Obligations) under the Warrants, the Registration Rights Agreement and the Royalty Agreement until all of the Warrants and the Royalty Agreement (and the obligations (including the Obligations) under the Warrants, the Registration Rights Agreement and the Royalty Agreement) have been fully and completely paid, performed, extinguished and terminated, including, in each case, after all of the Loans and any other Obligations have been paid in full.

Section 6.10 No Waiver. Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein or under any other Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, under any other Loan Document or under any other agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, under any other Loan Document or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to Agent or the Lenders upon any breach, Default or Event of Default under this Agreement, any other Loan Document or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of Agent or the Lenders in respect of any such breach, Default or Event of Default or any acquiescence by it therein, affect or impair any right, power or remedy of Agent or the Lenders in respect of any other breach, Default or any Event of Default. All rights and remedies herein or in the other Loan Documents provided are cumulative and not exclusive of any rights or remedies otherwise provided by (or available at) law or in equity.

Section 6.11 Indemnity.

(a) The Loan Parties shall, at all times, jointly and severally indemnify and hold harmless (the “Indemnity”) Agent, each Lender, each other Secured Party and each of their respective directors, partners, members, managers, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties or other expenses arising out of, or relating to, the Loan Documents, the extension of credit hereunder or the Loan or the other Obligations, the providing of the Subsequent Disbursement Commitments or the use or intended use of the Loan or the other Obligations, which an Indemnified Person may incur or to which an Indemnified Person may become subject (including (x) any amounts that any Lender may be required to indemnify any Agent Indemnitee for pursuant to Section 6.15(h), (y) any amounts that any Lender may be required to reimburse Agent for pursuant to Section 6.15(i) and (z) any fees, costs and expenses (and attorneys’ fees) incurred by any Secured Party in connection therewith), but excluding Excluded Taxes (each, a “Loss”). The Indemnity shall not be available to any Indemnified Person to the extent that a court or arbitral tribunal of competent jurisdiction issues a final and non-appealable judgment that such Loss resulted from the gross negligence or willful misconduct of such Indemnified Person. The Indemnity is independent of and in addition to any other agreement of any Party under any Loan Document to pay any amount to the Secured Parties, and any exclusion of any obligation to pay any amount under this Section 6.11(a) shall not affect the requirement to pay such amount under any other section hereof or under any other agreement. For the avoidance of doubt, this Section 6.11 shall not apply to Indemnified Taxes.

(b) An Indemnified Person shall have the right to retain its own legal counsel with the fees, costs and expenses of such legal counsel and of such Indemnified Person to be paid by the Loan Parties. The indemnification required by this Section 6.11 shall be made and paid by the Loan Parties within ten (10) Business Days of written demand by such Indemnified Person.

(c) No settlement of any Loss shall be entered into by any Loan Party without the written consent of the applicable Indemnified Person.

(d) No Loan Party shall, nor shall it permit any of its Subsidiaries, assert, and each Loan Party on behalf of itself and its Subsidiaries, hereby waives, any claim, loss or amount against any Indemnified Person with respect to any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any undertaking or transaction contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

The indemnification obligations contained in this Section 6.11 shall survive the termination of this Agreement and repayment of the Obligations.

Section 6.12 No Usury. The Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to Agent or the Lenders for the Loan or the other Obligations exceed the maximum amount permissible under Applicable Law. If from any circumstance whatsoever fulfillment of any provision hereof or any other Loan Document, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Agent or the Lenders shall ever receive anything which might be deemed interest under Applicable Law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan or the other Obligations, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loan or the other Obligations, such deemed excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lenders for the Loan or the other Obligations shall, to the extent permitted by Applicable Law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loan and the other Obligations until payment in full so that the deemed rate of interest on account of the Loan and the other Obligations is uniform throughout the term thereof. The terms and provisions of this Section shall control and supersede every other provision of this Agreement, the Notes and the other Loan Documents.

Section 6.13 Specific Performance. The Loan Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the Loan Documents is not performed in accordance with its specific terms or is otherwise breached, including if the Loan Parties hereto fail to take any action required of them hereunder or thereunder to consummate the transactions contemplated by the Loan Documents. In light of the foregoing, the Loan Parties hereby agree that (a) the Secured Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Loan Documents and to enforce specifically the terms and provisions hereof and thereof in the courts described in Section 6.4 without proof of damages or otherwise and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by the Loan Documents and without that right, the Secured Parties would not have entered into the Loan Documents or have provided Loans or Disbursements hereunder or under the other Loan Documents or the Subsequent Disbursement Commitments hereunder and under the other Loan Documents. The Loan Parties hereby agree not to assert (or have any of their Subsidiaries or their attorneys, agents or representatives assert or any other Person on their behalf to assert) that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Loan Parties hereby acknowledge and agree that any Secured Party seeking an injunction or injunctions to prevent breaches of, or defaults under, the Loan Documents, to prevent any Default or Event of Default and to enforce specifically the terms and provisions of the Loan Documents in accordance with this Section 6.13 shall not be required to provide any bond or other security in connection with any such injunction or other order or proceeding. The remedies available to the Secured Parties pursuant to this Section 6.13 shall be in addition to any other remedy which may be available under the Loan Documents, at law, in equity or otherwise.

Section 6.14 Further Assurances. From time to time, the Loan Parties shall perform any and all acts and execute and deliver to Agent and the Lenders such additional documents, agreements and instruments as may be necessary or as requested by Agent or any of the Lenders to carry out the purposes of any Loan Document or any or to preserve and protect Agent’s or the Lenders’ rights as contemplated therein.

Section 6.15 Agent.

(a) Each Lender hereby irrevocably appoints Cortland (together with any successor Agent appointed by the Required Lenders) as Agent hereunder and under the other Loan Documents and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such other actions on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under the Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.

(c) None of Agent nor any of its directors, officers, employees, attorneys, advisors, representatives or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the Transactions or the transactions contemplated hereby or thereby (except to the extent resulting from its own gross negligence, willful misconduct, or material breach of any Loan Document in connection with its duties, liabilities, responsibilities and obligations expressly set forth herein or in the other Loan Documents as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (ii) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations (including the Obligations) hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Loan Party’s Subsidiaries or Affiliates.

(d) Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Agent against any and all liabilities and expenses (including any fees and expenses of counsel to Agent) which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.

(e) Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default, unless Agent shall have received written notice from a Lender or any Loan Party referring to this Agreement and the other Loan Documents, describing such Event of Default or Default. Agent shall take such action with respect to such Event of Default or Default as may be requested by the Required Lenders; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of itself and the Lenders.

(f) Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by Agent to any Lender as to any matter, including whether Agent has disclosed material information in its possession. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties, and made its own decision to enter into this Agreement and the other Loan Documents and to extend credit to Borrower hereunder and under the other Loan Documents. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary or appropriate to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties. Subject to Section 6.15(h), Agent shall promptly (but, in any event, within two (2) Business Days after (i) receipt thereof by (A) Agent’s main operations contact or (B) any other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement) or (ii) knowledge of receipt of an item from the Borrower by Agent’s main operations contact or such other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement)) deliver and provide to each Lender any notices, reports, documents, instruments, agreements and other information of any Loan Party or any of its Affiliates or that Agent may receive from any Loan Party or any of its Affiliates which may come into the possession of Agent (or which Agent receives) in connection with the Loan Documents or the transactions contemplated by the Loan Documents.

(g) The Person serving as Agent may resign as Agent upon 30 days’ notice to the Lenders and the Required Lenders have the right, at their sole election, to remove the Person serving as Agent upon 10 days’ notice to Agent (or immediately upon any material breach of Agent of its obligations under the Loan Documents). If the Person serving as Agent resigns under this Agreement or the Required Lenders remove the Person serving as Agent, the Required Lenders shall appoint from among the Lenders a Person to serve as successor Agent for such successor Agent, the Lenders and the other Secured Parties. If no Person is appointed to serve as successor Agent prior to the effective date of the resignation or removal of Agent, Agent may appoint, after consulting with the Lenders, a Person to serve as successor Agent from among the Lenders. Upon the acceptance by a Person of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring or removed Agent and the term “Agent” shall mean such successor Agent, and the retiring Agent’s appointment, powers and duties as Agent shall be immediately and automatically terminated at such time. After any Person’s resignation or removal hereunder as Agent, the provisions of this Section 6.15 shall inure to its benefit (in its capacity as Agent) as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. If no Person has accepted appointment as Agent by the date which is 30 days following a Person’s notice of its resignation as Agent (or at the time of removal of a Person as Agent), the Person who resigned or was removed as Agent shall nevertheless thereupon (and at such time) no longer be Agent and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a Person to serve as successor Agent as provided for above.

(h) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document (including any provision in the Loan Documents that require Agent to deliver, send, disclose or otherwise provide any agreements, instruments, documents, copies or information to any Lender or any other Secured Party), Agent covenants and agrees that, if and to the extent specifically requested or directed in writing by a Lender, Agent (and any other Person on behalf of Agent) shall not deliver, send, disclose or otherwise provide such Lender or any of its Affiliates any agreements, documents or other information (or specific types of categories thereof) containing or constituting (or that may contain or constitute) material non-public information regarding the Borrower or its Subsidiaries that is received by (or otherwise available to) Agent (or any other Person on behalf of Agent), as set forth in such written request or direction.

(i) Each Lender severally (but not jointly) agrees to indemnify, defend and hold harmless the Agent, its affiliates and their respective officers, partners, directors, trustees, employees and agents (each a “Agent Indemnitee”), to the extent that such Agent Indemnitee shall not have been reimbursed by Borrower within sixty (60) days after written demand to Borrower therefor, provided that such Agent Indemnitee has used commercially reasonable efforts to obtain such payment from the Borrower during such sixty-day period, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable and documented out-of-pocket costs, reasonable and documented out-of-pocket expenses (including reasonable and documented outside counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent Indemnitee in exercising its powers, rights and remedies or performing its duties hereunder or under the Loan Documents or otherwise in its capacity as such Agent Indemnitee in any way relating to or arising out of this Agreement or the Loan Documents; provided, that such indemnity shall not, as to any Agent Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or material breach of, any Loan Document by any Agent Indemnitee.

(j) Without duplication of Section 6.15(i), each Lender severally (but not jointly) agrees to reimburse each Agent Indemnitee (to the extent that such Agent Indemnitee shall not have been reimbursed by Borrower within sixty (60) days after written demand by Borrower therefor) promptly upon demand for any reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket fees, charges, and disbursements of financial, outside legal counsel and other advisors and any taxes or insurance paid in the name of, or on behalf of the Borrower) incurred by such Agent Indemnitee in connection with the preparation, execution, delivery, administration, modification, amendment, consent, waiver or enforcement, or preservation of any rights under this Agreement or any other Loan Document in each case, only to the extent such Agent Indemnitee has been specifically directed by the Required Lenders in writing to take such action. The indemnification and reimbursement obligations contained in Section 6.15(i) and Section 6.15(j) shall survive the termination of this Agreement and the repayment of the Obligations.

Section 6.16 USA Patriot Act. Each Lender that is subject to the USA Patriot Act (and Agent (for itself and not on behalf of any Lender)) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Agent to identify each Loan Party in accordance with the USA Patriot Act.

Section 6.17 Placement Agent. The Borrower and the other Loan Parties shall be solely responsible for the payment of any fees, costs, expenses and commissions of any placement agent, broker or financial adviser relating to or arising out of the transactions contemplated by the Loan Documents. The Borrower and the other Loan Parties shall pay, and hold each of the Secured Parties harmless against, any liability, loss or expense (including attorneys’ fees, costs and expenses) arising in connection with any claim for any such payment.

Section 6.18 Independent Nature of Secured Parties. The obligations of each Secured Party under the Loan Documents are several and not joint with the obligations of any other Secured Party, and no Secured Party shall be responsible in any way for the performance of the obligations of any other Secured Party under the Loan Documents. Each Secured Party shall be responsible only for its own representations, warranties, agreements and covenants under the Loan Documents. The decision of each Lender to acquire the Securities pursuant to the Loan Documents has been made by such Lender independently of any other Secured Party and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries which may have been made or given by any other Secured Party or by any agent, attorney, advisor, representative or employee of any other Secured Party, and no Secured Party or any of its agents, attorneys, advisors, representatives or employees shall have any liability to any other Secured Party (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained in the Loan Documents, and no action taken by any Secured Party pursuant hereto or thereto (including a Lender’s acquisition of Obligations, Notes, Purchased Shares, Interest Payment Shares, Warrants or Warrant Shares at the same time as any other Secured Party), shall be deemed to constitute the Secured Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Secured Parties are in any way acting in concert or as a group with respect to such Obligations or the transactions contemplated by any of the Loan Documents. Each Secured Party shall be entitled to independently protect and enforce its rights, including the rights arising out of the Loan Documents, and it shall not be necessary for any other Secured Party to be joined as an additional party in any proceeding for such purpose.

Section 6.19 Joint and Several. The obligations of the Loan Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Section 2 of the Security Agreement, to which the obligations of the Loan Parties are subject.

Section 6.20 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Loan Parties and the Secured Parties party hereto and the Indemnified Persons, and their successors and permitted assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Secured Party shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

Section 6.21 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Loan Parties party hereto, each Lender party hereto and Agent and such executed counterparts have been delivered to Agent and the Lenders pursuant to the terms of this Agreement. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of each Loan Party party hereto and each Secured Party party thereto and, in each case, their respective successors and permitted assigns and, for the purposes of Section 6.11, shall inure to the benefit of the Indemnified Persons.

Section 6.22 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Loan Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 6.23 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Secured Party, any right, remedy, power or privilege under any Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Loan Party, any Affiliate of any Loan Party or any Secured Party shall be effective to amend, modify or discharge any provision of any of the Loan Documents.

Section 6.24 Right of Setoff. Each Secured Party and each of its Affiliates is hereby authorized, without notice or demand (each of which is hereby waived by each Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by any Secured Party or any of its Affiliates to or for the credit or the account of the Borrower or any other Loan Party against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender shall exercise any such right of setoff without the prior consent of the Required Lenders. Each Secured Party agrees promptly to notify Agent (and Agent shall promptly (but, in any event, within two (2) Business Days after (i) receipt thereof by (A) Agent’s main operations contact or (B) any other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement) or (ii) knowledge of receipt of an item from the Borrower by Agent’s main operations contact or such other Person designated by Agent to receive notices for (or on behalf of) Agent pursuant to the notices provisions of the Loan Documents (including Section 6.1 of this Agreement)) notify the other Lenders) after any such setoff and application made by such Secured Party or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 6.24 are in addition to any other rights and remedies (including other rights of setoff) that any Secured Party or any of its Affiliates may have.

Section 6.25 Sharing of Payments, Etc. If any Lender, directly or through any of its Affiliates, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) (and other than pursuant to Section 6.5) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been applied in accordance with this Agreement; provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by Applicable Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Loan Party in the amount of such participation.

Section 6.26 Other Services.

(a) Nothing contained in this Agreement shall limit or preclude any Secured Party or any of its Affiliates from carrying on any business with, providing banking or other financial or equity services to, or from participating in any capacity, including as an equity investor, in any Person whatsoever, including, without limitation, any competitor, supplier or customer of the Borrower, Agreement Date Acquisition Sellers or any of their respective Affiliates, or any other Person that may have interests different than or adverse to such Person. Each Loan Party (i) acknowledges and consents to any Secured Party or any of its Affiliates providing any “Seller Bridge Financing” (as defined in the

Commitment Letter) or any other loans or commitments to the Agreement Date Acquisition Sellers or any of their Affiliates and (ii) acknowledges and agrees that the providing thereof does not constitute a breach of the Loan Documents. Each Loan Party agrees that no Secured Party or any of its Affiliates have any obligation to inform any Loan Party of any such “Seller Bridge Financing” or any other loans or commitments provided to the Agreement Date Acquisition Sellers or any of their Affiliates from time to time..

(b) In connection with all aspects of the Transactions, each Loan Party acknowledges and agrees that: (i) the Loans, Obligations, Subsequent Disbursement Commitments and any related services contemplated in the Loan Documents constitute an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Secured Parties, on the other hand, and each Loan Party is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, the Secured Parties are and have been acting solely as a principal and not as a financial advisor, agent or fiduciary, for any Loan Party or any of the Loan Parties’ management, Affiliates, Stock holders, directors, officers, employees, creditors or any other Person, (iii) none of the Secured Parties nor any of their Affiliates has assumed or will assume an advisory, agency or fiduciary responsibility in any Loan Party or any of the Loan Parties’ Affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Secured Party or any of the Secured Parties’ Affiliates have advised or are currently advising any Loan Party or any of the Loan Parties’ Affiliates on other matters) and none of the Secured Parties or their Affiliates have any obligation to any Loan Party or any of the Loan Parties’ Affiliates with respect to the Transactions, (iv) the Secured Parties and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from the Loan Parties and their Affiliates and none of the Secured Parties or any of their Affiliates shall have any obligation to disclose any of such interests, and (v) none of the Secured Parties or any of their Affiliates have provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate. Each Loan Party waives and releases, to the fullest extent permitted by law, any claims that it may have against any Secured Party and their respective Affiliates with respect to any breach of fiduciary duty or alleged breach of fiduciary duty as a consequence of the Loan Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the first day written above.

BORROWER:

MELINTA THERAPEUTICS, INC.,

a Delaware corporation

By:	/s/ Paul Estrem
Name: Paul Estrem
Title: Chief Financial Officer

OTHER LOAN PARTIES:

MELINTA SUBSIDIARY CORP., a Delaware corporation

By:	/s/ Paul Estrem
Name: Paul Estrem
Title: Chief Financial Officer

CEMPRA PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Paul Estrem
Name: Paul Estrem
Title: Chief Financial Officer

CEM-102 PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Paul Estrem
Name: Paul Estrem
Title: Chief Financial Officer

REMPEX PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Paul Estrem
Name: Paul Estrem
Title: Chief Financial Officer

Facility Agreement

TARGANTA THERAPEUTICS CORPORATION, a Delaware corporation

By:	/s/ Paul Estrem
Name: Paul Estrem
Title: Chief Financial Officer

Facility Agreement

LENDERS:

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By: Deerfield Mgmt IV, L.P., General Partner

By: J.E. Flynn Capital IV, LLC, General Partner

By:	/s/ David J. Clark

Name: David J. Clark
Title: Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By: Deerfield Mgmt III, L.P., General Partner

By: J.E. Flynn Capital III, LLC, General Partner

By:	/s/ David J. Clark

Name: David J. Clark
Title: Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By: Deerfield Mgmt, L.P., General Partner

By: J.E. Flynn Capital, LLC, General Partner

By:	/s/ David J. Clark

Name: David J. Clark
Title: Authorized Signatory

Facility Agreement

AGENT:

CORTLAND CAPITAL MARKET SERVICES LLC

By:	/s/ Emily Ergang Pappas
Name:	Emily Ergang Pappas
Title:	Associate Counsel

Facility Agreement

ANNEX A

INITIAL DISBURSEMENT AMOUNT, SUBSEQUENT DISBURSEMENT COMMITMENT AND WARRANTS

Lender	Initial Disbursement Amount	% of Total Initial Disbursement Amount	Subsequent Disbursement Commitment	% of Total Subsequent Disbursement Commitment	% of Total Warrants
Deerfield Private Design Fund IV, L.P.	$101,594,69.31	68.75%	$34,375,000	68.75%	68.75%
Deerfield Private Design Fund III, L.P.	$30,781,340.66	20.83%	$10,416,667	20.83%	20.83%
Deerfield Special Situations Fund, L.P.	$15,398,059.03	10.42%	$5,208,333	10.42%	10.42%

Total	$147,774,079.00	100%	$50,000,000	100%	100%

Annex A-1

EXHIBIT A-1

FORM OF LOAN NOTE

[To follow]

EXHIBIT A-1

TO

FACILITY AGREEMENT

FORM OF LOAN NOTE

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR FEDERAL INCOME TAX PURPOSES. PLEASE REFER TO SECTIONS 2.7 AND 2.9 OF THE FACILITY AGREEMENT FOR ADDITIONAL INFORMATION.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 IN THE UNITED STATES OF AMERICA, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THE NOTE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 OR RULE 144A UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL UNITED STATES OF AMERICA SECURITIES EXCHANGE COMMISSION INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[(a)](1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

NOTE

Lender: _____________________

Principal Amount: $_______	___________, 20__

FOR VALUE RECEIVED, the undersigned, Melinta Therapeutics, Inc., a Delaware corporation

(the “Borrower”), hereby unconditionally promises to pay to the Lender set forth above (the “Lender”) the

Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the Loan (as defined in the Facility Agreement referred to below) of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Facility Agreement.

The Borrower promises to pay interest on the outstanding principal amount of the Loan, any overdue interest and all other Obligations (as defined in the Facility Agreement referred to below) from and after the Agreement Date until such outstanding principal amount of the Loan, any overdue interest and all other Obligations are paid in full, payable at such times and at such interest rates as are specified in the Facility Agreement. The Borrower promises to pay any Exit Fee, Prepayment Fee or any other fee that is due on the Loan or the other Obligations in accordance with the Facility Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Principal and interest (and any Exit Fee or Prepayment Fee) are payable in cash in Dollars to the Lender in the manner set forth in the Facility Agreement.

This Loan Note (this “Note”) is one of the “Notes” referred to in, and is entitled to the benefits of, the Facility Agreement, dated as of January 5, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Facility Agreement”), by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and Cortland Capital Market Services LLC, as agent for itself and the other Secured Parties (in such capacity, together with its successors and assigns, the “Agent”, and the other Loan Documents. Capitalized terms used herein without definition are used as defined in the Facility Agreement.

EX. A - 1

The Facility Agreement, among other things, (a) provides for the making of a Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Loan being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note (and all other Obligations (including the Obligations) evidenced hereby) upon the happening of certain stated events and also for prepayments pursuant to Sections 2.3 and 5.3 of the Facility Agreement on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Facility Agreement, including Sections 1.2 (Interpretation) and 6.4 (Governing Law; Venue; Jurisdiction; Service of Process; Waiver of Jury Trial) of the Facility Agreement.

This Note is assignable or transferable by Lender in accordance with Section 6.5 of the Facility Agreement. This Note is not assignable or transferable by the Borrower without the written consent of the Lender and the Agent and any such prohibited assignment or transfer is absolutely void ab initio.

Subject to the terms of the Facility Agreement, all payments will be free and clear of, and without deduction or withholding for, any present or future taxes. The Borrower shall pay all and any costs (administrative or otherwise) imposed by the Borrower’s banks, clearing houses, or any other financial institution, in connection with making any payments hereunder.

The Borrower shall pay all costs and expenses (including attorney’s fees) of the Lender incurred in connection with this Note and also as provided in Section 6.3 of the Facility Agreement.

Other than those notices required to be provided by the Lender to the Borrower under the terms of the Facility Agreement, the Borrower and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note, the Facility Agreement and the other Loan Documents or the performance of the obligations (and the other Obligations) under this Note, the Facility Agreement and/or the other Loan Documents. No renewal or extension of this Note, the Facility Agreement or the other Loan Documents (or the Obligations), no delay in the enforcement of payment of this Note, the Facility Agreement or the other Loan Documents (or the Obligations), and no delay or omission in exercising any right, remedy or power under this Note, the Facility Agreement or the other Loan Documents or under Applicable Law shall affect the liability of the Borrower or any endorser of this Note.

No delay or omission by the Lender in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived or amended, restated, supplemented or otherwise modified only in a writing signed by the Borrower and the Lender.

This Note shall be governed by, and be construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State. The other provisions of Section 6.4 of the Facility Agreement shall apply hereto mutatis mutandis.

[signature page follows]

EX. A - 2

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year set forth above.

MELINTA THERAPEUTICS, INC., a Delaware corporation

By:
Name:
Title:

EX. A - 3

EXHIBIT A-2

FORM OF SUBSEQUENT DISBURSEMENT NOTE

[To follow]

EXHIBIT A-2

TO

FACILITY AGREEMENT

FORM OF SUBSEQUENT DISBURSEMENT NOTE

THIS SUBSEQUENT DISBURSEMENT NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 IN THE UNITED STATES OF AMERICA, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THIS SUBSEQUENT DISBURSEMENT NOTE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 OR RULE 144A UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL UNITED STATES OF AMERICA SECURITIES EXCHANGE COMMISSION INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[(a)](1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THIS SUBSEQUENT DISBURSEMENT NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

SUBSEQUENT DISBURSEMENT NOTE

$__________	__________, 20[__]

FOR VALUE RECEIVED, Melinta Therapeutics, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [____________________] (together with its successors and assigns, the “Holder”) at the times, in the amounts and at the address (or pursuant to the wire instructions) set forth in the Facility Agreement dated as of January [__], 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Facility Agreement”), by and among the Borrower, the other “Loan Parties” from time to time party thereto, the “Lenders” from time to time party thereto, and Cortland Capital Market Services LLC, as agent (in such capacity, together with its successors and assigns in such capacity, the “Agent”), the lesser of (i) the principal amount of ____________________ ($__________) and (ii) the aggregate outstanding principal amount of the Subsequent Disbursements made by the Holder to the Borrower according to the terms of the Facility Agreement, as conclusively evidenced (absent manifest error) by the written endorsement with respect thereto by any officer of the Holder on Schedule I attached hereto; provided that the failure to include any such aggregate outstanding principal amount of any Subsequent Disbursement on Schedule I shall not affect the liability or obligations of the Borrower to pay any principal amounts of the Subsequent Disbursements made or funded by the Holder (or any predecessor of the Holder that were assigned or transferred to the Holder) to the Holder. Notwithstanding the foregoing, if the aggregate outstanding principal amount of the Subsequent Disbursements made by the Holder to the Borrower is actually more than the amount set forth on Schedule I attached hereto, such actual amount shall control and instead be the amount that applies pursuant to clause (ii) in the immediately preceding sentence. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Facility Agreement.

The Borrower further promises to pay interest at such address (or pursuant to such wire instructions), in U.S. dollars, from (and including) the date hereof on the outstanding principal amount owing hereunder from time to time, at the applicable rate per annum set forth in the Facility Agreement. Interest on the outstanding principal amounts evidenced by this Subsequent Disbursement Note shall be paid at the times and calculated pursuant to the terms set forth in the Facility Agreement. This Subsequent Disbursement Note is a “Subsequent Disbursement Note” and a “Note” referred to in the Facility Agreement, and is subject to the terms and conditions set forth therein, which terms and conditions are incorporated herein by reference. This Subsequent Disbursement Note evidences all

Subsequent Disbursements made by the Holder under the Facility Agreement and the Holder’s interest in the Subsequent Disbursements.

All payments of principal and interest shall be made in U.S. dollars in immediately available funds as specified in the Facility Agreement. Amounts remaining unpaid on this Subsequent Disbursement Note may be prepaid as provided in the Facility Agreement, without premium or penalty. Amounts that are paid, repaid or prepaid hereunder shall not be reborrowed.

Upon the occurrence and during the continuance of any Event of Default, all amounts then remaining unpaid on this Subsequent Disbursement Note may become, or may be declared to be, immediately due and payable (and will immediately and automatically become due and payable in connection with any Event of Default of the type set forth in Section 5.4(d) of the Facility Agreement) and any unfunded Subsequent Disbursement Commitments may be immediately terminated (and will immediately and automatically be terminated in connection with any Event of Default of the type set forth in Section 5.4(d) of the Facility Agreement), each as specified in Sections 5.4 and 5.5 of the Facility Agreement.

The Borrower hereby irrevocably and unconditionally waives presentment, demand, notice, protest and all other demands and notices in connection with the execution, delivery, acceptance, performance, default or enforcement of this Subsequent Disbursement Note.

This Subsequent Disbursement Note is secured by Liens on and security interests in certain property and assets of the Borrower and the other Loan Parties that have been granted to the Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents. Reference is hereby made to the other Loan Documents for a description of the Collateral securing the obligations evidenced by this Subsequent Disbursement Note, the terms and conditions upon which such Liens and security interests were granted and the rights of the Holder of this Subsequent Disbursement Note in respect thereof.

THIS SUBSEQUENT DISBURSEMENT NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE HOLDER UNDER THIS SUBSEQUENT DISBURSEMENT NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE.

The following provisions of the Facility Agreement apply to this Subsequent Disbursement Note as if they were expressly incorporated in this Subsequent Disbursement Note with any necessary modifications: Sections 1.2, 1.3, 1.4, 2.5, 6.1 to 6.14 and 6.19 to 6.26 of the Facility Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Borrower has caused this Subsequent Disbursement Note to be duly executed and delivered on the date first set forth above by a duly authorized representative of the Borrower.

MELINTA THERAPEUTICS, INC., a Delaware corporation, as the Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO DELAYED DISBURSEMENT NOTE [(_______________)]]

SCHEDULE I

BORROWINGS AND PAYMENTS

PRINCIPAL AMOUNT	DATE OF SUBSEQUENT DISBURSEMENT	AMOUNT OF REPAYMENT/ PREPAYMENT	DATE OF REPAYMENT/ PREPAYMENT	NOTATION MADE BY

EXHIBIT 2.7

SHARE PAYMENT PROVISIONS

If the Borrower elects, in lieu of paying in cash any interest due and payable under Section 2.7 of the Facility Agreement to which this Exhibit is attached (the “Agreement”), to satisfy any such amounts due through the issuance of Freely Tradeable Shares (as defined below), pursuant to Section 2.7 of the Agreement, the following terms shall apply:

1. Defined Terms. Capitalized terms used in this Exhibit 2.7 and not otherwise defined herein shall have the meanings set forth in the Agreement. For purposes of this Exhibit, the following terms shall have the following meanings:

“Applicable Trading Period” has the meaning set forth in Section 4 of this Exhibit.

“Bloomberg” means Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and designated by the Borrower and the Required Lenders.

“Credit Amount” has the meaning set forth in Section 4 of this Exhibit.

“Daily Issuance Shares” has the meaning set forth in Section 4 of this Exhibit.

“Delisting Event” means any of the following: (i) the Common Stock is not listed on an Eligible

Market, (ii) trading in the Common Stock on the Principal Market is suspended, or (iii) the Borrower is not in compliance with any rule or regulation applicable to the trading or listing of the Common Stock on the Principal Market.

“Failure Amount” has the meaning set forth in Section 8 of this Exhibit.

“Floor Price” has the meaning set forth in Section 3 of this Exhibit.

“Freely Tradeable Shares” means any shares of Common Stock which, at the time of issuance thereof, (i) are duly authorized, validly issued, fully paid and non-assessable; (ii) are eligible for resale by the Lenders without limitation or restriction, including any volume limitations, under state or Federal securities laws pursuant to Rule 144 under the Securities Act or an effective Registration Statement; and (iii) do not bear, and are not subject to, any restrictive legend, stop transfer or similar restriction.

“Issuance Period” means, with respect to a Share Issuance Notice, the period commencing on the Trading Day specified in the Share Issuance Notice (which shall be no earlier than the tenth (10th) Trading Day after the date of delivery thereof and shall be subject to confirmation of receipt thereof by the Lenders) and ending at the completion of ten (10) consecutive Trading Days (including such initial Trading Day) thereafter; provided, that the Issuance Period shall be subject to termination in accordance with Section 5 and Section 7 of this Exhibit, provided, further, that in the event of the occurrence of a Share Delivery Failure during any Issuance Period, such Issuance Period shall terminate at the completion of the date on which such Share Delivery Failure has occurred; and provided, further, that the Issuance Period shall be deemed to have ended at such time during an Issuance Period as Partial Reference Date Shares are issuable in accordance with Section 4 of this Exhibit. Notwithstanding anything herein to the contrary, in no event shall any Issuance Period extend (and, to be valid, no Share Issuance Notice shall specify an Issuance Period that extends) beyond the date that is three (3) Trading Days prior to (i) the Interest Payment Date on which the interest being satisfied by the issuance of Freely Tradeable Shares during such Issuance Period is due or (ii) the Maturity Date.

“Major Transaction” shall have the meaning given to such term in the Warrants.

“Major Transaction/Organic Change Notice” shall have the meaning given to such term in the Warrants.

“Market Capitalization” means, as of any date of determination, the product of (x) the number of issued and outstanding shares of Common Stock as of such date (exclusive of any shares of Common Stock issuable directly or indirectly upon the exercise of Options or conversion of any Convertible Securities), multiplied by (y) the closing price per share of Common Stock as of the preceding Trading Day on the Principal Market, as reported by, or based upon data reported by, Bloomberg.

“Reference Date” has the meaning set forth in Section 4 of this Exhibit.

“Registrable Securities” has the meaning given to such term in the Registration Rights Agreement.

“Registration Statement” has the meaning given to such term in the Registration Rights Agreement.

“Share Delivery Failure” has the meaning set forth in Section 8 of this Exhibit.

“Share Issuance Amount” has the meaning set forth in Section 3 of this Exhibit.

“Share Issuance Closing Date” has the meaning set forth in Section 4 of this Exhibit.

“Share Issuance Notice” has the meaning set forth in Section 3 of this Exhibit.

“Stock Event” shall have the meaning given to such term in the Warrants.

“Trading Day” means any day on which the Common Stock is traded for at least six hours on the Principal Market.

“Volume Weighted Average Price” means, with respect to any security as of any date of determination or during any period of determination, the volume weighted average sale price on the Principal Market as reported by, or based upon data reported by, Bloomberg. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the volume weighted average price shall be the fair market value as mutually determined by the Borrower and the Required Lenders.

“Withholding Date” means the first date on which the Borrower withholds or determines that it is required to withhold any Taxes as a result of the provisions of this Exhibit or the issuance of any shares of Common Stock, or consummation of any transactions, as contemplated hereby.

2. General. Subject to the terms and conditions of this Exhibit, the Borrower’s valid exercise of its share issuance rights under this Exhibit and subsequent fulfillment of its obligations hereunder (including delivery of all of the requisite Daily Issuance Shares and payment of the Share Issuance Amount, if any) shall be deemed to satisfy its obligation to pay interest on the applicable Interest Payment Date for which such share issuance right is being exercised.

3. Exercise of Share Issuance Rights. On any date that is not more than forty-five (45) days prior to any Interest Payment Date, the Borrower may deliver to each of the Lenders notice by electronic mail or facsimile (a “Share Issuance Notice”) of its intention to issue Freely Tradeable Shares pursuant to the provisions of this Exhibit in order to satisfy interest due on such Interest Payment Date under Section 2.7 of the Agreement by delivering such Freely Tradeable Shares to the Lenders; provided, however, that the Borrower may not deliver a Share Issuance Notice (a) during the occurrence of a Delisting Event, (b) at any time following such time as the Borrower has delivered (or is obligated to deliver) a Major Transaction/Organic Change Notice in respect of a Major Transaction, (c) at any time following the occurrence, and during the continuance, of an Event of Default or a Default, (d) from and after a Withholding Date, (e) if, as of the close of trading on the immediately preceding Trading Day, the Market Capitalization is less than $200,000,000, (g) unless all material information regarding the Borrower (including any material information that may be included in, or reflected by, the Share Issuance Notice) has been publicly disclosed in a report filed pursuant to the Exchange Act or has been otherwise publicly disclosed in a manner calculated to reach the securities marketplace through one of the Borrower’s recognized channels of distribution, (h) unless (X) the Registration Statement is effective and available for the sale of at least all of the Registrable Securities and, after giving effect to the resale of all shares of Common Stock issued pursuant to such Share Issuance Notice (and assuming such shares are sold pursuant to the Registration Statement and that the Volume Weighted Average Price for each Trading Day during each applicable Issuance Period will equal the Floor Price), the Registration Statement shall continue to register a sufficient number of Registrable Securities to cover the resale of all of the Purchased Shares and all of the Warrant Shares issuable upon exercise of the Warrants, or (Y) all shares of Common Stock issuable pursuant to such Share Issuance Notice are eligible for resale by the Lenders without limitation or restriction, including any volume limitations, under state or Federal securities laws pursuant to Rule 144 under the Securities Act, (i) unless the Borrower is in compliance with the “current public information” requirement of Rule 144(c) under the Securities Act, (j) if the transfer agent for the Common Stock is not participating in DTC’s Fast Automated Securities Transfer Program, or (k) if any Lender, after consultation with counsel of its choosing, advises the Borrower that the receipt or resale of Common Stock issued or issuable hereunder would result in such Lender being deemed an “underwriter” within the meaning of Section 2(11) under the Securities Act (collectively, the “Share Issuance Conditions”). Subject to such provisions, a Share Issuance Notice shall be irrevocable, shall specify (I) a floor price (the “Floor Price”) that is no less than $10.00 (subject to adjustment for any Stock Event occurring after the Agreement Date), (II) the aggregate Interest Amount subject to such Share Issuance Notice, in each case, broken out by the amount due each Lender (such amount, a “Share Issuance Amount”), (III) the Interest Payment Date to which such Share Issuance Notice applies, and (IV) the Issuance Period. If the Lenders do not confirm receipt of the Share Issuance Notice within three (3) Trading Days of the delivery thereof, the Borrower shall thereafter use its reasonable best efforts to confirm (by email, telephonically or otherwise) such receipt, and in no event shall the Issuance Period commence unless and until the Lenders have confirmed such receipt.

4. Share Issuance. Subject to Section 5 of this Exhibit, for each Trading Day during the applicable Issuance Period (each, a “Reference Date”), the Borrower shall issue to each Lender such Lender’s Pro Rata Share of an aggregate number of Freely Tradeable Shares (rounded to the nearest whole share, with 0.5 being rounded up) equal to the product of (x) the number of shares of Common Stock traded at or above the Floor Price (on all exchanges and quotation systems on which shares of Common Stock are cited as having been traded, per the Bloomberg AQR function) on such Reference Date between 9:35 a.m., New York City time, and 3:55 p.m., New York City time (the “Applicable Trading Period”), multiplied by (y) 0.19 (the “Daily Issuance Shares”); provided, that, at such time on any Reference Date as the value (as determined in accordance with this Section 4) of all shares issuable in respect of such Reference Date (up to such time on such Reference Date) (the “Partial Reference Date Shares”), together with the value of all shares issued or issuable hereunder in respect of prior Reference Dates during such Issuance Period, are sufficient to satisfy the entire Share Issuance Amount, then the Daily Issuance Shares shall be equal to the Partial Reference Date Shares, and such Issuance Period and the Applicable Trading Period shall thereafter be deemed terminated for all purposes hereunder. By no later than 12:00 noon, New York City time, on the second Trading Day following each Reference Date (each, a “Share Issuance Closing Date”), the Borrower shall deliver to each Lender its Pro Rata Share of the applicable Daily Issuance Shares by causing the transfer agent for the Common Stock to electronically transmit such Daily Issuance Shares to such Lender by crediting to the account of such Lender’s prime broker (as specified by such Lender no later than one Trading Day prior to the applicable Share Issuance Closing Date) with DTC through its Deposit/Withdrawal at Custodian (DWAC) system its Pro Rata Share of such Daily Issuance Shares determined pursuant to Section 6 of this Exhibit. Within two hours following the close of regular trading hours on each Reference Date for which Daily Issuance Shares are issuable hereunder, the Lenders shall deliver a notice (a “Daily Share Notice”) to the Borrower setting forth the number of Daily Issuance Shares and the portion of the Share Issuance Amount to be satisfied on the Share Issuance Closing Date related to such Reference Date, together with appropriate calculations of such amount. Concurrently with the valid delivery of the related Daily Issuance Shares on each Share Issuance Closing Date, an amount (the “Credit Amount”) equal to the product of (x) the number of shares of Common Stock issued and delivered to a Lender on such date multiplied by (y) 97% of the Volume Weighted Average Price for shares of Common Stock that trade at or above the Floor Price during the Applicable Trading Period (on all exchanges and quotation systems on which shares of Common Stock are cited as having been traded, per the Bloomberg AQR function) on the applicable Reference Date shall be applied to such Lender’s Pro Rata Share of the Share Issuance Amount on such Share Issuance Closing Date. If, as of the second (2nd) Trading Day after the end of any Issuance Period, the Share Issuance Amount in respect of any Lender exceeds the sum of the applicable Credit Amounts in respect of such Lender (including as a result of Section 5 of this Exhibit), the Borrower shall pay such difference to such Lender in cash on the first Business Day following the end of the Issuance Period (which first (1st) Business Day, for the avoidance of doubt, shall be no later than the Interest Payment Date to which the Issuance Period relates).

All shares of Common Stock issued and delivered pursuant to this Section 4 shall be Freely Tradeable Shares (and for the avoidance of doubt, only Freely Tradeable Shares shall be deemed to constitute Daily Issuance Shares and be applied to any Share Issuance Amount). In connection with the issuance and delivery of any shares of Common Stock to the Lenders pursuant to this Section 4, the Borrower shall deliver to the Lenders, by no later than the first Share Issuance Closing Date for the related Issuance Period, an opinion of counsel reasonably satisfactory to the Lenders, substantially in the form attached as Annex 1 to this Exhibit, relating to all shares of Common Stock to be issued and delivered to the Lenders (as Freely Tradeable Shares) during such Issuance Period.

5. Limitations on Share Issuances.

(a) Notwithstanding anything herein to the contrary, the Borrower shall not issue to any Lender, and no Lender may acquire, a number of shares of Common Stock hereunder to the extent that, upon such issuance, the number of shares of Common Stock then beneficially owned by such Lender and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with such Lender’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Lender is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities (including the Warrants) that have limitations on the right to convert, exercise or acquire similar to the limitation set forth herein), would exceed 9.985% of the total number of shares of Common Stock then issued and outstanding (the “9.985% Cap”). For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by each Lender shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. All Share Issuance Notices shall set forth the number of shares of Common Stock then outstanding. Upon written request of any Lender at any time, the Borrower shall, within one (1) Business Day, confirm orally and in writing to such Lender the number of shares of Common Stock then outstanding. At any time following delivery of a Share Issuance Notice and ending on the last day of the Issuance Period, each Lender shall have the right to deliver notice to the Borrower (and shall be entitled to include such notice in any Daily Share Notice) (a “Cap Notice”) stating the maximum number of shares of Common Stock that may be issued to such Lender without exceeding the maximum number of shares that such Lender may receive under the 9.985% Cap (the “Maximum Share Amount”), which shall be conclusive and binding upon the Borrower and such Lender. In no event shall the number of shares issued to a Lender pursuant to any Share Issuance Notice exceed the Maximum Share Amount specified in such Lender’s Cap Notice, and the Issuance Period and the Applicable Trading Period shall be deemed terminated with respect to such Lender at such time as such Lender has been issued the Maximum Share Amount specified in such

Lender’s Cap Notice.

6. Allocation Among Lenders. Subject to Section 5 of this Exhibit, all shares of Common Stock issuable to the Lenders pursuant to this Exhibit, all Credit Amounts and all Failure Amounts shall be allocated pro rata among the Lenders based on each Lender’s Pro Rata Share, in each case unless the Lenders notify the Borrower in writing of any different allocation ratio.

7. Termination of Issuance Period. If any of the Share Issuance Conditions is not satisfied at any time following the delivery of a Share Issuance Notice and prior to the expiration (or other termination) of the Issuance Period to which the Share Issuance Notice relates, the Borrower shall immediately notify each of the Lenders of such failure and the Issuance Period shall terminate at the completion of the date on which such failure has occurred (or, if the Issuance Period has not yet commenced, it shall not commence). Notwithstanding any termination of the Issuance Period pursuant to this Section 7 or otherwise, the Borrower shall be obligated to deliver Daily Issuance Shares with respect to any Reference Date that is on or prior to the date of such termination, as set forth in any Daily Share Notice. For the avoidance of doubt, the Borrower acknowledges that a Share Issuance Closing Date may occur after the termination or expiration of the applicable Issuance Period.

8. Failure to Deliver Share Issuance Shares. If the Borrower fails on any Share Issuance Closing Date to cause the delivery of the Daily Issuance Shares required to be delivered on that date, and such failure is not cured within one (1) Trading Day following such Share Issuance Closing Date (a “Share Delivery Failure”), the Share Issuance Amount in respect to such Share Issuance Closing Date and related Issuance Period shall not be reduced in respect of such Daily Issuance Shares until such shares are actually issued and delivered, and in addition to all other rights and remedies of the Lenders and the Lenders under this Exhibit, the Agreement and the other Loan Documents, (a) the Borrower shall promptly pay to each of the Lenders, for each day that such Share Delivery Failure occurs or continues, an amount equal to five percent (5%) of the amount that would have constituted such Lender’s Credit Amount on such day had such failure not occurred (the “Failure Amount”); and (b) if any Lender is required by its broker to purchase (in an open market transaction or otherwise) or any Lender or such Lender’s brokerage firm otherwise purchases shares of Common Stock to deliver in satisfaction of a sale by such Lender of the Daily Issuance Shares which such Lender was entitled to receive on such Share Issuance Closing Date (a “Buy-In”), then the Borrower shall (1) pay in cash to such Lender the amount by which (X) such Lender’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (Y) the amount obtained by multiplying (I) the number of Daily Issuance Shares that the Borrower was required to deliver to such Lender on such Share Issuance Closing Date, times (B) the price at which the sell order giving rise to such purchase obligation was executed.

9. Borrower Reporting. The Borrower shall file with the SEC a Current Report on Form 8-K disclosing its delivery of a Share Issuance Notice, no later than 8:35 a.m., New York City time, on the first Reference Date in each Issuance Period.

Annex 1 to Exhibit 2.7 - Payment Share Provisions

[Date]

[Transfer Agent Name and Address]

Attention: [            ]

Re: Melinta Therapeutics, Inc. (the “Borrower”)

Ladies and Gentlemen:

Pursuant to Section 3 of Exhibit 2.7 (the “Exhibit”) of that certain Facility Agreement (the “Facility Agreement”), dated as of January 5, 2018, between the Borrower and the Lenders party thereto from time to time (each an “Lender” and collectively, the “Lenders”), the Borrower has delivered to the Lenders a Share Issuance Notice (as defined in the Exhibit), dated as of [•], pursuant to which the Borrower has elected to satisfy certain payment obligations under the Facility Agreement by issuing shares of Common Stock to the Lenders. Capitalized terms used but not defined herein shall have the meanings set forth in the Facility Agreement or the Exhibit, as applicable.

We are counsel for the Borrower and have been requested to furnish to you an opinion with respect to all of the shares of Common Stock of the Borrower that will be issued to the Lenders in connection the abovementioned Share Issuance Notice (the “Shares”).

As a basis for this opinion, we have received and reviewed (1) the Facility Agreement, including the Exhibit, (2) the Share Issuance Notice, (3) an officer’s certificate from the Borrower and (4) such other documents as we have deemed relevant or necessary.

On the basis of the foregoing and assuming the accuracy of the aforementioned representations of each Lender, it is our opinion that the Shares may be resold by each Lender without restriction under the Securities Act of 1933, as amended, and, accordingly, the Shares may be issued without any restrictive legend to each Lender or its designee in accordance with each such Lender’s instructions with respect to Shares delivered to such Lender.

Any questions concerning the foregoing opinion should be communicated to [•] of this firm.

Very truly yours,

[•]

[•],[•}

cc: [Lenders]